Exhibit 10.1
2008-000024
PHYSICAL HEALTH INSURANCE CONTRACT
AGREEMENT BETWEEN
Puerto Rico Health Insurance Administration (PRHIA) a public instrumentality of the Commonwealth of Puerto Rico organized pursuant to Act 72, of September 7, 1993, as amended, hereinafter referred to as the “ADMINISTRATION”, and represented by it’s Executive Director, Ms. Minerva Rivera González;
And
TRIPLE S, INC., a private corporation duly organized and authorized to do business under the laws of the Commonwealth of Puerto Rico, with Employer Social Security Number ###-##-####, hereinafter referred to as “INSURER”, and represented by its Chief Executive Director, Ms. Socorro Rivas;
Contractor Name
For the Provision fo Health Insurance

coverage to eligible population under the

Government Health Insurance Plan

TABLE OF CONTENTS

ARTICLE		Page
I	Definitions	5

II	Insurer Organizational Requirements	13

III	Eligibility and Enrollment	13

IV	Disenrollment	18

V	Right to Choose	20

VI	Secondary Payor	22

VII	Emergencies	23

VIII	Access to Benefits	25

IX	Contracts with HCO’s and All Participating Providers	31

X	Subscription Process and Identification Cards	38

XI	Summary Plan Description Booklet and Orientation Programs Marketing Provisions	40

XII	Grievance Procedure	43

XIII	Health Care Organizations	50

XIV	Guarantee of Payment	51

XV	Quality of Healthcare and Performance Program	53

XVI	Compliance and Agreement for Inspection of Record	62

XVII	Ownership of Information	64

XVIII	Information Systems and Reporting Requirements	65

XIX	Financial Requirements	73

XX	Payment of Premiums	74

XXI	Actuarial Requirements	77

XXII	Pharmacy Benefits Management (PBM)	78

ARTICLE		Page
XXIII	Benefits	81

XXIV	Third Party Liability	81

XXV	Conversion Clause	82

XXVI	Transactions with the Insurer	83

XXVII	Non-Cancellation Clause	84

XXVIII	Applicable Law	84

XXIX	Effective Date and Term	84

XXX	Conflict of Interest	84

XXXI	Income Taxes	84

XXXII	Advance Directives	85

XXXIII	Ownership and Third Party Transactions	85

XXXIV	Modification of Contract	85

XXXV	Termination of Agreement for Non-Compliance	86

XXXVI	Phase-Out Clause	87

XXXVII	Third Party Disclaimer	88

XXXVIII	Penalties and Sanctions Clauses	88

XXXIX	Procedure for Imposition of any Sanctions of for the termination of the contract	89

XL	Hold Harmless Clause	90

XLI	Center for Medicare and Medicaid Services Contract Requirements	90

XLII	Force Majeure	91

XLIII	Federal Government Approval	91

XLIV	Entire Agreement	92

XLV	Acknowledgment as to as Insurer	92
Appendix A, B & C

WITNESSETH
In consideration of the mutual covenants and agreements hereinafter set forth, the parties, their executive representatives and successors, agree as follows:
FIRST: The ADMINISTRATION has the responsibility to negotiate contracts with Managed Care Organizations (INSURER) or insurance companies to provide health insurance coverage to eligible population as certified by Medicaid Program (MAP) under the Government Health Insurance Plan (GHIP) administered by the PRHIA and other beneficiaries that meet the requirements of Section 7029 of the law, supra.
SECOND: In February 2005, the Governor of Puerto Rico, Hon. Aníbal Acevedo Vilá, established a special commission (Puerto Rico Health System Evaluation Commission) to review the Health System and submit recommendations for its improvement in the provision of services of health care and its financing. Subsequent to the commission’s evaluation the Department of Health create a task force to review the findings.
THIRD: The Board of Directors of the ADMINISTRATION, after a complete analysis of the recommendation of the special commission, and according to the final budget approved by Office of Budget and Management Services know in Spanish by its acronym as OGP, decided the following:
a)	Implement an Integrated Regional Service Model in the Metro-North Region effective on November 1st, 2006.

b)	Define the health services coverage for the population in accordance with their health needs; determine eligibility type and income level.

c)	Modification of coverage and contract.
FOURTH: The Insurer agree to enter into this contract and acknowledge the Administration authority to replicate, on any Region; the “Integrated Regional Services Model“ being implemented in the Metro-North Region. Such modification will be the result of either an RFP or an amendment to the contract with current region insurers. The ADMINISTRATION also reserves the right to modify the rebate distribution arrangement, if it deems necessary.
FIFTH: The benefits to be provided by the Insurer are in strict compliance with Law 72 of September 7, 1993, as amended, the State Plan and Medicaid Manage Care Regulation, 42 CFR 438.1 & S.S.; and the terms and conditions contained in Appendix A, B & C of this contract.
SIXTH: This contract substitutes and supersedes the previous agreements between the parties.
HENCEFORTH: The Contract read as follows:

TERMS AND CONDITIONS
ARTICLE I
DEFINITIONS
ACCESS: Adequate availability of all necessary health care services included in the plan being contracted to fulfill the needs of the beneficiaries of the program.
ACTION: Shall mean (1) the denial or limited authorization of a requested service, including the type or level of service; (2) the reduction, suspension, or termination of a previously authorized service; (3) the denial, in whole or in part, of payment for a service; (4) the failure to provide services within the timeframes established by this Contract or ADMINISTRATION’s directives. The parties agree that this definition is triggered whenever any of those actions actually limited in whole, or in part, the access to medical services or the level of services received by an enrollee; and enrollee itself is required to make payment for a medical service.
ADMINISTRATION: Puerto Rico Health Insurance Administration.
ADVANCE DIRECTIVES: Shall mean a written instruction, such as a living will or durable power of attorney for health care, recognized under Law No. 160 of November 17, 2001 of the Commonwealth of Puerto Rico, relating to the provision of health care when the individual is under a persistent, vegetative state as defined in Law No. 160 of November 17, 2001; or is affected by a terminal and irreversible health condition which has been medically diagnosed, and according to illustrated medical judgment, will result in the patient’s death within a term not longer than six (6) months.
ANCILLARY SERVICES (Ancillary Charges): Supplemental services, including, but not limited to, laboratory; radiology; physical therapy; and inhalation therapy; which are provided in conjunction with medical or hospital care.
APPEAL: Shall mean the request for a review of an action.
ASSMCA — Mental Health and Substance Abuse Administration: Spanish acronym for the Puerto Rico Mental Health and Substance Abuse Administration, the state agency created by Law No. 67, of August 7, 1993 that has been delegated the responsibility for the planning, establishment of mental and substance abuse policies and procedures, the coordination, development and monitoring of all mental health and substance abuse services rendered to enrollees under the ADMINISTRATION’S program.
BENEFICIARY: An individual certified as eligible to receive Medicaid, or a person eligible under other categories of eligibility pursuant to Law No. 72 of September 7, 1993, as amended, to receive the GHIP benefits, not yet enrolled by the ADMINISTRATION contracted INSURER.
BUSINESS TRANSACTIONS: Shall mean any sales, exchange or lease of any property between the INSURER and a party in interest; any lending of money or other extension of credit, any furnishing for consideration of goods, services (including, but not limited to, management services between INSURER and a party of interest).
CAPITATION: That portion of the premium paid to the INSURER which is disbursed to the HCO in payment for all the benefits provided under the Basic Coverage to the beneficiaries who have selected said HCO, as hereinafter defined.

CMS: Acronym for the Centers for Medicare and Medicaid Services.
CO-INSURANCE: The payment made by a beneficiary of percentage of the cost for covered services.
CO-PAYMENT/COPAY: A cost-sharing technique whereby a beneficiary pays a specified amount of money directly to a provider at the time service is rendered. Usually is a fixed amount.
COST- SHARING: The cost for medical care paid by a beneficiary; like co-payment, coinsurance or deductible.
COLD CALL MARKETING: Means any unsolicited personal contact by the INSURER and PIHP with a potential enrollee for the purpose of marketing.
COMMONWEALTH: Shall mean the Commonwealth of Puerto Rico.
COMPREHENSIVE RISK CONTRACT: A risk contract that covers comprehensive services, that is, inpatient hospital services and any of the following services, or any three or more of the following services: 1) Outpatient hospital services; 2) Rural health clinic services; 3) FQHC services; 4) Other laboratory and X-ray services; 5) Nursing facility (NF) services; 6) Early and periodic screening, diagnosis, and treatment (EPSDT) services; 7) Family planning services; 8) Physician services; 9) Home health services.
CONTRACT: The present contractual relationship between the ADMINISTRATION and the INSURER.
CONTRACT TERM: The term of effectiveness of this agreement or any prospective extension as amended.
DEDUCTIBLE: A fixed amount that the beneficiary has to pay before the health insurance plan begins to pay the services to provider, as part of the cost of receiving a health care service.
DEPARTMENT: Department of Health of the Commonwealth of Puerto Rico.
DIRECT PROVIDER ORGANIZATION: An HCO or entity, or any other medical services, contracted by the ADMINISTRATION to administer the basic coverage, under the Model for Direct Contract with Provider.
ELECTIVE SURGERY: A surgical procedure that, even though medically necessary and prescribed by a physician, does not need to be performed immediately because no imminent risk to life, permanent damage of a vital organ or permanent impairment is present, and which therefore can be scheduled.
EMERGENCY MEDICAL CONDITION: (Prudent Layperson Standard) Shall mean a medical condition manifesting itself by acute symptoms of sufficient severity that a prudent layperson, who possesses an average knowledge of health and medicine could reasonably expect the absence of immediate medical attention to result in (i) placing the health of the individual (or with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy;(ii) serious impairment to bodily functions, or (iii) serious dysfunction of any bodily organ or part.

EMERGENCY SERVICES: Shall mean inpatient and outpatient covered services furnished by a provider qualified to furnish these services and needed to evaluate or stabilize an emergency medical condition.
EMPLOYER CONTRIBUTION: Payment made by the Treasury Department and other instrumentalities of the Government of the Commonwealth of Puerto Rico for active or retired public employee’s GHIP premiums.
ENCOUNTER: Is a face-to-face visit between a clinic patient and any health professional whose services are reimbursed either by a capitated or a fee for services financial arrangement. Encounters with more than one health professional, and multiple encounters with the same health professional, that take place on the same day and at a single location constitute a single visit, except when the patient, after the first encounter, suffers illness or injury requiring additional diagnosis or treatment.
ENROLLEE: Shall mean any person that under Law No. 72 of September 7, 1993, as amended, is deemed eligible to receive medical services and has completed the enrollment process, as further described in this Contract.
ENTITY: Any organization with its own legal status, organized or authorized to do business under the law of Puerto Rico.
FAMILY CONTRACT: The benefits provided to the following eligible beneficiaries; 1) principal subscriber; and 2) his or her spouse (legally married or common law); and 3) his or her children (legally, adopted, foster or step children) under 21 years old that depend on the principal subscriber for subsistence; and 4) individuals under 21 years of age who have no children and live in common law with one of the eligible children in the same household; and 5) his or her dependents, of any age, who are blind or permanently disabled and live in the same household. Female beneficiaries (except spouse) covered under family contract who become pregnant shall constitute a separate subscriber under an individual contract as of the first day of the month the pregnancy is diagnosed and reported to the INSURER.
GHIP: GOVERNMENTAL HEALTH INSURANCE PLAN
GRIEVANCE: Shall mean the expression of dissatisfaction about any matter, other than an action. Possible subject for grievances include, but are not limited to, the quality of care or services provided, and aspects of interpersonal relationships such as rudeness of a provider or employee, or failure to respect enrollee’s rights.
GROUP OF PRIMARY PROVIDERS: A profit or non-profit entity which groups or associates primary care providers.
HEALTH AREA/REGION: A group of Municipalities, as defined by the Administration, in which an INSURER provide the medical services under this agreement.
HEALTH BENEFIT COVERAGE: All benefits for the beneficiaries included under GHIP.
HEALTH CARE ORGANIZATION / HCO: A health care entity supported by a network of providers and which is based on a managed care system and accessed through a primary care physician (PCP). Said entity has contracted with the insurer to provide, in adequate facilities, the benefits provided for within the Basic Coverage or the Basic and Special Coverage of the health insurance contract. For the purpose of this contract the HCO will be identified by its descriptive name such as Primary Care Center, Physician Hospital Organization (PHO), Independent Practice Association (IPA), Primary Provider Group (PPG), or any other model. The INSURER is responsible for the availability of all necessary providers to cover both the basic and the special coverage.
HEALTH CARE PROFESSIONAL: Shall mean a licensed physician or any of the following licensed health professionals: a podiatrist, optometrist, psychologist, psychiatrist, dentist, physician assistant, physical or occupational therapist, therapist assistant, speech language pathologist, audiologist, registered or practical nurse (including nurse practitioner, clinical nurse specialist, certified registered nurse), licensed certified social worker, registered respiratory therapist and respiratory therapy technician.
HEALTH FACILITIES: All entities regulated by Law Number 101 of July 20, 1979, as amended.
HEALTH SERVICES ORGANIZATION: Groups of primary physicians, medical support groups and primary providers who meet the contracting requirements established by the Administration to offer health services through the coordinate care model.
HEALTH SERVICES PROVIDERS: Shall consist of primary physicians, support physicians, primary services, primary providers and health service organizations.
HIPAA: The Health Insurance Portability and Accountability Act is federal legislation (Public law 104-191) approved by Congress in August 21,1996 regulating the continuity and portability of health plans, mandating the adoption and implementation of administrative simplification standards to prevent, fraud, abuse, improve health plan overall operations and guarantee the privacy and confidentiality of individually identifiable health information, among others requirements.
INDIVIDUAL CONTRACT: The benefits provided to eligible subscribers that are: 1) children, adolescents and unmarried single adults without minor dependents; or 2) married adults whose spouse and/or dependents are not eligible for coverage under this program; or 3) Female beneficiaries (except spouse) covered under family contract who become pregnant as of the first day of the month the pregnancy is diagnosed and reported to the INSURER.
INDIVIDUAL PRACTICE ASSOCIATION (IPA): A managed care delivery model in which the INSURER contracts with a physician organization which, in turn, contracts with individual physicians. The IPA physicians practice in their own offices and continue to see their fee-for-service patients. This type of system combines prepayment with the traditional means of delivering health care, a physician office/private practice. For the purpose of this contract, an IPA will be considered a Health Care Organization (HCO).
INSURER: A private entity authorized by the Insurance Commissioner Office of Puerto Rico which meets the definition of a managed care organization or (INSURER), according to the previously known as a state defined HMO as applicable, has a comprehensive risk contract primarily for the purpose of providing health care services meets the advance directives requirements, making the services it provides accessible (in terms of timeliness, amount, duration and scope) as those services are to other non-Medicaid recipients within the Area/Region served by the entity and meets the solvency standards under the law as a state licensed risk-bearing entity.
LAW NO. 72: Shall mean the organic law of the Commonwealth of Puerto Rico approved on September 7, 1993, as amended, which created the Puerto Rico Health Insurance Administration.

Law 105: Shall mean the statute amending Law 72, approved on July 19, 2002 empowering and authorizing the ADMINISTRATION to enter into contracts with DCO for the provision of health care services to eligible beneficiaries.
MANAGED BEHAVIORAL HEALTH ORGANIZATION (MBHO): The organization under contract with the ADMINISTRATION to provide mental health and substance abuse services.
MANAGED CARE ORGANIZATION (INSURER): An entity that qualify for a comprehensive risk contract, and that is – 1) A Federally qualified HMO that meets the advance directives requirements or 2) Any public or private entity that meets the advance directives requirements and is determined to also meet the following conditions: (i) Makes the services it provides to its Medicaid enrollees as accessible (in terms of timeliness, amount, duration, and scope) as those services are to other Medicaid recipients within the area served by the entity; and (ii) Meets the solvency standards of 42 CFR 438.116.
MARKETING: Shall mean any communication, from an INSURER or PIHP to a Medicaid recipient who is not enrolled in that entity that can reasonably be interpreted as intended to influence the recipient to enroll in that particular INSURER’s or PIHP’s.
MARKETING MATERIALS: Shall mean materials that are produced by any means, by or on behalf of an INSURER that can reasonably be interpreted as intended to market to potential enrollees.
MEDICARE: Federal health insurance program for people 65 or older, people of any age with permanent kidney failure, and certain disabled people according to Title XVIII of the Social Security Act. Medicare has two parts: Part A and Part B. Part A is the hospital insurance that includes inpatient hospital care and certain follow up care. Part B is medical insurance that includes doctor services and many other medical services and items. A Medicare recipient is a person who has either Part A or Part A and B insurance.
MEDICARE BENEFICIARY: Any person who is a Medicare recipient of Part A or Part A and B and complies with the definition of beneficiary.
MENTAL HEALTH FACILITIES: Any premises (a) owned, leased, used or operated directly or indirectly by or for the Managed Behavioral Health Organization (MBHO) or its affiliates for purposes related to this Agreement; or (b) maintained by a subcontractor or provider to provide mental health services on behalf of the Managed Behavioral Health Organization.
MENTAL HEALTH CARVE-OUT: Specified health care services provided by professionals, including, but not limited to, psychiatrists, behavioral, and substance abuse professionals and covered under the Puerto Rico Health Insurance Plan, such services being provided through a contract between MBHO and that entity.
NON-PARTICIPATING PROVIDER: Shall mean all health care service providers that do not have a contract in effect with the INSURER.
PARTICIPATING PHYSICIAN: Shall mean a doctor of medicine that is legally authorized to practice medicine and surgery within the Commonwealth of Puerto Rico and has a contract in effect with the INSURER.
PARTICIPATING PROVIDER: Shall mean all health care service providers that have a contract in effect with the INSURER.

PARTY OF INTEREST: Shall mean (1) Any director, officer, partner, agent or employee of INSURER or HCO responsible for managing, administering or otherwise represent INSURER or HCO; any person who is directly or indirectly the beneficial owner of more than 5% of the equity of INSURER or HCO’s assets; any person who is beneficial owner of a mortgage, deed of trust, note, or other secured interest, and valuing more than 5% of the INSURER of HCO’s assets; or in the case of an HCO organized as a non-profit corporation, an incorporator or member of such corporation under Commonwealth of Puerto Rico law; (2) Any organization, in which a person described in subpart one (1) of this definition is a director, officer or partner; has a direct or indirect beneficial interest of more than 5% of the equity of INSURER or HCO’s assets; or has a mortgage, deed of trust, note, or other interest valuing more than 5% of the assets of INSURER or HCO; (3) Any person directly or indirectly controlling, controlled by, or under common control with the INSURER or HCO; or (4) Any spouse, child, or parent of an individual described under the above sections 1, 2 and 3.
PERSON WITH AN OWNERSHIP OR CONTROL INTEREST: Shall mean a party of interest, as defined herein.
PERSONAL CONTRIBUTION: Portion of the cost of the premium paid by the beneficiary.
PHARMACY BENEFITS MANAGER (PBM): Shall mean the private entity contracted by the ADMINISTRATION under the GHIP to function as their pharmaceutical benefit manager responsible, for claims processing, drug utilization review, disease management, and beneficiary/customer information services for pharmaceutical benefits provided by the basic, special and mental health coverage of the GHIP.
PHYSICIAN-HOSPITAL ORGANIZATION (PHO): Shall mean a domestic corporation duly organized and in good standing under the laws of the Commonwealth of Puerto Rico, which meets the definition of a managed care organization (INSURER); is authorized under Law No. 72 to enter into contracts with the ADMINISTRATION; has a comprehensive, risk-contract for the purpose of providing health care services, making the services it provides as accessible (in terms of timeliness, amount, duration and scope) as those services for other non-Medicaid recipients within the Health Area/Region served by the entity.
PHYSICIAN INCENTIVE PLAN: Any compensation arrangements between INSURER and physician or physician groups that may directly or indirectly have the effect of reducing or limiting services furnished to Medicaid recipients enrolled with the insurer.
POSTSTABILIZATION CARE SERVICES: Shall mean covered services related to an emergency medical condition, provided after an enrollee is stabilized in order to maintain a stabilized condition to improve or resolve the enrollee’s condition.
POTENTIAL ENROLLEE: A Medicaid eligible, or a person eligible under other category of eligibility pursuant to Law No. 72 to receive the health insurance benefits provided herein, whose eligibility has been certified by the Medicaid Office of the Commonwealth’s Department of Health, but has not yet enrolled with an INSURER or MBHO. It is understood that a potential enrollee, which is the same as a potential beneficiary, becomes so as of the date specified in the Administration’s notification to the INSURER.
PRE-AUTHORIZATION: A written authorization of the insurer to the beneficiary granting authorization to obtain a benefit. The beneficiary shall be responsible for obtaining such pre-authorization from the insurer in order to obtain the benefits it requires. Failure to obtain the pre-

authorization when required shall prevent the beneficiary from obtaining the benefit, and the granting of the preauthorization binds the issuer to pay the service thus authorized.
PREMIUM: The monthly amount that the ADMINISTRATION agrees to pay to the INSURER as a result of having assumed the financial risk for providing the benefits to the beneficiaries covered. Method of payment is referred to hereunder as per member per month (PMPM).
PRICO: Acronym for the Puerto Rico Insurance Commissioner’s Office, the state agency responsible for regulating, monitoring, and licensing insurance business in Puerto Rico.
PRIMARY CARE PHYSICIAN (PCP): A doctor of medicine legally authorized to practice medicine and surgery within the Commonwealth of Puerto Rico, who initially evaluates and provides treatment to beneficiaries. He/she is responsible for determining the services required by the beneficiaries, provides continuity of care, and refers the beneficiaries to specialized services if deemed medically necessary. Primary physicians will be considered those professionals accepted as such in the local and federal jurisdictions. The following are considered primary care physicians: Pediatricians, Obstetrician/Gynecologist, Family Physicians, Internists and General Practitioners. Each female beneficiary with a pregnancy factor has to select an obstetrician-gynecologist as her primary care physician. Once the pregnant woman completes her maternity care period, she will be allowed to continue with her primary care physician.
PRIMARY MEDICAL GROUP: Profit or non-profit entity that groups or associates primary physicians.
PRIMARY PROVIDERS: Shall consist of participating purveyors that are clinical laboratories, radiology facilities pharmacies and hospitals, without including emergency rooms.
PROVIDER: An individual or entity that is authorized under the laws of the Commonwealth of Puerto Rico to provide health care services.
QUALITY IMPROVEMENT (QI): The ongoing process of responding to data gathered through quality monitoring efforts, in such a way as to improve the quality of health care delivered to individuals. This process necessarily involves follow-up studies of the measures taken to effect change in order to demonstrate that the desired change has occurred.
REFERRAL: Written authorization issued by the selected primary physician that allows the beneficiary to receive a service from another participating provider within a specific period of time.
RISK CONTRACT: A contract under which the contractor: 1) assume risk for the cost of the services covered under the contract; and 2) incurs loss if the cost of furnishing the service exceeds the payments under the contract.
SECOND MEDICAL OPINION: A consultation with a peer requested by the beneficiary, the HCO, a Participating Physician or the INSURER to assess the appropriateness of a previous recommendation for surgery or medical treatment pursuant to the Medicaid Managed Care Regulations and this contract.
SECONDARY or SPECIALTY PHYSICIAN: A physician, including but not limited to, such as a dermatologist, urologist or cardiologist, who provides professional services on a referral from a Primary Care Provider
SERVICE AUTHORIZATION REQUEST: Shall mean an enrollee’s request for the provision of a service.

SUPPORT PARTICIPATING PHYSICIANS: Doctors of Medicine legally authorized to practice medicine and surgery within Puerto Rico who are needed to complement and provide support services to the Primary Care Physicians and who have a contract with the INSURER to provide said services. A referral from the PCP is necessary.
The participating professional, providers who provides complementary and support services to primary physicians. In order to obtain these benefits, the beneficiary must be referred by the primary physician. The following are considered to be supporting physicians: cardiologists, endocrinologists, neurologists, psychiatrists, ophthalmologists, radiologists, nephrologists, physiotherapists, orthopedists, general surgeons and other physicians not included in the definition of primary physician.
SUPPORT PARTICIPATING PROVIDERS: Health care service providers who are needed to complement and provide support services to the Primary Care Physicians and who have a contract with the INSURER to provide said services. A referral from the gatekeeper is necessary. The following will be considered support participating providers, among others: Pharmacies, Hospitals, Health Related Professionals, Clinical Laboratories, Radiological Facilities, Podiatrists, Optometrists, and all those participating providers that may be needed to provide services under the basic and special coverage considering the specific health problems of the Area/Region.
TPA: Shall mean the acronym for Third-Party Administrator; private entity contracted for the provision of administrative and infrastructure support services related to utilization management, claims processing and providers network.
UTILIZATION MANAGEMENT (UM): The process of evaluating necessity, appropriateness and efficiency of healthcare services through the revision of information about hospital, service or procedure from patients and/or providers to determine whether it meets established guidelines and criteria approved by the INSURER.
ARTICLE II
INSURER ORGANIZATIONAL REQUIREMENTS
1.	INSURER must maintain the organizational and administrative capacity and capabilities to carry out all duties and responsibilities under this contract in a manner consistent with manage care regulations.

2.	INSURER must maintain assigned staff with the knowledge, capacity and capability to provide all services to all Beneficiaries under this contract.

3.	INSURER must provide training and development programs to all assigned staff to ensure they know and understand Manage Care Policies, the service requirements under this contract including the reporting requirements, the policies and procedures, cultural and linguistic requirements and the scope of services to be provided.

4.	INSURER must maintain an administrative office in the service area (local office). The local office must comply with the American with Disabilities Act (ADA) requirements for public buildings.

5.	INSURER must notify THE ADMINISTRATION immediately (within fifteen (15) working days) of any change in regional or office managers. This information must be updated whenever there is a significant change in organizational structure or personnel.

6.	INSURER must have the administrative and management arrangements or procedures and a mandatory compliance plan, that are designed to guard against fraud and abuse. The INSURER arrangements must include written policies, procedures and standards of conduct articulating the organization commitment to compliance with state and federal law and regulations on program integrity requirements as set forth section 42 CFR 438.608(a) and (b) to guard against fraud and abuse.
ARTICLE III
ELIGIBILITY AND ENROLLMENT
A.	Eligibility: Process whereby an individual is determined to be eligible for health care coverage provided by the GHIP through the requirements establish by the Medicaid office and Law No. 72 of September 7, 1993, as amended.
1.	Eligibility shall be determined according to Article VI, Section 3 of Law 72 of September 7, 1993, as amended and the federal laws and regulations governing eligibility requirements for the Medicaid Program.

2.	The INSURER shall provide coverage for all the eligible beneficiaries as provided in this contract.

3.	The ADMINISTRATION shall notify INSURER, on a daily basis, the number of potential enrollees who have become eligible, as well as those who have ceased to be eligible.

4.	The INSURER, PCP or HCO will provide orientation to the newly mother- beneficiary or to other legal guardian of the newborn, as soon as reasonably practicable, to go to INSURER’s office with the necessary documentation to receive a manual certification from the INSURER for the newborn. Upon written request of the ADMINISTRATION, the INSURER shall provide written evidence of all newborn deliveries in its Health Region/Area and the corresponding orientation certifications.

5.	The INSURER, PCP or HCO will make every effort to make the beneficiary go to the Department of Health Medicaid Office to register the newborn within the ninety (90) days of his/her date of birth. It should be emphasized to the beneficiary that failure to register the newborn within that period will cause the newborn to loose coverage. After the 90 days period, the INSURER will not be paid premiums if the newborn is not enrolled.

6.	In the case in which a newborn dies before being registered at the Medicaid Office, the INSURER must provide ASES with proof of the birth and of the death of the newborn. ASES will then pay premiums for the period from the birth of the newborn until his death.

7.	In the case in which the family unit ceases to be eligible before the newborn is registered at the Medicaid Office, the INSURER must provide ASES with proof of the birth of the newborn. ASES will then pay premiums from the date of birth of the newborn until the termination of eligibility of the family.
B.	Enrollment Process: Is the process by which a eligible beneficiary becomes a member of the GHIP. INSURER shall be responsible to guarantee the following:
1.	The INSURER guarantees that it shall maintain adequate services in its Health Area/Region, and shall ensure prompt and voluntary enrollment of all potential enrollees, on a daily basis and in the order in which they apply without restriction or CMS’s up to the limits set under the contract. INSURER shall maintain sufficient facilities within its Health Area/Region. The subscriber shall be responsible for visiting the designated facility in order to complete all requirements towards enrollment. INSURER shall be responsible for issuing the official health insurance plan identification card(s) on the same day that the potential enrollee completes the enrollment requirements. Initial orientation and enrollment shall be conducted pursuant to the Instructions to Guidelines for the Subscription Card Substitution and Orientation Process for Government Health Insurance Plan Beneficiaries.

2.	INSURER shall be responsible to provide potential enrollees with specific information allowing for the prompt, voluntary and reliable enrollment of all eligible individuals. INSURER shall guarantee the maintenance, functionality, and reliability of all necessary systems to allow enrollment or disenrollment of enrollees.

3.	The INSURER shall not discriminate against any individual eligible to enroll on the basis of race, color, or national origin and will not use any policy or practice that has the effect of discriminating on the basis of race, color or national origin.

4.	An individual becomes a potential enrollee eligible for enrollment as of the date specified in the ADMINISTRATION’s notification to the INSURER.

The INSURER agrees to maintain active enrollment for those potential enrollees notified to INSURER by the ADMINISTRATION who completed the enrollment process. Notification of potential enrollees will be made through electronic transmissions or machine readable media. The ADMINISTRATION will forward this data to INSURER in the format agreed to by both parties in accordance with the Daily Update/Carrier Eligibility File Format.

5.	Coverage under the plan shall begin the day that the enrollment process has been completed. The INSURER will guarantee that it will be ready to notify the ADMINISTRATION of all new enrollees through electronic or magnetic media on a daily basis upon the Administration’s request. This notification will include all new beneficiaries as of the day before the notification is issued and will be sent to the ADMINISTRATION no later than the following working day after the enrollment process has been completed. Premiums shall be paid on a pro-rata basis as of the date that the enrollment process was completed and the official identification card has been issued, to the end of the month, as specified in the INSURER’s notification to the ADMINISTRATION. Premium payments, if applicable, for newborn of beneficiaries will accrue as of the date of birth of the child, in the event that the enrollment process of said new beneficiary is completed. Premium payments shall be paid retroactively to the INSURER upon proof of enrollment of the newborn and copy of the newborn’s birth certificate; provided, however, that the INSURER will be required to pay the providers and the ADMINISTRATION shall make payments to INSURER retroactively for the services rendered to an unenrolled newborn during ninety (90) days from the date of birth; or up to the date of death of the newborn within said ninety-day period; or until the date the newborn looses eligibility within said ninety-day period; whichever occurs first.

6.	In the event that a female beneficiary, included as a dependent in a family group, other than as the spouse, becomes pregnant, that beneficiary will be transferred to a new family and become the head of household of the new family. The effective date of the new family will be the date of the first diagnosis of the pregnancy.

Such beneficiary has the right to all the services under maternity coverage.

At the time of being diagnosed as pregnant, the physicians, the HCO and/or the INSURER are required to provide orientation to the beneficiary towards certifying with the Department of Health Medicaid Office and to present herself at the INSURER to have a membership card issued.

7.	The INSURER agrees to notify the ADMINISTRATION immediately of any change in the place of residence of the subscriber, insofar as the subscriber makes the change known to the INSURER. Address changes will be forwarded through electronic and/or machine-readable media.

8.	In case that an individual has been certified by the Department of Health’s Medicaid Office as eligible to receive the services contracted herein, but has not completed the enrollment process; and the individual or its dependents, if applicable, needs emergency services, such services shall be provided as if the individual was already enrolled. Upon a written statement by the Department of Health’s Medicaid Office to the ADMINISTRATION certifying such individual as a potential enrollee, the latter shall also verify whether the individual that accessed emergency services was a potential enrollee. The ADMINISTRATION shall notify INSURER in writing the results of the verification process and if the individual was eligible to receive the benefits provided herein, such individual shall be deemed an enrollee for purposes of payments under the emergencies article of this Contract and INSURER shall upon receipt of said notification, make arrangements for the issuance of the identification card. The corresponding premium shall be paid to INSURER on a pro-rata basis from the moment that service to treat the emergency medical condition were provided or the identification card was issued, whichever occurred first. For the purposes described, the enrollment process is the process that commences at the time that the ADMINISTRATION notifies INSURER of the potential enrollee had accessed emergency services, and results in a letter to said beneficiary establishing the date and location for the completion of the enrollment documents and selection of the HCO. Said process ends when the beneficiary has selected an HCO from those available in the Health Area/Region and has received an identification card.

In such cases, payments should be made in accordance with the Normative Letter of the ADMINISTRATION #04-0706 and #04-0706A.

Nothing provided in this section is intended to affect a provider’s obligation to screen and stabilize an individual arriving at its facilities for emergency treatment as defined by EMTALA and the applicable Commonwealth laws.

9.	The INSURER hereby commits to comply with the electronic transactions, security and privacy requirements of the HIPAA regulations as provided in 45CFR 160 and 142 et seg. within the implementation dates set forth therein or by subsequent regulations schedule.

10.	Coverage of benefits shall end, and premiums shall be paid until the date the enrollee is no longer qualified for benefits under Medicaid or Law No. 72. Disenrollment will be effective exclusively by a notification issued by the ADMINISTRATION. In the event of disenrollment on the last day of the month of coverage while the enrollee is under inpatient status at a hospital, and the individual continues such inpatient status during the month following the enrollee’s disenrollment, the ADMINISTRATION will cover the payment of the services through the INSURER’s premium for that following month. However, if the enrollee remains hospitalized in subsequent months, the conversion clause of this Contract will be automatically triggered.

11.	The INSURER agrees to maintain an Enrollment Data Base which: include each potential and actual enrollees; and contains the information technically defined in the (Carrier Billing File/Carrier Eligibility File) formats for each potential and actual enrollee.

12.	INSURER shall secure any authorization required from enrollees under the laws of the Commonwealth of Puerto Rico to allow the U.S. Department of Health and Human Services, the ADMINISTRATION and/or their designees to review their medical records, in order to evaluate determine quality, appropriateness, timeliness and cost of services performed under this Contract.

13.	Any individually identifiable health information of potential or actual enrollees held or disclosed in any form or medium to and by INSURER, shall be confidential and shall be used and disclosed by INSURER, HCO and/or its participating providers, all covered entities under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), only for purposes directly connected with performance of all obligations contained in this Contract and in strict compliance with HIPAA’s privacy and security requirements, and any other applicable laws of the Commonwealth of Puerto Rico. Medical records and management information data necessary to provide medical care and quality, peer’s or enrollee’s grievance review of such medical care, and other treatment, payment and health care operations functions under this contract concerning any enrollee, shall be confidential and shall be disclosed within and outside the INSURER’s organization, in accordance with HIPAA, Medicaid regulations and any other applicable laws of the Commonwealth of Puerto Rico.

The confidentiality provisions herein contained shall survive the termination of this contract and shall bind the INSURER, its HCO’s and the INSURER’s participating providers as long as they maintain any protected health information relating to beneficiaries, as such term is defined by 45 CFR Parts 160 and 164.

INSURER represents to the ADMINISTRATION that it has adopted, implemented and shall maintain the necessary physical, administrative and technical policies and procedures to safeguard the privacy, integrity and security of all protected health information related to this contract, as such term is defined under HIPAA, and fulfill all the administrative requirements of HIPAA.

Disclosure of individually identifiable health information to any business associate as defined in 45 CFR 164.504(e) of the HIPAA regulations by the INSURER shall be subject to the legal obligations set forth therein.
ELIGIBILITY FOR MEDICARE BENEFICIARIES
1.	The INSURER shall inform beneficiaries, who are also Medicare recipients with Part A or Part A and B, at the time of enrollment that if they choose to become beneficiaries under the contracted health insurance, the benefits provided under said contract will be accessed exclusively through the primary care physician. In this situation:
a)	bad debt reimbursement, as a result of non-payment of deductibles and/or co-insurance, for covered Part A services and Part B services provided in hospital setting, other than physician services;

b)	payment for covered Part A services;

c)	payment for Part B outpatient services provided in a hospital setting; and

d)	all covered Part B services, will continue to be recognized as a covered reimbursable Medicare Program cost. Medicare beneficiaries with either Part A or Part A and B can choose to access their Part A or Part B services from the Medicare’s providers list except that in this case the INSURER will not cover the payment of any benefits provided through this contract.
2.	The INSURER represents that neither the capitated amount paid to each HCO nor the fee for service amount paid to all providers includes payment for services covered under the Medicare Federal Program. The primary care physicians, the participating providers or any other physician contracted on a salary basis cannot receive duplicate payments for those beneficiaries that have Medicare Part A or Part B coverage. The INSURER further represents that it will audit and review its billing data to avoid duplicate payment with the Medicare Program. The INSURER shall report its findings to the ADMINISTRATION on a quarterly basis. The ADMINISTRATION will audit and review Medicare billing data for Part A or Part B payment for beneficiaries eligible to said Federal Program.

3.	Co-insurance and deductible for Part B services provided on an outpatient basis to hospital clinics, other than physician services, will be considered as a covered bad debt reimbursement item under the Medicare program cost. In this instance, the INSURER will pay for the co-insurance and deductibles related to the physician services provided as a Part B service through the amount paid to the HCO, when services are accessed through the primary care physician.
ARTICLE IV
DISENROLLMENT
Disenrollment: The disenrollment process occurs when the benefits of a beneficiary of the Government Health Insurance Plan (GHIP) end, for any of the following circumstances and according to the procedures mention below:
DISENROLLMENT REQUESTED BY INSURER:

The beneficiary ceases to be eligible as of the disenrollment date specified in the ADMINISTRATION’s notification to the INSURER. If the ADMINISTRATION notifies the INSURER that the beneficiary ceased to be eligible on or before the last working day of the month in which eligibility ceases, the disenrollment will be effective on the first day of the following month. Disenrollment will be effective exclusively by a notification issued by the ADMINISTRATION.
If following disenrollment a beneficiary’s contract is reinstated and the beneficiary is re-enrolled on the same month of disenrollment, the contract will be reinstated as of the date of re-enrollment.
The INSURER may not request disenrollment because of an adverse change in the enrrollee’s health status, or because of the enrollee’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs (except when his or her continued enrollment in the INSURER or PIHP, seriously impairs the entity’s ability to furnish services to either this particular enrollee or other enrollees).
The INSURER has a limited right to request a beneficiary be disenrolled from INSURER without the beneficiary’s consent. THE ADMINISTRATION must approve any INSURER request for disenrolling a beneficiary for cause.
Disenrollment of a beneficiary may be permitted under the following circumstances:
(a)	Beneficiary misuses or loans his/her membership card to another person to obtain services.

(b)	Beneficiary is disruptive, unruly, threatening or uncooperative to the extent that beneficiary’s membership seriously impairs INSURER’s or provider’s ability to provide services to beneficiaries or to obtain new beneficiaries, and beneficiary’s behavior is not caused by a physical or other mental health condition
The INSURER must take reasonable measures to improve a beneficiary’s behavior prior to requesting disenrollment and must notify beneficiary of its intent to disenroll. Reasonable measure may include providing education and counseling regarding the offensive acts or behavior.
INSURER must notify the beneficiary of the INSURER’s decision to disenroll after reasonable measures have failed to remedy the problem.
If the beneficiary disagrees with the decision to disenroll the beneficiary from INSURER, the beneficiary must be notified of the availability of the Complaints and Grievances Procedure and the ADMINISTRATION’s fair hearing process, as provided by Law 72 of September 7, 1993, as amended.
DISENROLLMENT REQUESTED BY ENROLLEE;
The enrollee may request disenrollment as follows:
•	For cause, at any time,

1)	Cause for disenrollment. The following are cause for disenrollment:
(a)	The enrollee moves out of the INSURER or PIHP’s service area.

(b)	The plan does not, because of moral or religious objections, cover the services the enrollee seeks.

(c)	Other reasons, including but not limited to, poor quality of care, lack of access to services covered under the contract, or lack of access to providers experienced in dealing with the enrollee’s health care needs.
•	Without cause, at the following times:

1.	During the 90 days following the date of the recipient’s initial enrollment with the INSURER or PIHP.

2.	At least once every 12 months thereafter.

3.	When the State imposes the intermediate sanction specified in 42 CFR §438.702(a)(3).
PROCEDURES FOR DISENROLLMENT – (1) Request for disenrollment. The enrollee must submit an oral or written request –
•	To the ADMINISTRATION; OR

•	To the INSURER process disenrollment requests.
1)	INSURER action on request. The INSURER may either approve a request for disenrollment or refer the request to the ADMINISTRATION.
(a)	If the INSURER or the ADMINISTRATION (whichever is responsible) fails to make a disenrollment determination so that the enrollee can be disenrolled within the timeframes in this article, the disenrollment is considered approved.
2)	ADMINISTRATION action on request. For a request received directly from the enrollee, or one referred by the INSURER or PIHP, the ADMINISTRATION must take action to approve or disapprove the request based on the following:
•	Reasons cited in the request.

•	Information provided by the INSURER at the ADMINISTRATION request.

•	Any of the reason specified in this Article.
3)	Use of the INSURER grievance procedures. The ADMINISTRATION may require that the enrollee seek redress through the INSURER, grievance system before making a determination on the enrollee’s request.
•	The grievance process, must be completed in time to permit the disenrollment (if approved) to be effective in accordance with the timeframe specified in this article.

•	If, as a result of the grievance process, the INSURER approves the disenrollment, the ADMINISTRATION is not required to make a determination.
4)	Timeframe for disenrollment determinations. Regardless of the procedures followed, the effective date of an approved disenrollment must be no later than the first day of the second month in which the enrollee or the INSURER or PIHP files the request.

If the INSURER or the ADMINISTRATION (whichever is responsible) fails to make the determination within the timeframes specified in this Article, the disenrollment is considered approved.

NOTICE AND APPEALS. The ADMINISTRATION must take the following actions:
a)	Provide that enrollees and their representatives are given written notice of disenrollment rights at least 60 days before the start of each enrollment period.

b)	Ensure access to a fair hearing for any enrollee dissatisfied with the ADMINISTRATION determination that there is not good cause for disenrollment.
The INSURER acknowledges its maintains policies and procedures to comply with the Commonwealth Patient’s Bill of Rights Act and the Medicaid Regulations on 42 CFR 438.100 to ensure that the exercise of the rights by the enrollee do not adversely affect the way the INSURER and its providers or the ADMINISTRATION treat the enrollee.
INSURER agrees to implement a program whereby enrollees are properly advised of the date of termination of their benefits so as to assure that they complete the recertification process prior to say date. Said program should provide for an initial notice of the termination date at least ninety (90) days prior to the effective date of said termination. Upon written request of the ADMINISTRATION, INSURER shall provide a report for a specific period of time containing information about enrollees whose Medicaid Office certification of eligibility was scheduled for termination within 90 days, and the corresponding written evidence of the issuance delivery of said notices of termination in accordance with this clause.
Disenrollment during Termination Hearing Process: After the ADMINISTRATION notifies the INSURER it intends to terminate the contract as mention under Article XXXV, the ADMINISTRATION may do the following:
•	Allow enrollees to disenroll immediately without cause.
ARTICLE V
RIGHT TO CHOOSE
1.	Each principal subscriber shall have the right to select an HCO from those available in the health Area/Region which at no time will be less than two (2) HCO’s at each municipality, one of which has to be a privatized or non-privatized government or municipal facility if available, and subject to compliance with INSURER’s requirements for HCO’s. The selection of the HCO and primary care physician will be made by the beneficiaries at the INSURER’s local or regional offices.

2.	Each HCO will have available at least one of each specialist considered a primary care physician, and shall meet the network and ratio criteria all the services specified in this Contract. Furthermore, the INSURER will provide to each HCO a network with a sufficient number of participating providers to render all services included.

3.	The beneficiary shall have the right to choose his or her primary care physician from those available within the HCO selected by the principal subscriber. Said right also encompasses the change of the selected primary physician at any time by making the proper administrative arrangements within the HCO in conformity with the HCO’s established policy. The selected primary care physician or the substitute on-duty primary care physician within the HCO must be available on a 24 hour basis for emergencies and/or telephone consultations. Each HCO must have available all of the primary care physicians (family physicians, internists, general practitioners, pediatricians and obstetrician-gynecologist) subject to waivers in case of unavailability of a specific provider.

4.	A primary care physician may only act as such in one (1) municipality and only one (1) HCO within the Health Area/Region subject of this contract. The ADMINISTRATION may, at its sole discretion, allow a primary care physician act as such in up to two (2) HCOs as long as it is in the same Health Area/Region, in the same municipality, and the ratio of 1:1,700 established in is not exceeded. The primary care physician and he/she or a designated substitute shall be available to attend the health care needs of the beneficiary on a twenty four (24) hour basis, seven (7) days a week.

5.	Each female beneficiary may select (i) primary care physician, or (ii) primary care physician and obstetrician-gynecologist as her primary care physician. If the female is pregnant, the obstetrician-gynecologist automatically will become the primary care physician; if one is not previously selected, she will then have to choose an obstetrician-gynecologist as her primary care physician. Once the pregnant woman completes her maternity care period, she will be allowed to continue with her original primary care physician.

6.	Any subscriber may change the selected HCO subject to the provisions of Section I, above. If the request for a change of HCO is filed with the INSURER on or before the fifth day of a month, the change of HCO will become effective on the first day of the following month. If the change is filed after the fifth day of the month, the change of HCO will be effective on the first day of the second succeeding month according to the selection guidelines contemplated in this contract.

7.	The beneficiary shall have the right to choose the provider to be referred to from those participating providers within the HCO’s network that are under contract with the INSURER’s for benefits covered under the Basic and Special Coverage.

8.	Dental services will be provided through the INSURER’s network of dentists for the health insurance services contracted. Each subscriber will have the right to select a dentist within the INSURER’s network to receive dental services. The accepted dentist/beneficiary ratio is one (1) dentist for each one thousand three hundred fifty (1,350) beneficiaries.

9.	In the event that HCO’s under 330 Projects of the Rural Health Initiative have contracts with specialists, support participating providers, or support participating physicians, either on a fee-for-service basis or on a salary basis, the INSURER will be responsible for gathering and reporting all required data including the payment of services, and the Claim File Layout formats.

10.	The INSURER will provide to each enrollee, also head of the plan, a complete list of all participating physicians and participating providers, with their addresses, phone numbers and specialties or health-related services offered, in order to allow the beneficiary to freely choose among them. Said list shall be submitted to the ADMINISTRATION upon the execution date of this Contract and in accordance with Article of Information Systems and Requirements of this Contract.

11.	The beneficiary shall also have the right to choose the pharmacy according to applicable PBM guidelines established by the ADMINISTRATION and any other participating providers among those contracted by the ADMINISTRATION for basic and/or special coverage services, said guidelines to become effective sixty (60) days after notice to INSURER.

12.	The INSURER will develop and effectively disseminate an education and orientation program in order to insure that all eligible beneficiaries are aware of their rights under this contract, including their right to choose physicians and providers. The ADMINISTRATION reserves the right to make changes, modifications and recommendations to said program in coordination and agreement with the INSURER.

13.	Notwithstanding the foregoing, the ADMINISTRATION shall preserve the right in coordination with INSURER, to expand, limit or otherwise amend the provision of services as provided for herein and/or to negotiate in coordination with the INSURER, cost saving and efficiency improvement measures. In those cases in which the ADMINISTRATION acts on its own, changes to the provision of services shall be notified to the INSURER no later than 30 days prior to implementation. Said modifications will take place after consultation and cost negotiation with the INSURER and prior approval by CMS.
ARTICLE VI
SECONDARY PAYOR
1.	The INSURER shall be a secondary payor to any other party liable in any claim for services to a beneficiary, including but not limited to: the INSURER itself, Medicare, other insurers or managed care organizations, health maintenance organizations, non-profit INSURER’s operating under Law 152 approved May 9, 1942 as amended, “Asociación de Maestros de Puerto Rico”, medical plans sponsored by employee organizations, labor unions, and any other entity that results liable for the benefits claimed against the INSURER for coverage to beneficiaries.

2.	It shall be the responsibility of the INSURER to ascertain that the aforementioned provisions of Law 72 of September 7, 1993 are enforced and that the INSURER acts as secondary payor to any other medical insurance.

3.	The ADMINISTRATION and the INSURER will cooperate in the exchange of third parties health insurance benefits information. To this effect the INSURER will comply fully with the “Carta Normativa Número N-E-5-95-98” issued by the Office of the Insurance Commissioner of Puerto Rico and the HIPAA regulations provisions cited elsewhere in this contract.

4.	The INSURER will make diligent efforts to determine if beneficiaries have third party coverage and will attempt to utilize such coverage when applicable. The INSURER will be permitted to retain a 100% of the collections obtained from subrogation, to the extent of the risk assumed by the INSURER and that of the participating providers at risk. The INSURER shall share with at-risk providers the collections obtained, which respect to the commensurate risk borne by said party and in proportion of the reimbursement collected. The plan’s experience will be credited with the amount collected from said primary payer.

5.	The INSURER must report quarterly to the ADMINISTRATION the amounts collected from third parties for health services provided. Said reports must provide a detailed description of the beneficiary ‘s name, contract number, third party payer name and address, date of service, diagnosis, provider’s name and address and identification number; according with a standard format adopted by the Administration.

6.	The INSURER shall develop specific procedures for the exchange of information, collections and reporting of other primary payer sources and is required to verify its own eligibility files for information on whether or not the beneficiary has private health insurance within the INSURER.

7.	The INSURER must implement and execute an effective and diligent mechanism in order to assure the collection from primary payers of all benefits covered under this contract. Said program, mechanisms and method of implementation shall be reported to the ADMINISTRATION as of the first date of the effectiveness of this contract.

8.	Failure of the INSURER to comply with this Article may, at the discretion of the ADMINISTRATION, shall be cause for the application of the penalties provisions and sanctions under Articles XXXVIII and XXXIX.
ARTICLE VII
EMERGENCIES
EMERGENCY SERVICES /POST-STABILIZATION SERVICES
1.	INSURER agrees to provide access to the emergency services and post stabilization care services established herein. In doing so, INSURER shall abide by the managed care rules and may not limit what constitutes an emergency medical condition on the basis of lists of diagnoses or symptoms, nor may refuse to cover emergency services based on the emergency room provider or hospital.

2.	The stabilization services include all treatment that may be necessary to assure within reasonable medical probability, that no material deterioration of the patients condition is likely to result from or occur during discharge of the patient or transfer of patient to another facility. Such emergency services shall consist of whatever is necessary to stabilize the patient’s condition, unless the expected medical benefits of a transfer outweigh the risk of not undertaking the transfer, and the transfer conforms with all applicable requirements.
3.	In the event of a disagreement with the provider concerning whether a patient is stable enough in order to be discharged or transferred or whether the medical benefits outweigh the risk, the judgment of the attending emergency physician treating the enrollee will prevail and oblige the INSURER. Such services shall be provided in such a manner as to allow the subscriber to be stable for discharge or transfer as defined by EMTALA, in order to safely return the subscriber to the corresponding HCO, or to an appropriate participating provider for continuation of treatment.

•	FINANCIAL RESPONSIBILITY OF INSURER FOR POST-STABILIZATION CARE SERVICES
Pursuant to 42 CFR 438.114(c) and 422 CFR 113(c), as applicable, after stabilization of an emergency medical condition, INSURER must ensure that access to services are available in order as to maintain the stabilized condition or to improve or resolve the enrollee’s condition.
INSURER shall make the corresponding payment for post-stabilization services as set forth:
(i) INSURER’s payment for post-stabilization care services obtained within or outside INSURER’s network that are pre-approved by the plan provider, or other representative of INSURER;
(ii) INSURER’s payment for post-stabilization care services obtained within or outside the INSURER’s network that are not pre-approved by the plan provider or other INSURER representative, but administered to maintain the enrollee’s stabilized condition within one hour of a request to INSURER for pre-approval of further post-stabilization care services, or any more stringent timeframe that may be established from time to time.

INSURER may conduct post-utilization review of what constitutes an emergency medical condition, as defined herein, in accordance with the Medicaid Managed care regulations.
PAYMENTS
1.	INSURER must pay all medical services rendered to beneficiaries in emergency room regardless of the final diagnoses.

2.	INSURER shall cover and pay for emergency services provided to beneficiaries regardless of whether the provider or entity furnishing the services has a contract with INSURER, or the immediate need of medical care occurs within its network or outside of its network or the geographical Health Area/Region of the selected HCO’s emergency care facility. INSURER may not deny payment for medical screening examinations, or other medically necessary emergency services treatment.
a.	An enrollee had an emergency medical condition, including cases in which exist absence of immediate medical attention.

b.	A representative of INSURER, the PCP or any other provider instructs the enrollee to seek emergency care within or outside its Health Area/Region’s network. INSURER shall require no prior authorization for the provision of emergency care. INSURER shall comply with the ADMINISTRATION’S rules and guidelines on emergency services.
3.	Since emergency care is of utmost concern to the ADMINISTRATION, the INSURER shall require that adequate ambulance transportation and emergency medical care are available. Each municipality shall have access to an emergency care system composed of ground, air and maritime ambulance transportation as necessary, and emergency medical care.

4.	Ambulance transportation and emergency care will be subject to periodic reviews by applicable governmental agencies to ensure the highest quality of services.

5.	All participating providers shall provide immediate emergency care services to beneficiaries when requested.

6.	Emergency care services as well as ambulance transportation services shall exist in each municipality comprising the health area/region, 24hours a day, and 365 days yearly, operated by an HCO, or by other participating providers.

7.	The INSURER and each HCO is required to provide access to emergency care and ambulance transportation services within their own facilities, through their contracted, participating providers or through contract with third parties that guarantee said emergency care and ambulance transportation twenty four (24) hours a day, seven (7) days a week.

8.	The INSURER or the HCO will establish Urgent Care Centers within the Health Area/Region. These include physician offices and clinics with extended hours. These Urgent Care Centers may complement emergency care services but at no time will they substitute the requirement to have emergency care services and ambulance transportation available at each municipality 24 hours a day, 7 days a week and 365 days yearly.

9.	The INSURER will provide beneficiaries access to a 24-hour-a-day toll-free hotline with licensed qualified professionals to help beneficiaries with questions about particular medical conditions and to guide them to appropriate facilities (emergency rooms, urgent care centers, among others). Notwithstanding, the aforementioned statement, the beneficiary will have the right to choose to attend an emergency room if he believes his condition is an emergency medical condition, as defined in this contract, without prior need of authorization or certification.

10.	INSURER may establish a reasonable triage fee in its contracts with providers in accordance with the Managed Care Regulations.

11.	INSURER shall not hold an enrollee liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the condition as long as access to services were provided in accordance with this agreement.
ARTICLE VIII
ACCESS TO BENEFITS
1.	INSURER shall contract with all available providers meeting INSURER’s credentialing process and which agrees to INSURER’s its contractual terms in order to (i) assure timely access to benefits provided herein; and (ii) provide sufficient participating providers to satisfy the demand of covered services with adequate capacity and services. The foregoing sentence may not be construed to (i) require that INSURER contracts with providers beyond the numbers necessary to meet the needs of its enrollees; (ii) preclude INSURER from using different reimbursement amounts for different specialties; (iii) or preclude INSURER from establishing measures that are designed to maintain quality of services and control costs, as long as they are consistent with its responsibilities to enrollees and any applicable guidelines established by the ADMINISTRATION. In establishing and maintaining an adequate network of providers, INSURER shall consider the following criteria:
(i)	Network Criteria

•	The anticipated Medicaid enrollment

•	The expected utilization of services, considering the specific, population characteristics and special health care needs in the INSURER’s Health Area/Region

•	The numbers and types of providers required to furnish the contracted services, taking in account experience, training and specialization

•	The number of providers not accepting new patients

•	The geographic location of providers and enrollees, considering distance, travel time, the means of transportation ordinarily used by enrollees and whether the location provides physical access for enrollees with disabilities or special needs.
(ii)	Network ratios

The expected ratio of the number of providers for a particular number of enrollees in the Health Area/Region shall be as follows:
•	One PCP for every 1,700 lives (1:1,700);

•	One type of a particular specialist for every 2,200 lives (1:2,200);

•	One dentist for every 1,350 lives (1:1,350); and taking all physicians in consideration, one physician for every 1,600 lives (1:1,600);

The network ratios established herein shall be maintained regardless of whether the HCO treats patients other than the ones sponsored by the health insurance of the Commonwealth of Puerto Rico. The INSURER shall assure compliance with said physician/beneficiary ratio.

(iii)	Out-of-Network Providers

If the INSURER’s provider network or HCO’s network in the Health Area/Region are unable to provide necessary medical services under the Contract to a particular enrollee, INSURER shall adequately and timely cover these services utilizing out-of-network providers for the enrollee, for as long as the INSURER is unable to provide them. INSURER shall assure that out of network providers contracted in those circumstances, are adequately paid and credentialed at the level required by INSURER. INSURER shall ensure that any cost to the enrollee is not greater than it would be if the services were furnished within the network.
2.	The INSURER shall be responsible to contract all the necessary health care services and participating providers to insure that all the benefits covered under the Basic, Dental and Special Coverage of the plan are rendered, through the INSURER’s participating providers with the timeliness, amount, duration and scope as those services are rendered to non-Medicaid recipients within the area/region served.

INSURER shall be responsible to provide female enrollees with direct access to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This is in addition to the enrollee’s designated source of primary care if that source is not the women’s health specialist.

3.	Every subscriber shall be able to select from at least two (2) HCO’s with sufficient enrollment capacity in his or her municipality, one of which will be a privatized government facility, if available and subject to compliance with INSURER’s requirements for HCO’s. Each subscriber shall also be able to choose the HCO outside his or her municipality of domicile.

4.	A primary care physician may only act as such in one (1) municipality within the Health Area/Region subject of this contract. INSURER shall guarantee that providers or their designated substitute, including, but not limited to, primary care physicians, are available for rendering covered benefits to enrollees on a twenty-four hour basis, each day of the week. All providers contracted shall be required to meet the ADMINISTRATION’S standards for timely access to care and services, taking in account the urgency needs for the services. INSURER shall ensure that the network of providers offer hours of operation that are no less than the hours of operation offered to commercial enrollees.

INSURER shall establish mechanisms to ensure that network providers timely comply with access requirements, monitor these requirements regularly to determine compliance and take corrective action if there is failure to comply.

5.	Contracts between the INSURER and HCO’s and between the INSURER and its participating providers shall be independent contracts specifically designed to cover all terms and conditions contained in this contract. Coverage afforded to beneficiaries under this contract constitutes a direct obligation on the part of the INSURER’s participating providers to comply with all terms and conditions contained herein.

6.	HCO enrollment shall be conditioned on the availability of adequate health care services. It shall be the INSURER’s responsibility to constantly assess the enrollment capacity of each HCO compared to the adequacy and level of services required by the ADMINISTRATION. INSURER shall do the following in order to put the ADMINISTRATION in a position to certify to CMS that INSURER complies with the ADMINISTRATION’s standards for availability of services:
a)	Establish mechanisms to ensure that its network of providers comply with adequate capacity and services standards;

b)	Document such mechanisms and submit said documentation upon execution of this Contract, as well as any time there is a significant change, as defined by the ADMINISTRATION, in the INSURER’s operations that would affect the adequacy and capacity of the services, including: changes in services, benefits, geographic service area payments or enrollment of a new population in the INSURER’s area region.
Adequate health care services will be those determined acceptable under the ADMINISTRATION’s Quality of Healthcare Services Program.

7.	That INSURER shall be responsible for communicating to its participating providers the public policy that prohibits provider inquiries with the purpose of determining if the beneficiary is subject to the benefits provided under Law 72 of September 7, 1993, as amended.

8.	INSURER shall be responsible for the implementation, development, and maintenance and monitoring of written policies and procedures to ensure an adequate system for referrals of health services and the processing of authorizations of services requests under this contract. The referral system shall be approved by the ADMINISTRATION and shall be audited periodically by the INSURER and the ADMINISTRATION. INSURER, the HCO, any participating provider, or any health organization shall not submit for the approval of any internal or external committee any referral to specialists.

INSURER, the HCO, any participating provider, or any health organization shall not in any way interfere, prohibit, or restrict any health care professional’s advice within their scope of practice. INSURER shall develop and conduct semi-annual orientations to all participating providers on the drug formularies available for the services provided herein, their proper use, and their interaction with the PBM.

9.	All referral systems must comply with timeframes established in this Contract. If the system developed by the INSURER is by electronic means, it must be installed at all primary care offices. It is unacceptable to force the beneficiary to move to another facility to obtain referrals.

10.	The INSURER assures the ADMINISTRATION that no HCO’S or participating providers will impose limit quotas or restrain services to subcontracted providers for the services medically needed (e.g. laboratory, pharmacies, or other services).

11.	The INSURER shall expedite access to benefits of beneficiaries diagnosed with conditions under the Special Coverage. The identification of these beneficiaries will allow rapid access of the medical services covered under our Special Coverage.

12.	Any denial, unreasonable delay or rationing of services to the beneficiaries is expressly prohibited. The INSURER shall require strict compliance with this prohibition by its participating providers or any other entity related to the rendering of medical care services to the beneficiaries. Any action in violation of this prohibition shall be subject to the provisions of Article VI, Section 5 of Law 72 of September 7, 1993, as amended and the imposition of any sanction and penalty establish in this contact. Furthermore, the INSURER shall be responsible for posting information at every HCO, addressed to the beneficiaries, stating the policy that prohibits denying, unreasonably delaying or rationing services by participating providers or any other entity related to the rendering of medical care services to the beneficiaries, and providing information on procedures for filing a grievance on the subject. The INSURER shall notify the HCO’s and participating providers that they must comply with the policy that prohibits the denial, the unreasonable delay or the rationing of services by participating providers or any other entity rendering medical services to beneficiaries, and further that they must provide information on procedures for filing a grievance. The INSURER shall comply with the performance measures established and scheduled by the ADMINISTRATION.

13.	The INSURER will ensure that HCO’s and participating providers have a mix of patients distributed between private and eligible beneficiaries so as to avoid any possibility of discrimination by reason of medical indigence, whenever feasible.

14.	No participating provider, or its agents, may deny a beneficiary access to medically necessary health care services.

15.	The INSURER is responsible for having an adequate number of participating physicians and providers to supply all the benefits offered in the Basic, Dental and the Special Coverage of the contracted health insurance. The benefits under the Basic, Special and Dental coverage will be provided to the beneficiaries at the location of the participating providers.

16.	The INSURER is responsible to have available all participating providers needed in order to render all the medically necessary services required to provide the beneficiaries with the benefits included in the Basic, Dental and Special Coverage of the contracted health insurance.

The INSURER shall provide for enrollee to have a second opinion from a qualified health care professional within the HCO network unless none is available, in which case, the INSURER will arrange for the enrollee to obtain one outside of the network, at no cost for enrollee.

17.	The INSURER agrees to require compliance by all participating physicians and providers with all provisions contained in this contract.

18.	The INSURER has a continuous legal responsibility toward the ADMINISTRATION to assure that all activities under this contract are carried out. INSURER will use its best efforts to prevent unauthorized actions by HCO’s or participating providers. INSURER will take appropriate measures to ensure that all activities under this Contract are carried out. Failure to properly discharge the obligation to assure, by all means necessary and appropriate, full compliance with said activities, shall result in the termination of this contract as provided in Article XXXV.

19.	The INSURER shall contract as participating providers those State owned facilities not privatized, as well as the privatized or non privatized municipally owned facilities in the different areas/regions and regions which will complement access to covered medical services, subject to its credentialing requirements and contractual terms.

20.	The INSURER assures the ADMINISTRATION that physician and providers of services under this contract will provide the full range of medical counseling that is appropriate for beneficiary’s condition. In no way the INSURER or any of its contractors may interfere, prohibit, or restrict any health care professional’s advice within their scope of practice, from advising or advocating on behalf of an enrollee who is his or her patient :

•	For the enrollee’s health status, medical care or treatment options, including any alternative treatment that may be self-administered.

•	For any information the enrollee needs in order to decide among all relevant treatment options.

•	For the risks, benefits and consequences of treatment or non-treatment.

•	For the enrollee’s right to participate in decisions regarding his or her health care, including to refuse treatment and to express preferences about future treatment decisions.
21.	The INSURER assures the ADMINISTRATION that its Physician Incentive Plan does not in any way compensate directly or indirectly physicians, individual physicians, group of physicians or subcontractors as an inducement to reduce or limit medically necessary services furnished to individual enrollees and that it meets or exceeds the stop-loss protection and enrollee survey and disclosure requirements under the Social Security Act. The INSURER shall ensure that at the intermediate level all physician providers groups are afforded with adequate stop-loss protection within the required thresholds under the Medicaid Program regulations.

22.	The INSURER assures that it will provide an adequate stop-loss insurance set at no more than ten thousand ($10,000) dollars to protect physicians from loss and comply with to the risk thresholds established under sections 42CFR 422.208. In the event, INSURER places physicians at substantial risk it shall conduct enrollee/disenrollee surveys not later than one year after the effective date of the contract and at least annually thereafter.

23.	Timeframes for Access Requirements. INSURER must have sufficient network of providers and must establish procedures to ensure beneficiaries have access to routine, urgent, and emergency services; telephone appointments; advice and Beneficiaries service lines.
23.1 Timeframes
The INSURER shall ensure that its providers comply with timely access requirements and the standards for timely access to care and services, taking into account the urgency of services. INSURER shall have sufficient network of providers and shall establish procedures to ensure enrollees have access to routine, urgent, and emergency services; telephone appointments; advice and enrollee service lines. These services shall be accessible to enrollees within the following timeframes:
•	Urgent Care within 24 hours of request;

•	Routine care within 2 weeks of request;

•	Physical/Wellness Exams for adults shall be provided within 8 to 10 weeks of the request;

•	Referrals: Whenever medically necessary, appointments of referrals must be delivered and notified to an enrollees shall be referred to a specialist; the latter shall notify to the enrollee the appointment date within five (5) days from the date prescribed by the provider of the issuance of the referral. The services required from said specialist shall be delivered within a reasonable period, as medically needed by the enrollee, but never later than thirty (30) days from the date the appointment was made, except in cases were the particular nature of the services rendered by the specialist require additional waiting time because of unavailability of a specialty service. A reasonable period of time may be, for example, the average waiting time for such services in the commercial sector.
23.2 Primary Care and Coordination of Services
INSURER shall implement procedures to ensure enrollees have access to an adequate, ongoing source of primary care and that the PCP responsible for ongoing primary care coordinates the referral to other health care services that the enrollee is entitled to receive.
INSURER shall implement procedures to share the identity of the enrollee, the results of its identification and assessment of that enrollees special health care needs and any special health care needs that enrollee may have with other Insurers serving the enrollee so that those activities may not be duplicated.
INSURER shall implement procedures to ensure that in the process of coordinating care, each enrollee’s privacy is protected consistent with the confidentiality requirements in 45 CFR parts 160 and 164.
23.3 Assessment of enrollees with special health care needs.
INSURER shall require that mechanisms be in place to assess any ongoing, special conditions of an enrollee with special health care needs and requiring a particular course of treatment or regular care monitoring. The assessment shall include the use of health care professionals.
For enrollees determined to need a course of treatment or regular care monitoring, the entity shall have a mechanism in place to allow enrollees to directly access a specialist as appropriate for the enrollee’s condition and identified needs.
24.	INSURER must establish policies and procedures to ensure access to EPSDT Checkups be provided within ninety (90) days of new enrollment, except that newborn beneficiaries should be seen within two (2) weeks of enrollment, and that in all cases, and for all beneficiaries such policies and procedures be consistent with the American Academy of Pediatrics and EPSDT periodicity schedule which is based on the American Academy of Pediatrics schedule and the guidelines established by the ADMINISTRATION. The INSURER must advice the beneficiary of his right to have a checkup.
ARTICLE IX
CONTRACTS WITH HCO’s
AND
ALL PARTICIPATING PROVIDERS
1.	All services necessary to provide beneficiaries the benefits of the Basic, Special and Dental Coverage shall be contracted in writing with all participating providers. The INSURER will ensure that all provisions and requirements contained in this contract are properly included in the contracts with the HCO’s and with all participating providers and that they are carried out by said HCO’s and participating providers. Such provisions and requirements made part of these contracts will be properly notified to the ADMINISTRATION. Coverage afforded to beneficiaries under this contract constitutes a direct obligation on the part of the INSURER’s participating providers to comply with all terms and conditions contained herein.

2.	INSURER shall oversee the functions and responsibilities delegated to any subcontractor and acknowledges that will be held accountable under this Contract for responsibilities delegated if INSURER fails to monitor and intervene, when necessary. It shall be responsible for evaluating the prospective subcontractor’s ability to perform the activities to be delegated, as well as specify the activities and report obligations delegated to the subcontractor. Any contract with subcontractor shall provide for revoking delegation or imposing other sanctions if the subcontractors performance is inadequate. Each contract shall ensure that INSURER monitors the subcontractor’s performance on an ongoing basis and subject it to formal review according to a periodic schedule established by the ADMINISTRATION and consistent with its established standards, directives and other applicable laws and regulations.

All subcontracts must fulfill the requirements of 42 CFR Part 438 that are appropriate to the service or activity delegated under the subcontract.
3.	INSURER’s contract shall ensure the identification of deficiencies or areas for improvement, for which INSURER and the subcontractor(s) shall take corrective action.
4.	The INSURER may not discriminate with respect to participation, reimbursement or indemnification as to any provider who is acting within the scope of the provider’s license or certification under applicable Commonwealth Law.
5.	The INSURER agrees to draft, execute and enforce a specific contract between the INSURER and the HCO and between the INSURER and its participating providers that will include all applicable provisions contained in this contract. The INSURER will insure that said applicable provisions are properly complied with by the HCO’s and its network of participating providers.
a.	To this effect, INSURER also certifies, represents, attest and ensure that to the best of its knowledge, such knowledge based on reasonable due diligence, none of its contractors, subcontractors or providers of services consults, employs or procures services from (1) any individual or provider that has been debarred or suspended from participation on any federal health care program under either section 1128 or 1128A of the Social security Act; or (2) with parties of interest with a beneficial ownership of more than a 5% on their organization’s equity; or procures self-referral of services to any provider in which it may have directly or indirectly any economic or proprietary interest.

b.	INSURER shall document and certify that it has provided complete, written instructions to all HCO’s describing the procedures to be used for compliance with all duties and obligations arising under this Contract. The instructions shall include the following information: free selection of providers by enrollees, covered services, practice guidelines, reporting requirements, record-keeping requirements, grievance procedures, deductibles and co-payment amounts, confidentiality, and prohibitions against denial or rationing of services. Copy of these instructions will be submitted to the ADMINISTRATION, who reserves the right to request modifications or amendments to said instructions following consultation with INSURER.

c.	In the event INSURER does not comply with the provisions concerning affiliation with debarred or suspended individuals, the ADMINISTRATION shall: (1) notify the Secretary of such non-compliance; or (2) may continue the existing contract with the INSURER, unless the Secretary (in consultation with the Inspector General of the Department of Health Human Services directs otherwise).

6.	INSURER shall incorporate in its written contracts with HCO’s and in those between the INSURER and its participating providers, the following provisions, among others, contained in this contract:
a.	A time schedule for payment of services rendered that shall not exceed the time limitation standards of the ADMINISTRATION for such purposes, which are those established in Law No. 104 of July 19, 2002 (known in Spanish, as “Ley de Pago Puntual de Reclamaciones”).

b.	A warranty by the HCO insuring that the method and system used to pay for the services rendered by the HCO’s network of participating providers are reasonable and that the negotiated terms do not jeopardize or infringe upon the quality of the services provided.

c.	A procedure that establishes how the HCO’s network of participating providers can recover from the INSURER monies owed for services rendered and not paid by the HCO, after the HCO’s participating provider has demanded payment from the HCO.

d.	That payments received for services rendered under the health insurance plan shall constitute full and complete payment except for: (i) the deductibles contained in Appendix A of this contract, and (ii) that the benefits or services rendered are not covered.

e.	A release clause authorizing access by the ADMINISTRATION to the participating providers’ Medicare billing data for beneficiaries covered by this contract who are also Part A and Part A and B Medicare beneficiaries, provided that such access is authorized by CMS and other related statutory or regulatory provisions thereof. Access by the ADMINISTRATION shall be at all times subject to all HIPAA regulations requirements mentioned elsewhere in this contract.

f.	That INSURER will cover the payment of Medicare Part B deductibles and co-insurance for services received by a beneficiary under Medicare Part B, accessed through the HCO’s primary care provider, with primary care physician’s authorization, their network of participating providers and the participating providers of the INSURER for the basic and/or special coverage.

g.	Co-insurance and deductible for Part B services provided on an outpatient basis to hospital clinics and other institutional care providers, other than physician services, will be considered as a covered bad debt reimbursement item under the Medicare program cost. In this instance, the INSURER will pay for the co-insurance and deductibles related to the physician services provided as a Part B service.

h.	That the only Part A deductible and co-insurance, and Part B deductible and co-insurance for outpatient services provided in a hospital clinic and other institutional care providers, other that physician services, will be the one billed to Medicare as bad debt. No other amount will be charged to these beneficiaries. The INSURER will neither cover the payment of Medicare Part A deductibles and co-insurance for services received by a beneficiary under Medicare Part A nor the Part B deductible and co-insurance for services provided in hospital clinics, other than physician services. The INSURER will cover the deductibles and co-insurances of all Part B services including Part B deductibles and co-insurance for physician services provided in an outpatient basis to hospital clinics.

i.	That coverage afforded to beneficiaries under this contract constitutes a direct obligation on the part of the INSURER’s participating providers to comply with all terms and conditions contained herein.

j.	The INSURER will establish directives for allowing providers to write prescriptions for psychotropic drugs in accordance with the applicable agreement with the ADMINISTRATION’s Pharmacy Benefit Manager (PBM).

k.	All performance, timeframes, administrative standards and requirements as established under this contract.

l.	The INSURER and when appropriate must make a good faith effort to give written notice of termination of a contracted provider, within 15 days after receipt or issuance of the termination notice, to each enrollee who received his or her primary care from, or was seen on a regular basis by, the terminated provider.

m.	The INSURER may not prohibit, or otherwise restrict, a health care professional acting within the lawful scope of practice, from advising or advocating on behalf of an enrollee who is his or her patien:
•	for the enrollee’s health status, medical care, or treatment options including any alternative treatment that may be self-administered.

•	for any information the enrollee needs in order to decide among all relevant treatment options.

•	for the risks, benefits, and consequences of treatment or non-treatment.

•	for the enrollee’s right to participate in decisions regarding his or her health care, including the right to refuse treatment, and to express preferences about future treatment decision.
7.	The INSURER agrees to provide to the ADMINISTRATION a detailed description of the payment methodology used to pay for services rendered by the HCO’s, HCO’s network of providers (primary care physicians and other providers), and other participating providers. Said description of the payment methodology will also address the methodology used by the HCO’s in the distribution within their own group of the capitation payments, fee for services or other basis for payment of services to providers servicing said HCO’s. The INSURER will submit to the ADMINISTRATION a monthly report detailing all payments made to the HCO, HCO’s network of participating providers and to the INSURER’s participating providers classified by specialty.

8.	The INSURER represents that neither the premium or the capitated payments or capitated payments with a fee-for-service component for services, made to HCO’s, to HCO’s network of participating providers, as well as to the INSURER’s participating providers, include payment of services covered under the Medicare Federal Program.

9.	As part of the terms and conditions contained in the contracts with participating providers, the INSURER will include in those with privatized government facilities (to include those under management contract, that have been sold or are under lease), a provision that will authorize the INSURER upon the written request of the Department of Health, to withhold a determined amount from the monthly payments to said participating providers for services rendered under this contract. Said amount will be determined by the Department of Health on the basis of the payments contractually agreed to between the Department of Health of the Commonwealth of Puerto Rico and said participating providers on account of the management fee, sale price or lease fee, as well as 50% of the employees’ payroll which the participating providers are required to reimburse the Department of Health. The INSURER will remit said withheld amounts directly to the Department of Health.

10.	The INSURER shall provide all reasonable means necessary to ensure that the contracting practices between its participating HCO and providers are in compliance with federal anti-fraud provisions and particularly, in conformity with the limitations and prohibitions of the False Claims Act, the Anti-kickback statute and regulations and Stark II Law and regulations prohibiting self-referral to designated medical services by participating medical providers.

11.	To the extent feasible within INSURER’S existing claims processing systems, INSURER should have a single or central address to which providers must submit claims. If a central processing center is not possible within INSURER’s existing claims processing system, INSURER must provide each network provider a complete list of all entities to whom the providers must submit claims for processing and/or adjudication. The list must include the name of the entity, the address to which claims must be sent, explanation for determination of the correct claims payer based on services rendered, and a phone number the provider may call to make claims inquiries. INSURER must notify providers in writing of any changes in the claims filing list at least 30 days prior to effective date of change. If INSURER is unable to provide 30 days notice, providers must be given a 30-day extension on their claims filing deadline to ensure claims are routed to correct processing center.

12.	The Administration and the Department of Health Medicaid Fraud Control Unit must be allowed to conduct private interviews of providers and the providers’ employees, contractors, and patients. Requests for information must be complied with, in the form and language requested. Providers and their employees and contractors must cooperate fully in making themselves available in person for interviews, consultation, grand jury proceedings, pre-trial conference, hearings, trial and in any other process, including investigations.

13.	PROVIDER MANUAL AND PROVIDER TRAINING
a.	INSURER must prepare and issue a Provider Manual(s), including any necessary specialty manuals to the providers in the INSURER network and to newly contracted providers in the INSURER network within five (5) working days from inclusion of the provider into the network. The Provider Manual must contain sections relating to special requirements.

b.	INSURER must provide training to all network providers and their staff regarding the requirements of THE ADMINISTRATION/INSURER contract and special needs of beneficiaries under this contract.

c.	INSURER training for all providers must be completed no later than 30 days after placing a newly contracted provider on active status. INSURER must provide on-going training to new and existing providers as required by INSURER or THE ADMINISTRATION to comply with this contract.

d.	INSURER must maintain and make available upon request enrollment or attendance rosters dated and signed by each attendee or other written evidence of training of each network provider and their staff.

14. PROVIDER QUALIFICATIONS — GENERAL
The providers in INSURER network must meet the following qualifications:

FQHC	A Federally Qualified Health Center is an entity that provides outpatient health services pursuant to 42 U.S. C. 330 et. seq. and meets the standards and regulations established by the federal law and is an eligible provider enrolled in the Medicaid Program.

Physician	An individual who is licensed to practice medicine as an M.D. or a D.O. in Puerto Rico either as a primary care provider or in the area of specialization under which they will provide medical services under contract with INSURER; who is a provider enrolled in the Medicaid program; and who has a valid Drug Enforcement Agency registration number and a Puerto Rico Controlled Substance Certificate, if either is required in their practice.

Hospital	An institution licensed as a general or special hospital by the Puerto Rico Health Department under Chapter 241 of the Health and Safety Code and Private Psychiatric Hospitals under Chapter 577 of the Health and Safety Code (or is a provider which is a component part of a State or local government entity which does not require a license under the laws of the Commonwealth of Puerto Rico), which is enrolled as a provider in the Puerto Rico Medicaid Program.

Non-Physician Practitioner Provider	An individual holding a license issued by the applicable licensing agency of the Commonwealth of Puerto Rico who is enrolled in the Puerto Rico Medicaid Program or an individual properly trained to provide health support services who practices under the direct supervision of an appropriately licensed professional.

Clinical Laboratory	An entity having a current certificate issued under the Federal Clinical Laboratory Improvement Act (CLIA) and has a license issued by the Commonwealth’s licensing agency the Puerto Rico Department of Health.

Rural Health Clinic (RHC)	A health facility that has been determined by the Secretary to meet the requirements of section 1861(aa) (2) of the Act and part 491; of this chapter; and has filed an agreement with the Secretary to provide RHC services under Medicare and pursuant to 42 CFR 405.2402.

Local Health Department	A local health department established pursuant Law 81 of March 14 of 1912.

Non-Hospital Facility Provider	A provider of health care services which is licensed and credentialed to provide services, and enrolled in our program.

School Based Health Clinic (SBHC)	Clinics located at school campuses that provide on-site primary and preventive care to children and adolescents.
15. PROVIDER PRACTICE GUIDELINES
INSURER shall adopt, disseminate and follow practice guidelines that are based on valid and reliable clinical evidence, or a consensus of health care professionals in the particular field. The practice guidelines shall consider the needs of the enrollees, shall be adopted in consultation with the contracting health care professionals, and shall be reviewed and updated periodically as appropriate.
16. POLICIES AND PROCEDURES FOR SERVICE AUTHORIZATIONS AND PROCESSING REQUESTS
INSURER and its subcontractors shall have in place and comply with written policies and procedures for processing requests for initial and continuing authorization of services. The procedures shall ensure the consistent application of review criteria for authorization decisions and consultation with the requesting provider when appropriate. Any decision to deny a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested, shall be made by a health care professional who has appropriate clinical expertise in treating the enrollee’s condition or disease.
INSURER shall notify the requesting provider and give the enrollee written notice of any decision to deny a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested; provided, however, that such notice to the enrollee shall be sent whenever the service received by the enrollee was limited, in whole or in part. Although notice to the provider need not be in writing, the enrollee’s notice shall meet the requirements set forth:
(a) Language. The notice shall be in Spanish, in easily understandable format and in other appropriate alternative formats considering the special needs of enrollees that may be visually limited, or have a limited reading proficiency. In the event that oral interpretation services may be necessary in a language other than Spanish, INSURER shall make those services available free of charge, and inform the enrollee how to access such services.
(b) Content of Notice. The notice shall explain the following information:
•	Action taken by Insurer or its contractor, or that either intends to take;

•	Reasons for the action;

•	Right of enrollee to file an appeal with INSURER;

•	Right to a fair hearing before the ADMINISTRATION after enrollee’s exhaustion of INSURER’s appeal procedures;

•	Procedures the enrollee shall take to exercise the rights described herein;

•	Circumstances under which expedited resolutions are available and how to request them; and

•	Enrollee’s right to have continuation of benefits pending resolution of the appeal, how to request that benefits be continued, and the circumstances under which enrollee may be required to pay the cost of these services, in accordance with grievance procedures.

(c)	Timing of Notice. INSURER shall notify enrollee about the following actions within the timeframes set forth:

(i)	Termination, suspension or reduction of services.
INSURER shall give notice, at least 10 days before the date of action, when the action is a termination, suspension, or reduction of previously authorized covered service, except that said period of advanced notice is shortened to five (5) days if probable fraud by enrollee has been verified;
INSURER shall give notice by the date of the action in the following circumstances:
•	upon the death of a recipient;

•	when the action is triggered by a signed written statement from enrollee requesting service termination, or that provides information requiring termination or reduction of services (where enrollee understands that this shall be the result of supplying that information);

•	due to enrollee’s admission to an institution that he is ineligible for further services;

•	when the enrollee’s address is unknown and mail directed to enrollee has no forwarding address;

•	when the enrollee has been accepted for Medicaid services by another local jurisdiction;

•	when the enrollee’s physician prescribes the change in the level of medical care;
(ii)	For denial of payment.
INSURER shall give notice at the time of any action affecting the claim
(iii)	For standard service authorization decisions that deny or limit services.
INSURER shall provide notice as expeditiously as the enrollee’s health condition requires and within the ADMINISTRATION’S established timeframes, which may not exceed fourteen (14) calendar days following receipt of the request for service, with a possible extension of up to 14 additional calendar days, if the enrollee, or the provider, requests extension; or INSURER justifies (to the ADMINISTRATION upon request) a need for additional information and how the extension is in the enrollee’s interest.
(iv)	For service authorization decisions not reached within the timeframes for either standard or expedited service authorizations.
INSURER shall give notice on the date that the timeframes expire. A service authorization decision not reached within such timeframes constitutes a denial and is thus an adverse action.
(v)	For denial of expedited authorization decisions.
For cases in which a provider indicates, or INSURER determines, that following the standard timeframe could seriously jeopardize the enrollee’s life, or health, or ability to attain; maintain; or regain maximum function, INSURER shall make an expedited authorization decision and provide notice as expeditiously as the enrollee’s health condition requires and no later than three (3) working days after receipt of the request for service.

INSURER may extend said three-day period up to fourteen (14) calendar days if the enrollee requests an extension, or if the entity justifies (to the ADMINISTRATION upon request) the need for additional information and how the extension would be in the enrollee’s best interest.
17. DECLINING PROVIDERS
The INSURER declines to include individual or groups of providers in its network, it must give the affected providers written notice of the reason for its decision. 42 CFR 438.12 (a) of this section may not be construed to:
•	Require to the contract with providers beyond the number necessary to meet the needs of its enrollee.

•	The INSURER from using different reimbursement amounts for different specialties or for different practitioners in the same specialty; or

•	Preclude the INSURER from establishing measure that are designed to maintain quality of services and control costs and is consistent with its responsibilities to enrollee.
ARTICLE X
SUBSCRIPTION PROCESS AND IDENTIFICATION CARDS
1.	The INSURER agrees to comply and implement in full all instructions and guidelines contained in the Administration’s Instructions to Insurers for Implementation of Orientation and Subscription Process as needed.

2.	The INSURER shall be responsible for assuming and implementing the Orientation and Subscription Process for the public employees and pensioner of the Central Government. The assumption of these obligations shall entail among other duties the performance of all the necessary and required administrative tasks to ensure said beneficiaries, the orientation, subscription and their contribution for the payment of premiums, accordingly with the normative letter or guidelines adopted by the ADMINISTRATION and the Commonwealth Internal Revenue Department.

3.	The INSURER shall issue to each beneficiary a card of durable plastic material that provides proper identification to access the benefits covered under this contract.

4.	This card shall be similar to those the INSURER issues to the rest of their subscribers and shall not contain information that may identify the cardholder as medically indigent.

5.	The INSURER shall be responsible to assure delivery of the cards at a location accessible to the beneficiaries in each municipality in a mass subscription process. After the mass subscription process the INSURER shall also deliver the cards in their regional and local offices approved by the Administration. The location and quantity of regional and local offices in a region must be pre approved by the Administration.

6.	The INSURER shall deliver the card on the same day that the beneficiary completes the enrollment process.

7.	The identification cards shall contain the following information:
a)	Name of Beneficiary

b)	INSURER’s Group Number

c)	Subscriber’s Social Security Number. The INSURER is responsible to comply with Law Number 187 of September 1, 2006 known as “Ley para la protección de la confidencialidad del número de Seguro Social”.

d)	Relationship of beneficiary with subscriber (if applicable)

e)	HCO name and number

f)	Issue Date

g)	Type of Contract (individual or family)

h)	Coverage effective date

i)	Other Insurance code

j)	Medicare Part A and/or Part A and B deductible code.
8.	The INSURER will replace lost, stolen, mutilated cards and will have the right to charge in beneficiaries one dollar ($1.00) for each card replaced. This charge will not be applicable to federally qualified Medicaid Beneficiaries.

9.	The INSURER will replace free of charge the identification card whenever a change of HCO is made.

10.	Identification cards are the property of the INSURER and they shall be returned by the beneficiary upon losing eligibility to the plan or when a change of HCO is made.

11.	INSURER shall be responsible for notifying each beneficiary in the orientation process (mass subscription or in their regional and local offices) that the identification card is for the personal identification of the beneficiary to whom it has been issued, and that lending, transferring or in any other way consenting to the use of the card by other person constitutes a fraudulent act. A summary of this shall be printed at the back of each identification card.

12.	Identification Card contents and layout are subject to the prior approval of the ADMINISTRATION to be in accordance with Law 72 of September 7, 1993.

13.	INSURER will comply with all the necessary changes requested by the ADMINISTRATION resulting from the reconceptualization of the “Smart Card” Project.

14.	The ADMINISTRATION agrees to pay the INSURER all cost incurred during the subscription process perform under this contract. The ADMINISTRATION shall pay 50% of the estimated costs before the subscription process and the other 50% when the INSURER submits all the original invoices that justify the cost of the materials, equipment or any other cost related. When the ADMINISTRATION pays the INSURER, all the equipments shall become property of the ADMINISTRATION.

ARTICLE XI
SUMMARY PLAN DESCRIPTION BOOKLET AND ORIENTATION PROGRAMS MARKETING PROVISIONS
1.	INSURER shall be responsible, at its sole cost, for the preparation, printing, and distribution of booklets in Spanish, which shall describe the plan, the benefits covered and the rights of enrollees. A translated copy of the enrollee’s booklet shall be made available in the English language for access to English-speaking enrollees, and for the proper revision of federal authorities. These booklets shall be delivered to each subscriber upon enrollment, along with the required identification card(s).
2.	The information booklets shall serve as guarantee of the benefits to be provided to enrollees and potential enrollees and must be provided in easily understandable format and in other appropriate alternative formats considering the special needs of enrollees that may be visually limited, or have a limited reading proficiency. In the event that oral interpretation services may be necessary in a language other than Spanish, INSURER shall make those services available free of charge, and inform the enrollee and potential enrollee how to access such formats. The booklet shall contain the following information:
a)	Schedule of benefits covered, amount, duration and scope of all services and items that are available and that are covered either directly or through methods of referral and/or prior authorization, a written description of how and where the services that have been available through the plan services may be obtained. Information of the extent to which and how after hours and emergency services coverage are provided: what constitutes emergency medical condition, services and postabilization care services, the fact that prior authorization is not required for emergency service, the process for obtaining services, including use of 911- telephone system, locations of emergency settings at which providers and hospitals furnish emergency care and postabilization services, the fact that subject to contract provisions the enrollee has a right to use any hospital or setting for emergency care.

b)	Benefit’s exclusions and limitations. For benefits that enrollees are entitled to but are not available through the INSURER; a written description on how and where to obtain benefits; description of procedures for requesting disenrollments/changes.

c)	Beneficiary’s rights and responsibilities, in accordance with specific rights and requirements set forth under 42 CFR 438.100 of the Medicaid Regulations and the Puerto Rico Patient Bill of Rights Law 194 of August 25, 2000, the Puerto Rico Mental Health Law, of October 2, 2000, as amended and implemented by their regulations, and Law 11 creating the Office of Patients Advocate Office of April 11, 2001.

d)	Instructions on how to access benefits, including a list of (1) available HCO’s and its participating providers, PCP or Specialists in their regions or area (its telephone numbers, address and qualifications) and identification of the providers that are not accepting new patients, (2) providers from which to obtain benefits under the Special Coverage. Said list can be provided in a separate booklet that shall be updated as appropriate.

e)	Explanations and information of the grievance, appeal and fair hearing procedures and timeframes as provided in 42 CFR 438.400 through 438.424.

f)	In the event a Physician Incentive Plan affects the use of referral services and/or places physicians at substantial risk, the INSURER shall provide the following information upon beneficiaries’ requests: the type of incentive arrangements, whether stop-loss insurance is provided and the survey results of any enrollee/disenrollee surveys that will have to be conducted by INSURER.

g)	Unless otherwise specified, subscription materials must be written at the 4th-6th grade reading comprehension level.

h)	Explanations of instances under which a beneficiary’s disenrollment may be requested without his/her consent by a provider or INSURER; and information on the enrollee’s right to request disenrollment when the ADMINISTRATION interposes intermediate sanctions.

i)	Explanations of right of beneficiary to transfer from HCO at any time for cause and to transfer or change within first ninety (90) days of the date of enrollment or the later date of receipt of notice of enrollment, and at least every (12) months thereafter without cause.

j)	Advance Directives in accordance to federal and state law.

k)	Other information that is available upon request, such as: information on the structure and operation of the INSURER.

l)	Notification on the right to request the information described above at least once a year.
3.	The booklets shall be approved by the ADMINISTRATION prior to its printing, distribution, and dissemination in compliance with provisions of Law 194 of August 2000. INSURER shall notify enrollees in writing 30 days prior to adopting any intended significant changes related to benefits limitations, other rights and benefits they may be entitled to according local and federal law.

4.	The INSURER shall also be responsible for the preparation, printing and distribution, at its own cost, of the Summary Plan Description Booklet in the Spanish language that describes the plan services and benefits covered therein as well as the managed care concept. This Informative Plan Description Booklet will be distributed among the HCO’s, HCO’s network of participating providers and the INSURER’s participating providers.

5.	The INSURER shall be responsible to conduct and assure the participation of all providers under this contract to diverse seminars to be held throughout the Health Area/Region in order to properly orient and familiarize said providers with all aspects and requirements related to the Preventive Medicine Program, Benefits and Coverage under this contract, and the Managed Care concept. Said seminars will be organized, scheduled, conducted and offered at the expense of the INSURER. The curriculum for said seminars will be coordinated with and approved by the ADMINISTRATION Healthcare Coordinators.

6.	All participating providers are mandated required to receive yearly during the contract term at least twenty (20) hours of orientation, education and familiarization with different aspects related to this contract on/or before the expiration of the first four and a half (4 1/2) months of the contract term. Failure to comply with this requirement will be sufficient grounds to exclude from the Health Insurance Program the participating provider. If, at the expiration of the first four and half (4 1/2 months) of the contract term, the participating provider has not fully complied with this requirement, it will be excluded as participating provider for subsequent periods of the contract or the contract term. At the discretion of the ADMINISTRATION, and for good cause the excluded provider may be authorized to be contracted as a participating provider if it subsequently complies with the requirement.

7.	The ADMINISTRATION will monitor and evaluate all marketing activities by the INSURER, its contractor, sub-contractors or any provider of services under this contract.

8.	Any marketing material addressed to enrollees must be accurate and sufficient to assist enrollee in reaching an informed decision on enrollment. The INSURER must comply and ensure that marketing materials does not contain any assessment or statement (whether oral, written or in any medium) that: the recipient must enroll in the INSURER or a particular provider in order to obtain benefits, or in order not to lose benefits and that the INSURER or any provider are endorsed by CMS, the Federal or State Government Agencies. Marketing materials shall have to be pre-approved by the ADMINISTRATION.

9.	The INSURER, contractor or subcontractor or any providers of services must distribute the material to its entire service area/region. In the event the INSURER or any of its contractors develop new and revised materials the INSURER will be responsible to submit them to the ADMINISTRATION for prior approval.

10.	INSURER agrees to fully cooperate with and upon request of the Advisory Committee to the Commonwealth’s Medicaid Office established by said office under 42 Code of Federal Regulations Part 431, which advises the Medicaid agency about health and medical care services, and at a minimum shall be composed of the following members, who must be appointed on a rotating and continuous basis:
•	Board-certified physicians and other representatives of the health professions who are familiar with the medical needs of low-income population groups and with the resources available and required for their care;

•	Members of consumer’s groups, including Medicaid recipients, and consumer organizations, such as labor unions, cooperatives, consumer-sponsored prepaid group practice plans, and others; and

•	The Commonwealth’s director of the public welfare department or the public health department, whichever does not head the Medicaid agency;
11.	The Advisory Committee will assist the ADMINISTRATION in the evaluation and the review of any marketing or informational material addressed to assist Medicaid recipients in the provision of health services under this contract.

All the marketing activities and the information which shall be allowed will be limited to the following:
a)	Clear description of health care benefits coverage and exclusions to enrollees;

b)	Explain how, when, where benefits are available to enrollees;

c)	Explain how to access emergency, family-planning services, and services that do or do not require referrals and authorizations;

d)	Explain any benefits enrollees are entitled to, that are not available through the INSURER and how to obtain them;

e)	Enrollees rights and responsibilities;

f)	Grievance and appeal procedures.

12.	The INSURER, its agents, any contractor or sub-contractor party under this contract shall not engage in cold call marketing that is, unsolicited personal contact with potential enrollees for the purpose of influencing them to enroll with any of its contractors. Also telephone, door-to-door, telemarketing or any form of communication for the same purposes is hereby prohibited.
13.	Neither the INSURER, its contractor, subcontractor or any provider may put into effect a plan under which compensation, reward, gift or opportunity are offered to enrollees as an inducement to enroll other than to offer health care benefits. The INSURER its contractor, subcontractor or provider is prohibited from influencing an individual enrollment with the sale of any other insurance.
14.	In the event of a final determination is reached by the ADMINISTRATION that the INSURER, its agents, any of its contractor or subcontractors, has failed to comply with any of the provisions set forth on this article, the ADMINISTRATION in compliance with due process guarantees and remedies available under its regulations; Law No. 72; the Social Security and Balance Budget Act, will proceed to enforce the compliance of these provisions by pursuing within its empowered authority and the sanctions established in Article XXXVIII of this contract.
ARTICLE XII
GRIEVANCE PROCEDURE
Grievance System. INSURER shall have in place a grievance system for enrollees that meets all the Medicaid regulation requirements, including a grievance process; an appeal process; and access to the ADMINISTRATION’s hearing system, which are hereby addressed.
1.	INSURER’s grievance system shall ensure at the time the INSURER enters into a contract with providers and subcontractors, that the latter parties are duly informed of the following grievance, appeal, and fair hearing procedures, as well as the applicable timeframes:
a)	the enrollee’s right to file grievances and appeals and their requirements and timeframes for filing;

b)	the enrollee’s right to a fair hearing before the ADMINISTRATION, how to obtain a hearing, and representation rules at a hearing;

c)	the availability of assistance in filing;

d)	the toll-free numbers to file oral grievances and appeals;

e)	the enrollee’s right to request continuation of benefits during an appeal, or at the ADMINISTRATION’s fair hearing filing, and that if the INSURER’s action is upheld in a hearing, the enrollee may be liable for the cost of any continued benefits; and

f)	any State-determined provider appeal rights to challenge the failure of the organization to cover a service
2.	INSURER’s grievance system shall maintain records of grievances and appeals.

3.	GRIEVANCE PROCESS. INSURER’s grievance procedure shall explain how enrollee’s grievances are to be addressed. The grievance process shall provide enrollees any reasonable assistance necessary for completing forms and other procedural steps, which includes, but is not limited to, providing interpreter services, toll-free numbers with telecommunications relay services for persons with disabilities, interpreter capability; acknowledgement receipt of each grievance and appeal; guarantees that decision-makers on grievances and appeals were not involved in previous levels of review, or decision-making, and that are health care professionals with clinical expertise in treating the enrollee’s condition or disease if any of the following applies:
•	a denial appeal based on lack of medical necessity;

•	a grievance regarding denial of expedited resolutions of an appeal; or

•	any grievance or appeal involving clinical issues.
4.	The procedures shall ensure that enrollees are allowed to file a grievance directly with INSURER, or with the Office of the Patient’s Advocate of the Commonwealth of Puerto Rico. The filing of a grievance may be either orally or in writing.

5.	DISPOSITION AND NOTIFICATION. INSURER shall dispose of each grievance and provide notice, as expeditiously as the enrollee’s health condition requires, and within the established timeframes, but never and not to exceed 90 days from the day the INSURER receives the grievance.

6.	Format of disposition notice. INSURER shall notify the enrollee in writing of the disposition of a grievance with a detailed explanation on the rationale for such disposition.

7.	INSURER represents that it has established an effective procedure that assures the compliance with the basic minimum requirements established under the Medicaid Regulations for the handling and resolution of all grievances and complaints made by the beneficiaries and the participating providers. INSURER grievance forms shall be approved by the ADMINISTRATION. The approved grievance form shall be made available to all beneficiaries, HCO’s, HCO’s network of participating providers and the INSURER’s participating providers. The parties shall make whatever adjustments are necessary to reconcile their grievance procedure with provisions of Law No. 94 of August 25, 2000 (known as the “Patient Bill of Rights and Responsibilities”) and those contained in Law No. 11 of April 11, 2001 (known as the “Organic Law of the Office of the Patient Advocate”), to the extent that such provisions do not enter in direct conflict with, or may be deemed an obstacle to, federal objectives.

8.	INSURER shall be responsible for documenting in writing all aspects and details of said grievance and complaints procedures.

9.	Any written or telephone communication from a beneficiary or participating provider, which expresses dissatisfaction with an action or decision arising under the health insurance contracted, shall be promptly and properly handled and resolved through a routine complaint procedure to be implemented by the INSURER, after prior approval from the ADMINISTRATION. The INSURER shall be responsible for documenting in writing all aspects and details of said complaints.

10.	The routine complaint procedure that shall be implemented by the INSURER shall provide for (i) the availability of complaint forms to document oral complaints; (ii) the proper handling of the complaints; and (iii) a notice to the complainant explaining the action taken or that will take place. This notice shall advise the complaint of INSURER’s official Grievance Procedure. INSURER will submit to the ADMINISTRATION, on a monthly basis, a written report detailing all grievances and routine complaints received, solved, and pending solution; and/or copies of the complaint forms with the notation of the action taken. All grievance files and complaint forms shall be made available to the ADMINISTRATION for auditing. All grievance documents and related information shall be considered as containing protected health information and shall be treated in accordance with HIPAA regulations and other applicable laws of the Commonwealth.

11.	The Grievance Procedure shall assure the participation of persons with authority to require corrective action.

12.	INSURER’s Grievance Procedure shall contain the necessary provisions to uphold the right of affected parties to a due process of law. In the event that changes are made to the existing Grievance Procedure, a copy of the proposed changes shall be made available to the ADMINISTRATION for approval prior to its implementation. INSURER acknowledges that the arbitration process contemplated in the Grievance Procedure shall not be applicable to disputes between the ADMINISTRATION and the INSURER.

13.	INSURER shall have written policies and procedures for receiving, tracking, reviewing, reporting and resolving enrollees complaints. The procedures shall be reviewed and approved in writing by THE ADMINISTRATION. Any changes or modifications to the procedures shall be submitted to THE ADMINISTRATION for approval at least thirty (30) days prior to the effective date of the amendment.

14.	INSURER shall designate in writing an officer who shall have primary responsibility for ensuring that complaints are resolved pursuant to this Contract. For such purposes, an officer shall mean a president, vice president, secretary, treasurer, or chairperson of the Board of Directors of the INSURER’s organization, the sole proprietor, the managing general partner of a partnership, or a person having similar executive authority in the organization.

15.	INSURER shall have a routine process to detect patterns of complaints and disenrollments, and involve management and supervisory staff to develop policy and procedural improvements to address the complaints. INSURER shall cooperate with the ADMINISTRATION with complaints relating to enrollment and disenrollment. INSURER’s complaints procedures shall be provided to enrollees in writing and in alternative communication formats, if appropriate. A written description of INSURER’s complaints procedures shall be in a language and at an appropriate level of understanding for the characteristics of the enrollees in the Health Area/Region. INSURER shall also include a written description of such procedures in the enrollees handbook. INSURER shall maintain at least one local and one toll-free telephone number for making complaints.

16.	INSURER’s process shall require that every complaint received in person, by telephone or in writing, is recorded on a permanent, written or electronic record and is logged with the following details: date; identification of the individual filing the complaint; identification of the individual recording the complaint; nature of the complaint; disposition of the complaint; corrective action required; and date resolved.

17.	The Grievance Procedures shall comply with the minimum standards and timeframes for prompt resolution of grievances and appeals set forth on Articles VII and Article X of this Contract; and any applicable laws and regulations of the Commonwealth, such as Law No. 94 August 25, 2000(known as the “Patient Bill Rights and Responsibilities”), and Law No. 408, (the Mental Health Law) of August 25, 2000, to the extent that provisions of said laws do not enter in direct conflict with, or may be deemed an obstacle to, federal objectives.

18.	APPEAL PROCESS. INSURER shall treat an appeal as a request for review of an action. An enrollee may file an appeal at the INSURER’s level.

19.	The enrollee or provider may file an appeal within a reasonable timeframe that cannot be less than 20 days, and may not exceed 90 days from the date on the notice of action.

20.	The requirements of the appeal process shall be binding for all types of appeals, including expedited appeals, unless otherwise established for expedited appeals.

21.	The enrollee or provider may file an appeal either orally or in writing, and unless the enrollee requests an expedited resolution, enrollee must follow an oral filing with a written, signed, appeal.

22.	The appeal process shall ensure the following:
•	That oral inquiries seeking to appeal an action are treated as appeals (to establish the earliest possible filing date for the appeal), and confirm oral requests for appeals in writing, unless the enrollee or the provider requests expedited resolution;

•	That the process provides a reasonable opportunity to present evidence, and allegations of fact or law, in person as well as in writing;

•	That the process affords the enrollee and its representative the opportunity, before and during the appeals process, to examine the enrollee’s case file, including medical records, and any other documents and records;

•	That the process shall treat the enrollee, its representative, or a estate representative of a deceased enrollee as parties to the appeal.
23.	Resolution and notification: INSURER shall resolve each appeal and provide notice to enrollee, as expeditiously as the enrollee’s health condition requires, within the ADMINISTRATION’s established timeframes, which may not exceed forty-five (45) days from the day the INSURER received the appeal.

24.	Extension. INSURER may extend the timeframes by up to fourteen (14) calendar days if the enrollee requests the extension; or the INSURER shows that there is need for additional information and how the delay is in the enrollee’s best interest (upon the ADMINISTRATION’s request).

25.	Requirements following extension. For any extension not requested by the enrollee, the INSURER shall give the enrollee written notice of the reason for the delay.

26.	Format and content of appeal resolution notice. INSURER shall provide written notice of disposition of grievance/complaint. Said resolution notice shall include the date of resolution and the results. For decisions not wholly in the enrollee’s favor, the enrollee shall also be informed of the following information:
•	The right to request a fair hearing before the ADMINISTRATION

•	How to request such fair hearing,

•	The right to continue to receive benefits pending a hearing,

•	How to request the continuation of benefits, and

•	If the INSURER’s action is upheld in a hearing, that the enrollee may be liable for the cost of any continued benefits.
27.	Continuation of benefits. INSURER shall continue the enrollee’s benefits during appeal to the ADMINISTRATION if:
•	The appeal is filed timely, i.e., on or before the intended effective date of the INSURER’s proposed action; or within 10 days of the postmarked date on the notice mailed to enrollee, whichever happens last.

•	The appeal involves the termination, suspension, or reduction of a previously authorized course of treatment;

•	The services were ordered by an authorized provider;

•	The authorization period has not expired; and the enrollee requests extension of benefits.
28.	Duration of continued or reinstated benefits. If the INSURER continues or reinstates the enrollee’s benefits while the appeal is pending, the benefits shall be continued until one of following occurs:
•	the enrollee withdraws the appeal;

•	the enrollee does not request a fair hearing within 10 days from when he INSURER mails an adverse INSURER decision;

•	the ADMINISTRATION’s fair hearing decision adverse to the enrollee is made; or

•	the authorization expires or authorization service limits are met.
29.	Enrollee responsibility for services furnished while the appeal is pending. INSURER may recover the cost of the continuation of services furnished to the enrollee while the appeal was pending if the final resolution of the appeal upholds the INSURER’s action.

30.	Effectuation when services were not furnished. INSURER shall authorize the provision of the disputed services as expeditiously as the enrollee’s health condition requires if the services were not furnished while the appeal is pending; and the INSURER, or the ADMNISTRATION’s fair hearing officer reverses a decision to deny, limit, or delay services.

31.	Effectuation when services were furnished. INSURER or the ADMINISTRATION shall pay for disputed services, in accordance with ADMINISTRATION’s policy and regulations, if the INSURER, or the ADMINISTRATION’s fair hearing officer reverses a decision to deny authorization of services, and the enrollee received the disputed services while the appeal was pending.

32.	Expedited appeals process. INSURER shall establish and maintain an expedited review process for appeals when the INSURER determines (from a request from enrollee) or a provider indicates (in making the request on the enrollees behalf or supporting the enrollee’s request) that making the time for a standard resolution could may seriously jeopardize the enrollee’s life or health, or its ability to attain, maintain, or regain maximum function. The enrollee or provider may file an expedited appeal either orally or writing. No additional enrollee follow-up is required.

INSURER shall inform the enrollee of the limited time available for the enrollee to present evidence and allegations of fact or law, in person and in writing, in the case of an expedited resolution.

33.	Resolution and notification. INSURER shall resolve each expedited appeal and provide notice, as expeditiously as the enrollee’s health condition requires, and within the ADMINISTRATION established timeframes, which may never exceed three (3) working days after the INSURER received the appeal.

34.	Extension. INSURER may extend the timeframes by up to fourteen (14) calendar days if the enrollee requests the extension; or the INSURER shows, upon request by the ADMINISTRATION, that there is need for additional information and how the delay is in the enrollee’s best interest.

35.	Requirements following extension. INSURER shall give reasonable advance notice to enrollee anytime the enrollee does not request the extension of time.

36.	Format of resolution notice. In addition to written notice, the INSURER also make reasonable efforts to provide oral notice.

37.	Expedited Appeal Process: Action following denial of a request for expedited resolution. Anytime that INSURER denies a request for an expedited resolution of an appeal, it shall do the following:
•	Transfer the appeal to the standard timeframe of no longer than forty-five days (45) days from the day the INSURER receives the appeal with a possible fourteen-day (14) extension; and

•	Make reasonable efforts to give the enrollee prompt oral notice of the denial, and a written notice within two (2) calendar days.
38.	Hearing before the ADMINISTRATION.
INSURER is responsible for explaining the right to and the procedures for fair hearing before the ADMINISTRATION according to.

The parties to the state fair hearing include the INSURER as well as the enrollee or his or her representative.

If INSURER takes an action and the enrollee requests a fair hearing before the ADMINISTRATION, the ADMINISTRATION (not the INSURER) shall grant the enrollee such hearing. The right to such fair hearing, how to obtain it, and the rules concerning who may represent the enrollee at such hearing shall be explained to the enrollee and provider by INSURER.

The ADMINISTRATION shall permit the enrollee to request a fair hearing before it within a reasonable time period specified by the ADMINISTRATION, but not less than twenty (20) days or greater than ninety (90) days from receipt of INSURER’s notice of action.

The INSURER is responsible for notification to enrollee for its right to the ADMINISTRTION fair hearing. The contents requirements of the notice of action to enrollees for state fair hearing shall comply with 42 CFR 431 and 438.228.
39.	Timeframe for the ADMINISTRATION fair hearing decision shall be:
a)	Ninety (90) Days for standard resolutions: The ADMINISTRATION shall reach its decision within 90 days of the date the enrollee filed the appeal with the INSURER if the enrollee filed initially with the INSURER (excluding the days the enrollee took to subsequently file for a fair hearing before the ADMINISTRATION; or within 90 days of the date the enrollee filed for direct access to a state fair hearing.

b)	Three (3) Days for Expedited Resolutions of INSURER’s appeal process. If the appeal was first heard through INSURER’s appeal process, the ADMINISTRATION shall reach its decision within three (3) working days from agency receipt of a hearing request for a denial of a service that (i) meets the criteria for an expedited appeal process, but was not resolved using the INSURER’s expedited appeal timeframes, or (ii) was resolved wholly or partially adversely to the enrollee using the INSURER’s expedited appeal timeframes.

c)	Three (3) Days for Expedited Resolutions of appeal process directly initiated with the ADMINISTRATION. If the appeal was made directly to the ADMIINISTRATION without accessing INSURER’s appeal process, the ADMINISTRATION shall reach its decision within three (3) working days from the agency’s receipt of a hearing request for a denial of a service that meets the criteria for an expedited appeal process.
40.	Pursuant to Law No. 72, any decision issued by INSURER is subject to appeal before the ADMINISTRATION. Such appeal shall be in accordance with the ADMINISTRATION’s regulations and the Uniform Administrative Procedure Act, Law No. 170 of August 12, 1988, as amended and as applicable; provided, however, that enrollees’ grievances shall be expeditiously solved and that INSURER shall fully cooperate for the prompt resolution of any such grievance.

41.	The decision issued by the ADMINISTRATION is subject to review before the Court of Appeals of the Commonwealth of Puerto Rico.
ARTICLE XIII
HEALTH CARE ORGANIZATIONS
1.	All Health Care Organizations (HCO’s) shall have a sufficient number of primary care physicians as specified in this contract to attend to the medical needs of the beneficiaries. All specialties specified in this section have to be available at each HCO. The following are considered primary care physicians (PCP):
a)	General Practitioners

b)	Internists

c)	Family Physicians

d)	Pediatricians

e)	Obstetricians and Gynecologists
2.	The INSURER shall have available and under contract a sufficient number of the following types of support participating providers to render services to all beneficiaries:
a)	Optometrists

b)	Ophthalmologist

c)	Radiologist

d)	Podiatrists

e)	Clinical laboratories

f)	Radiological facilities

g)	Health Related Professionals

h)	Hospitals

i)	Pharmacies

j)	All those participating providers that may be needed to provide services under the basic, special and dental coverage considering the specific health problems of an area/region.
The INSURER may not discriminate with respect to participation, reimbursement or indemnification as to any provider who is acting within the scope of the provider’s license or certification under applicable state law.

3.	The INSURER shall enter into adequate arrangements to provide its beneficiaries with the services provided for under the dental and pharmacy coverage, as contractually agreed to between the dentists and pharmacies and the INSURER. These arrangements will provide for an adequate number of dentists and pharmacies that guarantee the right to choose of the beneficiaries.

4.	Considering the expected mix between private patients and beneficiaries the accepted physician/beneficiary ratio will be 1:1,700 for primary care physicians; 1:2,200 for specialists and 1:1,600 for all physicians. In the event that the HCO’s provides services only to beneficiaries under this contract, the physician/beneficiary ratio will be the same to that applicable when there is a mix between private patients and beneficiaries. The INSURER will assure compliance with said physician/beneficiary ratio.

5.	The INSURER shall not have, directly or indirectly, any conflict of interest through economic participation in any HCO, participating provider, its subsidiaries, or affiliates.

6.	The INSURER agrees to enforce and assure compliance by the HCO’s with all provisions contained in this contract.

a)	The INSURER will prepare, and provide to all HCO’s, complete written instructions describing procedures to be used for the compliance with all duties and obligations arising under this contract. These instructions will cover at least the following topics: provider selection by beneficiaries, covered services, instructions and coordination of access to mental health services through the mental carve-out contractors, reporting requirements, record keeping requirements, grievance procedures, deductibles and co-payment amounts, confidentiality, and the prohibition against denial or rationing of services. A copy of these instructions will be submitted to the ADMINISTRATION, who reserves the right to request modifications or amendments to said instructions following consultation with the INSURER.
ARTICLE XIV
GUARANTEE OF PAYMENT
1.	The INSURER expressly guarantees payment for all medically necessary services rendered to beneficiaries by any and all participating providers.

2.	The insolvency, liquidation, bankruptcy or breach of contract of an HCO, or of a contracted participating provider does not release the INSURER from its obligation and guarantee to pay for all services rendered as authorized under this health insurance contract.

The nature of INSURER’s obligations to guarantee payment to all HCO’s, providers or subcontractors for services rendered under this health insurance contract is a joint and several liability subject to complying with whatever established claim proceedings require. As such, the INSURER will respond directly to the ADMINISTRATION as principal obligor to comply in its entirety with all the contract terms.

3.	In accordance with the payments rights guaranteed under paragraph (4) and (5), the provider shall claim direct payments due by a HCO/Contractor, to the INSURER. The INSURER shall deduct any amount payable directly to a provider from the capitation payments owed to an HCO or other contractor.

In case the INSURER owes money to the HCO’s or any provider, following due process, the ADMINISTRATION may retain from payments to INSURER the amounts owed to the providers.

4.	INSURER agrees to pay all monies due to the HCO’s and/or participating providers according to the agreed payment schedule in the contracts with said parties, which shall comply with the terms established in Law No. 104 of July 19, 2002 (“Law No. 104”) and related guidelines set forth by the Office of the Commissioner of the Insurance rather than for capitation payments which shall be made in accordance with item six (6) of this Article.

5.	Other than for justifiable reasons for causes explicitly contemplated in their contracts and as long as the ADMINISTRATION complies with the terms of payments of premiums established in this Contract, checks for capitation payments to HCO’s, HCO’s network of participating providers and INSURER’s participating providers are to be regularly issued by INSURER not later than the fifteenth (15th) calendar day of the month that the ADMINISTRATION issued the premium payment; provided, however, that any capitation payment retained past said fifteenth calendar day after receipt of such capitation by the ADMINISTRATION shall accrue interest at the prevailing legal interest rate for personal loans as such rate is determined by the Board of the Office of the Commissioner of Financial Institutions, and shall be disbursed in conjunction with the capitation for said month.

6.	The INSURER agrees and warrants that it will be the central payor for all valid claims that will be generated throughout their contracted participating provider network for the health insurance contract for the Health Region/Area.

7.	All payments distribution within the capitated services will be made by the INSURER accordingly within sound actuarial methods and in compliance with the ADMINISTRATION’s commitments and efforts to assure a more uniform and equitable distribution of risk among providers throughout all the island health regions. In the event that participating providers in their arrangements with the HCO’s consent to the disbursement of the payment checks directly to the HCO’s, the INSURER will assure and require the HCO’s to provide on a monthly basis a schedule of the amount of the payments made to said participating providers. In any event, the INSURER will provide the ADMINISTRATION with a detailed monthly report listing by providers the monthly payment distribution. The claims for services rendered will be generated and forwarded by the participating providers directly to the INSURER. The claims submitted by the participating providers will comply with the requirements established by the ADMINISTRATION.

8.	The INSURER agrees and warrants that the method and system used to pay for the services rendered to and by the HCO’s and all participating providers is reasonable and that the amount paid does not jeopardize or infringe upon the quality of the services provided.

9.	The guarantee of payment contained in this article will be reinforced through the establishment of different alternatives in order to insure that HCO’s, HCO’s participating providers and INSURER’s participating providers are paid in full for contracted services in accordance with established budgets. Said alternatives will be submitted to the ADMINISTRATION for approval prior to implementation.

10.	Inasmuch as INSURER shall be the central payor for all payments for valid claims for services rendered by the HCO’s, HCO’s network of participating providers and INSURER’s participating providers, INSURER agrees to incorporate in the contracts with the HCO’s, and to require from the HCO’s to incorporate in their arrangements with their participating providers a provision whereby INSURER is authorized to adjudicate and determine the validity of any claim or dispute between the HCO and its participating providers regarding a controversy surrounding the validity of the claims for services submitted by said participating provider. Said provision shall assure that the payment to the HCO’s network of participating providers for a valid claim for services is not improperly withheld, and that in no event payment in this situation is made more than fifty (50) days from the date that the claim or dispute is received by the INSURER. It shall be INSURER’s responsibility to verify the terms of the arrangements between the HCO and its network of participating providers, the rendering of the services, the reasonableness of the claim and that payment has been made.

11.	The guarantee of payment and the representations as to the payment schedule to HCO’s and participating providers will be enforceable and not set aside or altered in the event that the INSURER is notified of the expiration of the term of this contract or of its termination.

12.	The INSURER agrees to provide the ADMINISTRATION, on a monthly basis, and through electronic or magnetic media format, a detailed report containing all payments made to HCO’s, to HCO’s network of participating providers, and to the INSURER’s participating providers during the month immediately preceding the report. Said report will also include a list of all claims received on account of those payments during the preceding month by the INSURER from the HCO’s, the HCO’s network of participating providers as well as a detail as to all claims received but not paid by reason of accounting or administrative objections. The INSURER further agrees to make available to the ADMINISTRATION for auditing purposes any and all records or financial data related to claims submitted but not paid by reason of accounting or administrative objections. The intention of this clause is for the ADMINISTRATION to be able to determine on a monthly basis the amount of money paid to each participating provider, the amount billed by and not paid to each participating provider and the reasons for non-payment in order to keep track of the regularity of payments of the Insurer and the HCO’s and their compliance with this contract.

13.	The INSURER also agrees to provide to HCO’s, on a monthly basis, and through electronic or machine readable media format, a detailed report classified by beneficiaries, by providers, by diagnosis, by procedure, by date of service and by its real cost of all payments made by the INSURER which entails a deduction from the gross monthly payment to said HCO’s. Copy of said report will be made available to the ADMINISTRATION each month.

14.	Each HCO must report each encounter to the INSURER on a monthly basis classified by each participating provider within the HCO, as well as the real cost of the services of each encounter of service. The INSURER must submit to the ADMINISTRATION the distribution of the capitation within each HCO as established on the Actuarial Reports formats.

15.	The INSURER will abide with the ADMINISTRATION’s efforts to implement cost reduction measures and future implementation of payment methods based on fee schedules or diagnosis related group that may be established. In no way a beneficiary will be discriminated nor will health services be rationed based on diagnosis or illness or an expectation that the beneficiary may require high cost care.
ARTICLE XV
QUALITY OF HEALTHCARE AND PERFORMANCE PROGRAM
In order to comply with the responsibilities as the agent of the State Medicaid Office, the ADMINISTRATION, through the implementation of its Quality of Healthcare and Performance Program (QHPP) and in strict compliance with the federal and state regulations, must perform a series of activities to ensure the delivery of quality healthcare by all MCOs and PIHPs contracted to furnish health services for the Government Health Insurance Plan population.
The ADMINISTRATION, will request each MCO and PIHP an ongoing quality assessment and performance improvement program for the services furnished to the enrolled population according to the 42 CFR Subpart D and E.
The INSURER must develop and implement the QHPP in accordance with such protocols and guidelines or any national performance measures and levels that may be identified and developed by the State and CMS. The QHPP included, but is not limited to the following components:
1.	Quality Initiative and Improvement Program

2.	Clinical and Preventive Management Program

3.	Statistical Reporting Program

4.	Performance Metrics Program
A.	Quality Initiative and Improvement Program (QIP)

The INSURER and HCO, through the management of protocols must execute the QHPP. The INSURER and HCO must have in place a Quality Initiative and Improvement Program to address those activities regarding the quality of healthcare services according to the mandatory activities described in 42 CFR 438.358, §438.240 and §438.204. The components of the QIP are as follows:
1.	Performance Improvement Projects (PERIP)

The INSURER and HCO must design, conduct, and report a PERIP in a methodologically sound manner as specified by the ADMINISTRATION. The ADMINISTRATION will require one or more PERIPs according to the GHIP population needs. The PERIP will be focused on clinical or non-clinical areas as stipulated on 42 CFR 438.240, §438.358 (b)(1) and Law 72 of September 7, 1993, as amended.

In addition, the ADMINISTRATION will require on an annual basis to the INSURER and/or HCO, an Enrollee/Provider Annual Satisfaction Survey (EPASS) as a compulsory PERIP, it may be a CAHPS or any other type of survey provided by the INSURER.

2.	Quality Performance Measures

The ADMINISTRATION will require to the INSURER and/or the HCO that: 1) HEDIS will be the quality performance measures to use as determined by the Puerto Rico Department of Health; 2) the specifications and methodology to be followed in calculating the measures, and the format and mechanisms for reporting these measures to the State must be according to the National Committee for Quality Assurance (NCQA) Guidelines. In addition, the INSURER and HCO must comply with the following activities:
a.	The INSURER and HCO Information Systems must have the capability for collecting and integrating data from all components of its network, in order to enable valid measurement of its performance on dimensions of care specified by the ADMINISTRATION.

b.	Validate the measurement of the INSURER and HCO performance using a hybrid methodology (administrative plus medical record review data) in collecting the data to compute the HEDIS performance measures selected for each measurement year.

c.	Timeliness on reporting to the ADMINISTRATION the specified performance measures in the NCQA defined format.
3.	Plan Compliance Evaluation Program (PCEP)

The INSURER and HCO must demonstrate their capability to fulfill the following standards sets forth in 42 CFR 438.206 to 424 that includes, but are not limited to:
a.	Enrollee Rights and Protections (42 CFR § 438.100)

b.	Availability of Services (42 CFR § 438.206)

c.	Coordination of Continuity of Care (42 CFR § 438.208)

d.	Coverage and Authorization of Services (42 CFR § 438.210)

e.	Provider Selection (42 CFR § 438.214)

f.	Enrollee Information (42 CFR § 438.218)

g.	Confidentiality (42 CFR § 438.224)

h.	Enrollment and Disenrollment (42 CFR § 438.226, 438. 56)

i.	Grievances and Appeals system (42 CFR § 438.402 to 438.424)

j.	Sub contractual Relationships and Delegation (42 CFR § 438.230)

k.	Practice Guidelines (42 CFR § 438.236)

l.	Quality Assessment and Performance Improvement Program (42 CFR § 438.240)

m.	Health Information Systems (42 CFR § 438.242)
4.	An External Quality Review Organization (EQRO) will be performing at a minimum the evaluation to the extent specified in 42 CFR 438.358.

5.	The ADMINISTRATION reserves the right to add any other compliance standards, HEDIS performance measure or PERIP as it may deemed necessary and in accordance to the GHIP population needs.
B. Clinical and Preventive Management Programs (CPMP)
1.	The INSURER together with the HCO are responsible for providing all preventive services as described in the GHIP Basic Coverage, including, but not limited to: PAP Smears, Colorectal Screening, Mammograms, Prostrate Screening Antigen (PSA), Cholesterol Screening, Sigmoidoscopy as indicated by the medical guidelines provided by the Department of Health, and, the Early Prevention Screening and Diagnostic Tests (EPSDT) guidelines as required by the Federal Law and Regulations.

2.	The INSURER must collaborate with the Secretaría Auxiliar de Promoción de la Salud of the Department of Health providing a copy of the quarterly Preventive Services Report as mentioned in the SRP Section.

3.	The INSURER in coordination with the HCO will be responsible for developing and implementing the following clinical management programs:
a.	DISEASE MANAGEMENT PROGRAM — The INSURER must develop a Disease Management Program (DMP) following the Puerto Rico Department of Health protocols and guidelines, which must address standardization processes for major chronic diseases including, but not limited to: Asthma, Diabetes, Hypertension and Congestive Heart Failure. This program shall include identification (Identification Process established by the MCO’s and ADMINSTRTION Disease Management Committee), treatment protocols, guidelines and surveillance/monitoring. A provision of the outcomes will be send to the Puerto Rico Department of Health.

b.	CASE MANAGEMENT PROGRAM — The INSURER must develop and effectively implement a case management system in order to monitor high risk cases and provide assistance to the covered health care needs of the beneficiaries and dependents within the said category. The Case Management System must coordinate with services available and provided in the beneficiaries’ communities and their home as needed. Not limited to the physician’s office, mental health provider professionals office, or specialty center.

c.	PRENATAL CARE PROGRAM — The INSURER must develop and effectively implement a Prenatal Care Program in which will include but not limited to:
1)	An Comprehensive Prenatal Care Program based on the Department of Health’s clinical protocol and guidelines.

2)	Reduction of prenatal complications and incidence of low birth weight newborns.

3)	Assure the appropriate discharge of mother and baby from the hospital based on clinical judgment.

4)	Assure that all pregnant women are screen for alcohol using the Department of Health clinical guidelines and protocols. (TWEAK)

5)	Assure that all pregnant women will obtain counseling and testing for HIV and standard followed by an appropriate treatment, if results are positive.

6)	Assure that all pregnant women will obtain at least two oral evaluations during the second trimester of gestation.

7)	Assure that all pregnant women are properly educated about Pregnancy, Breastfeeding, Family Planning, Nutrition, Pregnancy Complications, Dental, Mental Health, among others.
4.	The INSURER will be responsible to provide under the CPMP other programs such as the PROVIDER INCENTIVE BASED PROGRAM and the PROVIDER EDUCATION PROGRAM.
a.	The PROVIDER INCENTIVE BASED PROGRAM requires the following components, which includes, but is not limited to:
1)	The program will deliver the incentive on a monetary basis to those PCPs, which complies and reach a minimum target of eighty percent (80%) of those preventive services furnished and required in Section B.1.

2)	The INSURER will review the medical records at the HCO level to ascertain and evidence the preventive services provided by the PCP to the GHIP beneficiaries. The ADMINISTRATION requires through this review that the PCP must comply with the appropriate documentation within the record as established in the Department of Health and EPSDT guidelines.

3)	Provide that each PCP must comply with at least twelve (12) hours on an annual basis, or, its equivalent of three-hours (3) and thirty-minutes (30) on a quarterly basis regarding the Providers Education Program requirements.

4)	Provide a quarterly report, related to this program, with the following content:
a)	INSURER Health Region

b)	HCO Name

c)	HCO Number

d)	Provider ID

e)	Provider Name

f)	Federal Tax ID

g)	Preventive Services Compliance Percentage

h)	Providers Education Contact Hours

i)	Providers Compliance with Proper Medical Record Documentation Percentage
5)	Provide the incentive based on a mathematical sound basis formula submitted to the ADMINISTRATION for its approval.

6)	The INSURER will grant the incentive to those PCPs that complied with the previous requirements, on an annual basis.
b.	The PROVIDER EDUCATION PROGRAM components must include, but is not limited to:
1)	The INSURER will be responsible of the Providers Education Program (PEP).

2)	The HCO will provide five contact hours of seminars or any similar activity to all its PCP on a quarterly basis. The HCO may require sponsorship from any governmental and non-governmental entities to provide such activities. Nevertheless, the sponsorship from any non-governmental commercial entity shall not promote a product, or, services for these purposes.

3)	The HCO in coordination with the INSURER will offer at least one seminar, workshop, or continuing education on a mental health clinical or non-clinical topic.

4)	The INSURER with the HCO will organize, schedule, and offer the PEP at the expense of the INSURER.

5)	The HCO must be responsible to conduct and assure the participation of all providers under this contract to different seminars, and any other similar activity, held throughout his Region, in order to properly educate and assist them with all aspects and requirements related to the GHIP on clinical and/or non-clinical topics.

6)	The INSURER must require the HCO a seventy percent (70%) participation of all PCPs.

7)	The INSURER will submit the PEP work plan and curriculum, and, get the approval from the ADMINISTRATION Clinical Affairs Division. The work plan must include but will not be limited to the following:
C. Statistical Reports Program (SRP)

1.	ASES will require the INSURER the following quarterly statistical reports that include, but are not limited:
a.	Claims Cost Distribution by Line of Service (SRP-001)

b.	PMPM Summary with Total Cost Percentage (SRP-002)

c.	Encounters Estimate Cost Distribution by Line of Service (SRP-003)

d.	Aggregate Stop Loss/Reinsurance (SRP-004)

e.	Early Periodic Screening Diagnostics Tests (EPSDT) (SRP-005)

f.	Providers Network Credentialing (SRP-006)

g.	Medical Record Review (SRP-007)

h.	Hospital Concurrent Review (SRP-008)

i.	Retrospective Medical Record Review (SRP-009)

j.	Fraud and Abuse (SRP-010)

k.	Pre-authorizations (SRP-011)

l.	Coordination of Benefits (SRP-012)

m.	Incurred But Not Reported (IBNR) Surplus and Deficit Analysis (SRP-013)

n.	Complaints and Grievances (SRP-014)

o.	. Administrative Expenses Report (SRP-015)

p.	Capitation Settlement (SRP-016)

q.	Preventive Services Report (SRP-017)
2.	The INSURER will be responsible to provide to the ADMINISTRATION all quarterly reports detailing the services furnished under the Preventive Program.

3.	The INSURER will deliver all the quarterly reports by the twenty-fifth day (25) of the next month following the reporting quarter. The reports will be delivered on an electronic media (i.e., CD Rom disc) accompanied with a letter of submission to the ADMINISTRATION Planning and Clinical Affairs Office Director. Concurrently, such letter must be copy to the ADMNISTRATION Compliance Office Director.

4.	The ADMINISTRATION and the INSURER will agree on the required format in order to comply with the reporting requirements in this Section, and, for which will be accomplish through electronic or magnetic media.
D.	Performance Metrics Program (PMP)

The INSURER and HCO must comply at a minimum with the following metrics, which includes, but is not limited to:
1.	The INSURER must submit all of the quarterly reports (100%) by the 15th day of the month after the reporting quarter.

2.	The INSURER with the HCO must solve at least 95% of any enrollee complaint issue within thirty-days (30) of receipt, through a notification letter.

3.	The INSURER must provide through the HCO’s Providers Education Program (PEP) at least 5 hours of workshops, seminars, and conferences as well as any other type of similar activity on a quarterly basis regarding any GHIP clinical and/or non-clinical topics, with a minimum of 70% participation of the HCO’s primary care physicians (PCP).

4.	The INSURER must provide through the HCO’s PEP at least one workshop, seminar, conference as any other type of similar activity, every six months, related to mental health topics regarding the GHIP managed care model with a minimum of 70% participation of the HCO’s PCPs.

5.	The ADMINISTRATION will require a compliance target to the INSURER of at least seventy percent (70%) for the provision of preventive services from each PCP.

6.	The INSURER guarantees that the enrollee/provider satisfaction rate (EPSR) for each policy period must be 95% or greater, and shall it be executed on policy year basis.
a.	The EPASS Response Rate must not be less than or equal to 70%. The response rate means the number of enrollees/providers those responding the survey.

b.	The ADMINISTRATION must provide timely approvals of survey materials and methodology 60 calendar days prior to the execution of the survey.

c.	The sampling size will be randomly chosen and not less than 400 in the case of the enrollees, and, 30% of the providers participating in the region.

d.	The submission of the survey results to the ADMINISTRATION will be ninety-days (90) after the end of the fiscal year.

e.	The INSURER must make available a toll-free customer service telephone number for use by the beneficiaries. The INSURER guarantees that the target Average Speed of Answer (ASA) of this toll-free customer service telephone line each quarter must be less than or equal to thirty-seconds (30) ASA means the timeframe between a caller choosing the option to speak with a customer service agent and the agent attending the phone call.
7.	The INSURER guarantees that the customer service lines for a GHIP beneficiary must have an Abandon Rate (AR) with less than or equal to 5% out of all incoming calls per policy year. AR means the percent of calls where the caller chose the option to speak with an agent but the call hung up while waiting (in the queue) for an agent to answer.

8.	The INSURER guarantees that the Blockage Rate of the toll-free customer service line for the GHIP beneficiary must be 3% or less of all incoming calls each quarter. Blockage Rate means the percent of Local Exchange Carrier (LEC) Total Call Volume, which cannot be routed to the INSURER’s Automatic Call Distributor (ACD) system, which results in the GHIP beneficiary receiving a busy signal.
E.	The INSURER guarantees that its and the HCO network complies with the following providers/enrollees ratios: 1:1,700 for PCPs, 1:1,350 for Dentists, 1:2,200 for Specialists (including mental health Psychiatrist and Psychologists), and, 1:1,600 for all Physicians participating, on a quarterly basis monitoring report.

F.	The INSURER will contract all available private providers that meet its credentialing process and agree to its contractual terms, in order to assure sufficient participating providers to satisfy the demand of coverage by the beneficiaries enrolled in the GHIP.
G.	The process of evaluation of the providers credentialing and re-credentialing must be perform every three years.
H.	The INSURER Credentialing and Re-credentialing process must include, but is not limited to the following:
1.	Copy(s) of all professional school degrees or certificates, or evidence of qualifying course work.

2.	Copy(s) of all Federal, State, and/or local (city, county) business licenses, certifications and/or registration specifically required to operate a health care facility.

3.	Written confirmation from the IRS confirming Tax Identification with the Legal Business Name (This information is needed if the applicant is enrolling a professional corporation, professional association, or limited liability company with this application or enrolling as a sole proprietor using an Employer Identification Number).

4.	Copy of the National Provider Identifier notification received from the National Plan and Provider Enumeration System (NPPES).
I.	The HCO will provide the INSURER with statistical records of utilization of medical services by beneficiaries. The INSURER shall notify the ADMINISTRATION on a quarterly basis of all findings in the Clinical Database System. The ADMINISTRATION may review and/or audit the Clinical Database System records and reports at any time.
J.	The INSURER will establish an Outcome Review Program to assess the quality of inpatient and ambulatory care management provided by the HCOs. The INSURER shall notify the ADMINISTRATION on a quarterly basis of all findings in the Outcome Review Program. The ADMINISTRATION may review and/or audit the program findings at any time.
K.	The INSURER must provide with the Fraud and Abuse quarterly report to the ADMINISTRATION all findings including, but not limited to:
1.	The number of complaints of fraud and abuse made to the GHIP that warrant a preliminary investigation.

2.	The INSURER must report as part of the quarterly report enunciated in Section C.1.j. the following information that includes, but is not limited to:
a.	Provider’s name and number

b.	Source of the complaint

c.	Type of provider

d.	Nature of the complaint

e.	Approximate range of dollars involved

f.	Legal and Administrative disposition of status of the case
L.	The INSURER agrees to maintain a program to determine that the services provided to beneficiaries are in accordance to established quality parameters by the dental health provider. INSURER shall notify the ADMINISTRATION quarterly of all findings of said review program. The ADMINISTRATION may review and/or audit the program findings at any time.

M.	The INSURER will implement a program that addresses EPSDT screening and Migrant services indicators for preventive diagnostic tests according to age in all areas/regions and shall notify the ADMINISTRATION on a quarterly basis all findings of said program. INSURER assures the compliance with Section 1905(r) of the Social Security Act and the applicable protocols adopted by the Department of Health for the implementation of these Programs.

N.	The EPSDT information must considers the procedure codes described in the ICD-9 of this contract, in order to develop the quarterly table indicated in Section C.1.e.

O.	All services furnished shall be identified by Current Procedure Terminology, International Classification of Diseases, Clinical Modifications Diagnostic Statistics Manual, and American Dental Association’s Current Dental Terminology, as applicable.

P.	Should the INSURER and/or HCO fail to meet any of the above-stated standards from any of the QHPP components, it must pay the ADMINISTRATION twenty-five thousands ($25,000.00) dollars for each occurrence during the next ten days of the month after the reporting quarter, or, at the end of the fiscal year as the ADMINISTRATION solely discretion.

Q.	The ADMINISTRATION reserves the right to request additional statistical reports, performance metrics, or any other related quality and compliance standard as it may deem necessary in accordance to operational and financial needs that may arise throughout the contract period.

R.	In addition, whenever the State Medicaid Agency, Centers for Medicare and Medicaid Services (CMS), Department of Health of Puerto Rico, or any other state or federal government agency may deem necessary to request information from the ADMINISTRATION or the INSURER and HCO, such will be provided.

S.	Access to Information: The INSURER must require its contracted providers and HCOs to allow the Puerto Rico Department of Health, ASES, CMS, Comptroller of Puerto Rico, Comptroller of the US, External Quality Review Organizations (EQRO), and its duly authorized agents access to all records and documents required for audit or inspection. This will be with the intent to evaluate quality, adequacy, timeliness, and costs of services, as well as, for any other issue related to the GHIP beneficiaries.

T.	All the required programs, processes, and reports herein refer to; will also be an obligation on the part of the INSURER participating providers, i.e. the HCOs. The INSURER will assure compliance therewith on the part of said INSURER’s participating providers and/or HCOs.

U.	The ADMINISTRATION reserves the right to require the INSURER to implement additional specific cost and utilization measures controls, subject to prior consultation and cost negotiation with the INSURER.

V.	The INSURER must inform the ADMINISTRATION on a quarterly basis all cancellation of providers, and, must provide an updated version of its Providers Directory to the ADMINISTRATION Clinical Affairs Division, Planning and Quality Affairs Office as well the GHIP beneficiaries.

W.	In order to assure that all enrollee’s encounters are registered and recorded, the INSURER will conduct audits of statistical samples. Through unannounced personal audits of the INSURER’s and participating provider’s facilitates to assure that the medical records reconcile with the encounter reported, and corrective measures will be taken in case of any violation of the INSURER’s regulations regarding the registration and reporting of encounters. The INSURER will provide quarterly reports to the ADMINISTRATION covering all the findings and corrective measures, if any, taken regarding any violation of said regulations.

X.	The compliance with the ADMNISTRATION Quality of Healthcare and Performance Program (QHPP) is of essence and vital to this contract and will be a determining factor in the renewal of this contract. Failure to comply with the compliance requirements or parameters may also result in the termination of this contract.

Y.	The ADMINISTRATION agrees to furnish the INSURER with the required Quality of Healthcare and Performance Program protocols and criteria prior to its implementation and will communicate of any change during the course of the contract period, if applicable.
ARTICLE XVI
COMPLIANCE AND AGREEMENT
FOR INSPECTION OF RECORDS
1.	Since funds from the Commonwealth Plan under Title XIX and Title XXI of the Social Security Act Medical Assistance Programs (Medicaid) and SCHIPS as well as from Title V of the Social Security Act are used to finance this project in part the INSURER shall agree to comply with the requirements and conditions of the Centers for Medicare and Medicaid Services (CMS), the Comptroller General of the United States, the Comptroller of Puerto Rico and this ADMINISTRATION, as to the maintenance of records related to this contract and audit rights thereof, as well as all other legal obligations attendant thereto, including, but not limited to, non-discrimination, coverage benefit eligibility as provided by the Puerto Rico State Plan and Law 72 of September 7 of 1993, as amended anti-fraud and anti-kickback laws, and those terms and provisions of the SSA as applicable. All disclosure obligations and access requirements set forth in this Article or any other Article shall be subject at all times and to the extent mandated by law and regulation, to the HIPAA regulations described elsewhere in this agreement.

2.	The INSURER shall require from the HCO’s and all participating providers that they maintain an appropriate record system for services rendered to beneficiaries, including separate medical files and records for each beneficiary as is necessary to record all clinical information pertaining to said beneficiaries, including notations of personal contacts, primary care visits, diagnostic studies and all other services. The INSURER shall also maintain records to document fiscal activities and expenditures relating to compliance under this agreement. The INSURER and all participating providers shall preserve, and retain in readily accessible form, the records mentioned herein during the term of this contract and for the period of six (6) years thereafter.

3.	At all times during the term of this contract and for a period of six (6) years thereafter, the INSURER and all participating providers will provide the ADMINISTRATION, CMS, the

Comptroller of Puerto Rico, the Comptroller General of the United States of America and/or their authorized representatives, access to all records relating to the INSURER’s compliance under this contract for the purpose of examination, audit or copying of such records. The audits of such records include examination and review of the sources and applications of funds under this contract. The INSURER shall also furnish access to and permit inspection and audit by the ADMINISTRATION, CMS, the Comptroller of Puerto Rico, the Comptroller General of the United States of America and/or their authorized representatives to any financial records relating to the capacity of the INSURER or its HCO’s, if relevant, to bear the risk of potential financial losses.

4.	The INSURER shall be subject to annual external independent review of quality outcomes, timeliness of, and access to, the services covered under the contract. To that effect the INSURER shall ensure that the HCO’, IPAs and all participating providers and their subcontractors furnish to the ADMINISTRATION or the external independent review organization on-site access to, or copies of patient care records as needed to evaluate quality of care.

5.	The ADMINISTRATION and CMS shall have the right to inspect, evaluate, copy and audit any pertinent books, documents, papers and records of the INSURER related to this contract and those of any HCO or participating provider in order to evaluate the services performed, determination of amounts payable, reconciliation of benefits, liabilities and compliance with this contract. The information mentioned in this clause must be provided without alterations.

6.	The INSURER shall provide for the review of services (including both in-patient and out-patient services) covered by the plan for the purpose of determining whether such services meet professional recognized standards of health care, including whether appropriate services have not been provided or have been provided in inappropriate settings. It shall also provide for review, by random sampling, by the ADMINISTRATION, of written complaints, and the results thereof, filed by beneficiaries or their representatives as to the quality of services provided.

7.	The INSURER agrees that the ADMINISTRATION and CMS may conduct inspections and evaluations, at all times, through any means, but not limited to, on-site audits, systems tests, assessments, performance review and regular reports to assure the quality, appropriateness, timeliness and cost of services furnished to the beneficiaries.

8.	The ADMINISTRATION and CMS shall have the right to inspect all of the INSURER’s financial records related to this contract that may be necessary to assure that the ADMINISTRATION pays no more than its fair share of general overhead costs as contracted. The ADMINISTRATION and CMS shall have the right to inspect all the HCO’s’ financial records related to this contract.

9.	The INSURER agrees that the ADMINISTRATION may evaluate, through inspection or other means, the facilities of the INSURER’s participating providers, HCO’s and its participating providers. All facilities shall comply with the applicable licensing and certification requirements as established by regulations of the Department of Health of Puerto Rico. It shall be the INSURER’s responsibility to take all necessary measures to ascertain that all facilities contracting with INSURER comply with the required licensing and certification regulations of the Puerto Rico Health Department, and to terminate the contract of any facility not in compliance with said provisions.

10.	Failure to adequately monitor the licensing and certification of the facilities may result in the termination of this contract.

11.	The INSURER agrees and also will require all HCO’s and participating providers to agree that the ADMINISTRATION’s right to inspect, evaluate, copy and audit, will survive the termination of this contract for a period of six (6) years from said termination date unless:
a)	The ADMINISTRATION determines there is a special need to retain a particular record or group of records for a longer period and notifies the INSURER at least thirty (30) days before the normal disposition date;

b)	There has been a termination, dispute, fraud, or similar fault by the INSURER, in which case the retention may be extended to three (3) years from the date of any resulting final settlement; or

c)	The ADMINISTRATION determines that there is a reasonable possibility of fraud, in which case it may reopen a final settlement at any time;

d)	There has been an audit intervention by CMS, the office of the Comptroller of Puerto Rico, the Comptroller General of the United States or the ADMINISTRATION, in which case the retention may be extended until the conclusion of the audit and publication of the final report.
12.	The INSURER agrees to require all HCO’s and participating providers to permit the ADMINISTRATION to review and audit all aspects related to quality, appropriateness, timeliness and cost of services rendered, and to demonstrate that the services for which payment was made were actually provided.

13.	The INSURER will copy the Administration Compliance Office, at the time of presentation, with evidence of the submission of all documentation and reports required in this Agreement. Administration Compliance Officer and auditors will have full access to all the information regarding the business between the INSURER and ASES.
ARTICLE XVII
OWNERSHIP OF INFORMATION
The ADMINISTRATION is the owner and will have property rights of all information related to the awarded contract, including but not limited to: Beneficiaries utilization data; providers rates use exclusive for health plan program, among others. INSURER and their contracted parties, i.e. HCO’s or any other, shall not use ADMINISTRATION information for their benefit or (that of their) Contracted parties, including their private business. All documents related to the awarded contract should be available and provided to the Administration representatives upon request, without alterations. Likewise, all the operation and information related to this contract should be kept separated from INSURER’s private business, through the implementation of a firewall that includes controls and procedures that guarantee this requirement.

ARTICLE XVIII
INFORMATION SYSTEMS AND
REPORTING REQUIREMENTS
1.	The INSURER shall be responsible for the data collection and other statistics of all services provided including, but not limited, to encounter and real cost of each one, claims services and any other pertinent data from all HCO’s, participating providers or any other entity which provides services to beneficiaries under the program, said data to be classified by provider, by beneficiary, by diagnosis, by procedure and by the date the service is rendered. INSURER shall also provide information on utilization, grievances and appeals and disenrollment for other than loss of Medicaid eligibility. The data collected must then be forwarded to the ADMINISTRATION on a monthly basis in an electronic or on machine readable media format. The data fields and specific data elements required to be transmitted are contained in the document titled, “Carrier to ASES Data Submissions, New File Layouts” which defines files for the delivery of data in claims, services, provider, IPA and capitation files. The ADMINISTRATION reserves the right to modify, expand or delete the requirements contained therein or issue new requirements, subject to consultation with the INSURER and cost negotiation, if necessary.

Accordingly the INSURER must submit to the ADMINISTRATION a detailed Systems Requirements Inventory Report which details the following:
a)	Plan’s compliance with each information system requirement;

b)	Action plan of INSURER’s response to the requirements;

c)	Actual date that each system requirement will be completely operational, not to exceed the effective date of coverage under this contract.
2.	The INSURER agrees to submit to the ADMINISTRATION the System Inventory Report for final approval not later than the date of the signing of this contract.
3.	All Management Information Systems Requirements shall be fully operational as of the first day of coverage under this Contract and shall remain as such for the duration of the Contract. If INSURER is not in compliance with this requirement will be subject to the cancellation of this contract.
4.	The INSURER agrees that all required data and information needs to be collected and reported through electronic or machine readable media commencing with the effective date of coverage of this contract to the ADMINISTRATION, and upon request to CMS.
4.1	Data that must be certified by INSURER. The data that must be certified include and is not limited to, documents specified by the ADMINISTRATION, enrollment information, encounter data and other information required in this contract and RFP. Any payment by the ADMINISTRATION that is based on data submitted by the INSURER, must comply with the certification as provided on 42 CFR 438.606. The certification must attest, based on the best knowledge, information and belief as to the accuracy, completeness and truthfulness of the document and data. The certification must be submitted concurrently with the certified data and documents.

4.2	The data and documents submitted by INSURER to the ADMNISTRATION must be certified by one of the following:
•	INSURER’S Chief Executive Officer

•	INSURER’S Chief Financial Officer

•	An individual who has delegated authority to sign for, and who reports directly to INSURER’S Chief executive Officer or Chief Financial Officer.
5.	The information system of all HCO’s shall be compatible with the systems in use by the INSURER.

6.	The INSURER shall supply to the HCO’s and, upon request, to all participating providers with eligibility information on a daily basis. Said information shall be secured through on-line access with the INSURER.

Exchange of data, reports and other information.

The ADMINISTRATION will make available a secure FTP server, accessible via the Internet, for receipt of electronic files and reports from the INSURER. The INSURER will provide a similar system for the ADMINISTRATION to transmit files and reports deliverable by the ADMINISTRATION to the INSURER. When such systems are not operational, the ADMINISTRATION and the INSURER with agree mutually on alternate methods for the exchange of files.

INSURER agrees to submit to the ADMINISTRATION in such form and detail as indicated in the “Carrier to ASES Data Submissions, New File Layouts” document and any other formats the ADMINISTRATION require, the following information in the timeframes specified herein:
a)	On a Daily basis
•	Enrollment data
b)	Within five (5) calendar days of the end of each month
•	Data pertaining to health insurance services provided to beneficiaries in the form of files for Services, Claims, Providers, IPAs/HCOs, Capitation Payments and Administrative Expenses. Such files will be submitted according to the latest version of the “Carrier to ASES Data Submissions, New File Layouts” document in effect at the time of the submission.
c)	On or before the twenty-fifth (25) day of each month:
•	Statistical data on providers, medical services and any other services;

•	Any and all data and information as required in the Request for Proposals;
d)	As required by the ADMINISTRATION:
•	Any other reports or data that the ADMINISTRATION may require after consultation and negotiation with INSURER.
The ADMINISTRATION will deliver data to the INSURER, according to the layouts defined by the ADMINISTARTION for the following information in the timeframes specified herein:
e)	On a Daily basis

•	Enrollment rejects and errors
f)	On Daily and Monthly Basis
•	Eligibility data (including the incorporation of enrollment information).
g)	On a Monthly basis:
•	Payment of Premiums/Administrative Fees

•	Error Return files and Processing Summary reports for monthly files submitted by INSURER under b) above.
The INSURER will update its system with eligibility data delivered to the INSURER within one (1) business day of receipt.

Files which record the enrollment or changes in enrollment of a member in the INSURER must be delivered to the ADMINISTRATION by the first business day following the enrollment of the member or change of enrollment status of the member.

Claims and Encounters: All files which report Claims, Services, Providers, IPAs/HCOs, Capitation and Administrative expenses according to the “Carrier to ASES Data Submissions, New File Layouts” document must be submitted to the ADMINISTRATION by the fifth (5th) day of the month following the month being reported, or as required by the ADMINISTRATION. Files delivered by the INSURER will be rejected if the ADMINSTRATION can not process them for validation. Files will be validated and, to be accepted, must not exceed 1% (one percent) of records in error. Files which are rejected for failing the error threshold must be corrected and re-submitted in their entirety. Files for any month’s deliverables will not be accepted by the ADMINISTRATION if a rejected file from a prior month remains outstanding. On accepted files, the ADMINISTRATION will report records with errors to the INSURER and such records must be corrected an such corrected records must be included in the next month’s file.

Failure to deliver files on a timely basis, the rejection of delivered files by the ADMINISTRATION as described above, failure by the INSURER to correct and resubmit rejected files or failure by the INSURER to correct records reported in error, will constitute failures to comply with this Agreement and will be sufficient cause for the imposition against the INSURER of the penalties provided for in Article XXXVIII.

7.	The INSURER agrees to provide to the ADMINISTRATION, on a regular basis as needed, any and all data, information, reports, and documentation that will permit Governmental Agencies, to compile statistical data to substantiate the need for, and the appropriate use of federal funds for federally financed health programs.

8.	The INSURER agrees to report to the ADMINISTRATION on a daily basis all information pertaining to enrollment, disenrollment, and other subscriber or beneficiary transactions as required by the ADMINISTRATION. All records shall be transmitted: 1) through approved ADMINISTRATION systems contractor; or 2) over data transmission lines directly to the ADMINISTRATION; or 3) on machine readable media. All machine readable media or electronic transmissions shall be consistent with the relevant ADMINISTRATION’s record layouts and specifications.

9.	The INSURER will submit to the ADMINISTRATION on a monthly basis reports and data generated electronically that allows the ADMINISTRATION:
a.	Evaluation of the effectiveness of the delivery of services by providers and the adequacy of these services.

b.	Monitoring and evaluation of the efficiency and propriety of the services that are being received by the beneficiaries and their dependents.

c.	Comparison of experience with that of other providers.

d.	Comparison of the utilization of health care and the cost tendencies within the community and the group that renders service.

e.	Demonstration of how the quality of care is being improved for the insured and their dependents.

f.	Comparison of the administrative measures taken by the INSURER with reference points to be able to evaluate the progress towards constant improvement.

g.	Compliance with the information requirements and reports of the Federal Programs such as: Title II of the Health Insurance Portability and Accountability Act;Title IV-B Part 1 and 2, Title IV-E, Title V, Title XIX, and Title XXI of the Social Security Act; the applicable state laws as( the Child Abuse Act, ”Ley de Maltrato de Menores” Public Law 75 of May 28,1980 ; the Protection and Assistance to Victims and Witness Act, “Ley de Protección y Asistencia a Víctimas de Delitos y Testigos”,Public Law 77 of July 9,1986), and any other information requirements which in the future are mandated by federal and state programs.

h.	Evaluation of each service provided with separate identification by beneficiary, by provider, by diagnosis, by diagnostic code, by procedure code and by date and place of service. The provider must be identified by his/her provider’s identification number or his/her social security account number.
10.	The INSURER will provide the ADMINISTRATION with a uniform system for data collection.

11.	The INSURER’S Information Systems must provide a continuous flow of information to measure the quality of services rendered to the beneficiaries and their dependents. The purpose of these systems must be to help the ADMINISTRATION and the INSURER in the process of achieving continuous improvement in the quality of services rendered to beneficiaries and their dependents within a cost effective system.

12.	The INSURER will prepare the necessary reports requested herein for the administration of the health insurance contract. Daily reports are due by the end of the following business day. Weekly reports are due on the first business day of the following week. Monthly reports are due twenty-five (25) days after the end of each month. Quarterly reports are due thirty (30) days after the end of each quarter.

13.	The INSURER must inform the Administration on a monthly basis all cancellation and disenrollment of providers.

14.	INSURER shall provide the ADMINISTRATION, on or before the twenty-fifth (25th) day of the month, in electronic and hard-copy format, an updated version of the Providers Directory. Said electronic delivery shall be in the Excel format compatible with the ADMINISTRATION systems, or in any other agreed upon electronic form.

15.	The INSURER will coordinate the enrollment of beneficiaries.

16.	The INSURER will assure adequate and efficient functioning for the term of the contract that includes an insurance against economic loss due to system failure or data loss.

17.	As an additional measure to guarantee quality and adequacy of the medical health services, the INSURER will conduct periodical statistics analysis of the medical services rendered to the beneficiaries and will compare them with the primary physician practice profile of their regular health insurance plan. Quarterly reports as to the analysis and comparison statistics will be submitted to the ADMINISTRATION.

18.	In order to insure that all subscriber encounters are registered and recorded, the INSURER will conduct audits of statistical samples and unannounced personal audits of the HCO’s and participating provider’s facilities to assure that the medical records reconcile with the encounter reported, and corrective measures will be taken in case of any violation of the INSURER’s regulations regarding the registration and reporting of encounters. The INSURER will provide quarterly reports to the ADMINISTRATION covering all the findings and corrective measures, if any, taken regarding any violation of said regulations.

19.	The INSURER, as a minimum must guarantee the following:
a.	The security and integrity of the information and communication systems through:
1.	Regular Backups on a daily basis

2.	Controlled Access to the physical plant

3.	Control logical access to information systems

4.	Verification of the accuracy of the data and information
b.	The continuity of services through:
1.	Regular maintenance of the systems, programs and equipment

2.	A staff of duly trained personnel

3.	An established and proven system of Disaster Recovery

4.	Cost Effective systems.
c.	Identification of the beneficiary via the use of plastic cards.

d.	Automated system of communication with statistics of the management of calls (Occurrence of busy lines, etc.)

e.	A comprehensive health insurance claim processing system to handle receiving, processing and payment of claims and encounters.

f.	Analysis/Control of utilization (The INSURER must provide said analysis to the ADMINISTRATION on a monthly basis in the format outlined by the ADMINISTRATION):
1.	by patient/family

2.	by region, area/region town, (zip code)

3.	by provider (provider’s identification number or social security account numbers)

4.	by diagnosis

5.	by procedure or service

6.	by date of service

g.	Financial and Actuarial reports

h.	System of Control for claims payment that includes payment history.

i.	Computerized pharmacy system that permits its integration to the payment procedures to the providers.

j.	Outcome Analysis

k.	Electronic creation of data files related to mortality, morbidity, and vital statistics.

l.	Integration to central systems
1.	Procedures and communications protocol compatibility;

2.	Ability to transmit reports, and or files via electronic means.
m.	Electronic Handling of:
1.	The process of Admission to hospitals and ambulatory services

2.	Verification of eligibility and subscription to the plan.

3.	Verification of benefits

4.	Verification of Financial information (Deductibles, Co-payments, etc.)

5.	Verification of individual demographic data

6.	Coordination of Benefits.
n.	Computerized applications for general accounting.

o.	As to HCO’s and all Participating Providers the information system shall provide for:
1.	On line access to service history for each beneficiary.

2.	Register of diagnosis and procedures for each service rendered.

3.	Complete demography on line, including the aspect of coverage and financial responsibility of the patient.

4.	Individual and family transactions

5.	Annotations on line (General notes such as allergies, reminders or other clinical aspects (free form)

6.	Analysis of activity by:
a.	department

b.	provider

c.	diagnosis

d.	procedures

e.	age

f.	sex

g.	origin

h.	others, as mutually agreed upon.
7.	Diagnosis history by patient with multiple codes per service.

8.	AD Hoc Reports

9.	Referrals Control

10.	Electronic Billing

11.	Pharmacy system

12.	Dental system

13.	Ability to handle requirements of the Medicare programs such as RBRVS (Relative Base Relative Value System).

14.	Ability to collect data as to the quarter in which the pregnant female beneficiary commences her ob-gyn treatment. The format for the collection of this data shall be approved by the ADMINISTRATION prior to its implementation.
Failure to comply with the requirements contained herein will be sufficient cause for the imposition against the INSURER of the penalty provided for in this contract.

20.	The INSURER agrees to report all procedure and diagnostic information using the current versions of Current Procedural Terminology, International Classification of Diseases, Clinical Modification, Diagnostic Statistic Manual and American Dental Association’s Current Dental Terminology, respectively. This does not prevent the adoption by INSURER of the ANSI X-12 electronic transactions for standards set forth in the HIPAA regulations; which shall be implemented on or before October 2002, unless modified by DHHS.

21.	Non compliance with any of the Information Systems and Reporting Requirements; with any requirements related to the electronic standards transactions to be implemented within the schedule set forth by the HIPAA regulations, or with other requirements contained herein, shall be subject to the provisions of this contract and Law 72 of September 7, 1993, which provides the right of the ADMINISTRATION to enforce compliance through the Court of Appeals of Puerto Rico, Part of San Juan.

22.	The INSURER shall provide the ADMINISTRATION the ability for the ADMINISTRATION’s authorized personnel access to the INSURER’s on-line computer applications. Such access will allow the ADMINISTRATION use of the same systems and access to the same information as used by the INSURER and enable the inquiry on beneficiaries, providers, and statistics files related to this contract. The preferred access method will be via a secure Internet connection and the INSURER will supply the ADMINISTRATION’s designated personnel with the required user-ids, passwords and instructions to be able to access the systems. In the event that secure Internet access is not possible, the INSURER and the ADMINISTRATION will mutually agree on alternate access methods.

23.	As per the INSURER’s proposal, INSURER shall provide to each HCO’s, HCO s network of participating providers and INSURER’s participating providers in the Health Area/Region, as well as to those outside of the area/region who provide services to beneficiaries from within the area/region, the necessary hardware and software to maintain on-line communication with the INSURER’s Information System to document all encounters and services rendered to beneficiaries. Said hardware and software will be provided at a reasonable cost for the implementation and servicing.

24.	The INSURER agrees to submit to the ADMINISTRATION reports as to the data and information gathered through the use of the Health Plan Employer Data and Information Set (HEDIS) and the work plan required by the ADMINISTRATION.

25.	The INSURER must disclose to the ADMINISTRATION the following information on provider incentive plans in sufficient detail to determine whether their incentive plan complies with the regulatory requirements set forth under the 42 CFR 438.6(h), 422.208 and 422.210:

a)	Whether services not furnished by the physician or physician group are covered by the incentive plan. If physician incentive plan does not cover the services furnished by the physician or physician group, disclosure of other aspects of the plan need not be made.

b)	The type of incentive arrangement (i.e., withhold, bonus, capitation).

c)	A determination on the percent of payment under the contract that is based on the use of referral services. If the incentive plan involves a withholding or bonus, the percent of the withholding of bonus. If the calculated amount is 25% or less, disclosure of the remaining elements in this list is not required and there is no substantial risk.

d)	Proof that the physician or physician group has adequate stop-loss protection, including the amount and type of stop-loss protection.

e)	The panel size and, if patients are pooled, the method used.

f)	In the case of those prepaid plans that are required to conduct beneficiary surveys, the survey’s results.

g)	The entity must report of with hold or bonus, if applicable.

h)	If the physician/group is at substantial financial risk, the entity must report proof the physician/group has adequate stop loss coverage, including amount and type of stop-loss.
The information items (a) through (e) above, must be disclosed to the ADMINISTRATION: (1) prior to approval of its initial contracts or agreements, upon the contract or agreements anniversary or renewal effective date or upon request by the Administration or CMS. The disclosure item (f) is due 3 months after the end of the contract year or upon request by CMS.

If the contract with the INSURER is an initial Medicaid contract, but the INSURER has operated previously in the commercial or Medicare markets, information on physician incentive plans for the year preceding the initial contract period must be disclosed. If the contract is an initial contract with INSURER, but the INSURER has not operated previously in the commercial or Medicare markets, the INSURER should provide assurance that the provider agreements that they sign will meet CMS and Commonwealth requirements (i.e. there is no Physician Incentive Plan (PIP); there is a PIP but no Substantial Financial Risk (SFR); there is a PIP and SFR so stop-loss and survey requirements will be met). For contracts being renewed or extended, the INSURER must provide PIP disclosure information for the prior contracting period’s contracts.

The INSURER must update PIP disclosures annually and must disclose to administration whether PIP arrangements have changed from the previous year. Where arrangements have not changed, a written assurance that there has not been a change is sufficient. This also applies when INSURER analyze the PIP arrangements in their direct and downstream contracts to determine which disclosure items are due from their contractors. INSURER is expected to maintain the current written assurances and the prior periods’ documentation so that the materials are available during on-site reviews.

26.	INSURER TELEPHONE ACCESS REQUIREMENTS

INSURER must have adequately-staffed telephone lines available. Telephone personnel must receive customer service telephone training. INSURER must ensure that telephone staffing is adequate to fulfill the standards of promptness and quality listed below:
1.	80% of all telephone calls must be answered within an average of 30 seconds;

2.	The lost (abandonment) rate must not exceed 5%;

3.	INSURER cannot impose maximum call duration limits but must allow calls to be of sufficient length to ensure adequate information is provided to the Beneficiaries or Provider.
27.	The INSURER shall abide with the present Information Systems and Reporting Requirements established in this agreement and shall cooperate with the ADMINISTRATION in the development and implementation of any future systems.
ARTICLE XIX
FINANCIAL REQUIREMENTS
1.	INSURER shall comply with a minimum 150% of risk based capital. The ADMINISTRATION reserves the right to require additional capital guarantees if deemed necessary. Health organizations must comply with Article 19.140 of the Insurance Code of Puerto Rico with respect to insolvency protection.

2.	The INSURER shall notify the ADMINISTRATION of any loans and other special financial arrangements which are made between the INSURER and any HCO or participating provider or related parties. Any such loans shall strictly conform to the legal requirements of the anti-fraud and anti-kickback laws and regulations.

3.	The INSURER shall provide to the ADMINISTRATION copies of audited financial statements following Generally Accepted Accounting Principles (GAAP) in the United States and of the report to the Insurance Commissioner in the format agreed to by the National Association of Insurance Commissioners (NAIC), for the year ended on December 31, 2005, and subsequently thereafter for the contract term not later than March 15 of each subsequent year. Unaudited GAAP financial statements for each quarter during the contract term shall be presented to the ADMINISTRATION not later than forty five (45) days after the closing of each quarter.

4.	The INSURER will maintain adequate procedures and controls to insure that any payments pursuant to this contract are properly made. In establishing and maintaining such procedures the INSURER will provide for separation of the functions of certification and disbursement.

5.	The INSURER is required to establish a cash reserve, in accordance with the Insurance Code of Puerto Rico, to insure that outstanding claims can be satisfied in the event of insolvency.

6.	The INSURER’s Incurred but Not Reported (IBNR) reserve will be reconciled and reevaluated every ninety (90) days and in no way the IBNR reserve shall exceed 10% of the total monthly capitation payments made to HCO’s. The ADMINISTRATION reserves the right to retain for custody purposes such IBNR reserve, if considered necessary.

7.	The INSURER agrees to provide to the ADMINISTRATION, upon the expiration of each period of twelve (12) consecutive months of the contract year, and not later than ninety (90) days thereafter, audited financial statements following Generally Accepted Accounting Principles in the United States (GAAP) which exclusively present the operational financial situation related to the execution of this contract. The ADMINISTRATION reserves the right to request interim audited financial statements not to exceed two (2) during the contract term.

8.	The INSURER agrees to pay the accounting firm contracted by the ADMINISTRATION to perform audits according to the contract period and to provide and make available the them or to the ADMINISTRATION any and all working papers of its external auditors related to this contract. The parties agree, and INSURER shall incorporate in contracts with subcontractors, that the health insurance plan is a government-funded program and as such the administrative costs that are deemed allowable shall be in accordance with cost principles permissible, and Commonwealth’s applicable guidelines, primarily recognizing that: (1) a cost shall be reasonable and is of the type generally recognized as ordinary and necessary, if in its nature and amount, and taking into consideration the purpose for which it was disbursed, it does not exceed that which would be incurred by a prudent person in the ordinary course of business under the circumstances prevailing at the time the decision was made to incur the cost, and (2) is allocable or related to the cost objective that compels cost association.
ARTICLE XX
PAYMENT OF PREMIUMS
1.	The payment for the first month of coverage will be made upon certification by the INSURER that it has complied with all the terms and conditions contained in this contract to the satisfaction of the ADMINISTRATION.

For subsequent months, the ADMINISTRATION shall pay to INSURER the corresponding monthly premium within five (5) working days following submission by INSURER of an invoice containing an electronic file listing the beneficiaries enrolled for the month of the invoice, and a hard-copy certification of the categories and amounts being billed. The timing of the five-day (5) shall start running upon receipt by the ADMINISTRATION of said electronic and hard-copy requirements; provided, however, that should either the hard-copy certification or the electronic file need to be resubmitted by INSURER, the five-day timing shall be reset to start on the date the ADMINISTRATION receives the missing requirement.

Calculations by ASES of premiums due will be based on the status of beneficiaries eligible at the end of the prior month, following all processing of updates and cancellations effective in that month.

2.	The monthly premium calculation for beneficiaries not enrolled for the full month shall be determined on a pro-rata basis by dividing the corresponding monthly premium amount by the number of days in the month and multiplying the result by the number of days the beneficiary was actually enrolled.

3.	The monthly premiums for the months comprised within the contract term and covered by this contract are as detailed in Appendix C. Premium payment to contract will be disbursed from the Finance Department control account number 5000-212.

4.	The per member per month rate (PMPM) herein agreed provides for:
a)	The billing by providers to Medicare for services rendered to beneficiaries who are also Medicare recipients and the benefits are accessed through the PCP. The INSURER will not cover deductibles or co-insurance of Part A, but will cover deductibles and co-insurance for outpatient services provided in hospital deductibles, other than physician services.

b)	The recognition as a covered reimbursable Medicare Program cost as bad debts by reason of non-payment of Part A deductibles and/or coinsurance, and for deductibles and co-insurance for outpatient services provided in hospital setting under Medicare Parte B, other that physician services.

c)	Pharmacy coverage for beneficiaries who are also Part A and Part A and B Medicare recipients, as long as the benefits are accessed through the PCP, HCO’s, HCO’s network of participating providers or the INSURER’s participating providers and the prescription is issued by a participating provider of the INSURER.

d)	Dental coverage for beneficiaries who are also Part A and Part A and B Medicare recipients, the INSURER’s participating providers.

e)	All benefits included in Appendix A that are not covered under Medicare Part A or Part B.
5.	The INSURER shall not, at any time; increase the rate agreed in the contract nor reduce the benefits agreed this contract.

Notwithstanding the aforesaid, the INSURER acknowledges that the ADMINISTRATION reserves the right to modify any of the contract terms, to the extent of reducing the agreed premium rates in order to reduce any benefits coverage, in the event the ADMINISTRATION is not afforded the necessary and sufficient state or federal funds required to subsidize all or part of the health plan’s benefits hereby covered.

6.	The INSURER guarantees the ADMINISTRATION that the rate and any applicable deductibles or co-payments constitute full payment for the benefits contracted under the plan, and that participating providers cannot collect any additional amount from the beneficiaries. Balance billing is expressly prohibited.

Upon a determination made by the ADMINISTRATION that the INSURER or its agents has engaged in balance billing, the ADMINISTRATION will proceed to impose any penalty according to Article XXXVIII of this contract.

7.	The INSURER understands that the payment of premium by the ADMINISTRATION and the INSURER’s payments to its HCO’s, HCO’s network of participating providers and INSURER’s participating providers, shall be considered as full and complete payment for all services rendered except for the deductibles established in Appendix C of the contract herein.

8.	For those Medicare beneficiaries with Part A, any recovery by the provider for Part A deductibles and/or co-insurance will be made exclusively through the Medicare Part A Program as bad debts. In this instance, beneficiaries would neither pay any reimbursement for rendered services to a participating provider nor pay the deductibles included in Appendix A of this contract.

9.	For those Medicare beneficiaries with Part B, any recovery by the participating provider for Part B deductibles and/or co-insurance, other than services provided on an outpatient basis to hospital clinics, will be made through the INSURER and/or the HCOs. In this instance, beneficiaries would neither pay any reimbursement for rendered services to a participating provider nor pay the deductibles included in Appendix A.

10.	Co-insurance and deductible for Part B services provided on an outpatient basis to hospital clinics, other than physician services, will be considered as a covered bad debt reimbursement item under the Medicare program cost. In this instance, the INSURER will pay for the co-insurance and deductibles related to the physician services provided as a Part B service, through the capitation paid to the HCO.

11.	Newborns shall be immediately covered by the INSURER if born to an eligible individual and/or family unit as defined herein the Medicaid Commonwealth Plan, the law and its regulations.

12.	The INSURER understands that if the Federal Government submits an alternative to the agreement hereof that is more cost effective and for the benefit of the Government of the Commonwealth Puerto Rico, the ADMINISTRATION along with the INSURER will attempt to renegotiate the coverage for Medicare beneficiaries with Part A or Part A and B.

13.	The INSURER certifies that the monthly billing submitted to the ADMINISTRATION includes all beneficiaries, who have been issued an identification card and for which payment of premiums are due either on a monthly or pro-rated basis. The ADMINISTRATION will not accept any new billing once the monthly billing is submitted by the INSURER to the ADMINISTRATION, unless there is a justifiable reason for the omission.

14.	If any differences arise in the ADMINISTRATION’s payment of premiums to the INSURER, the latter will proceed to analyze the differences between the original billing submitted by the INSURER and the amount paid by the ADMINISTRATION. The INSURER will proceed, after proper analysis, to submit to the ADMINISTRATION a diskette as well as all relevant documentation that supports and details the INSURER’s claim not later than thirty (30) working days after payment is made to the INSURER by the ADMINISTRATION. Once this term has ended, the INSURER waives its right to claim any amounts from differences arising from the monthly payment made by the ADMINISTRATION and releases the ADMINISTRATION from any and all obligation to pay any additional premiums, including differences to billing by more than one insurer. During the following one hundred and twenty (120) days the ADMINISTRATION will confirm the validity of the claim and make payment thereof.

The parties acknowledge that the amount submitted for reconciliation pursuant to item 14 herein, must be within the reasonable operational capacity of the ADMINISTRATION due to the manual reconciliation process that item 14 entails for the ADMINISTRATION. In the event that reconciliation of claims on the original billing are due to errors solely attributable to INSURER and such reconciliations constitute extraordinary amounts, such as cases above one thousand (1,000) or more claims, which are to be considered beyond the ADMINISTRATION’s normal operational capacity, INSURER shall pay the ADMINISTRATION the costs which are incurred by the ADMINISTRATION for the reconciliations, (such costs shall include, and not be limited to expenses for the additional human resources to be engaged or hired, overtime hours, etc.) to be recoverable to a maximum rate of five percent (5%) of the total amount to be reconciled. Said amount to be paid by INSURER to the ADMINISTRATION shall be retained from the resulting amount of the reconciliation. For purposes of this section, errors due solely to the INSURER, include, but are not limited to, errors in the code assigned to municipalities; errors in social security numbers or family identification numbers.

ARTICLE XXI
ACTUARIAL REQUIREMENTS
1.	For the purpose of determining future premiums, the loss experience of this contract shall be based exclusively on the results of the cost of health care services provided to the beneficiaries covered under this contract. The INSURER shall maintain all the utilization and financial data related to this contract duly segregated from its regular accounting system including, but not limited to the General Ledger and the necessary Accounting Registers classified by the Area/Region subject to this contract.

2.	Administrative expenses to be included in determining the experience of the program are those directly related to this contract. Separate allocations of expenses from the INSURER’s regular business, INSURER’s related companies, INSURER’s parent company or other entities will be reflected or made a part of the financial and accounting records described in the preceding section.

3.	Any pooling of operating expenses with other of the INSURER’s groups, cost shifting, financial consolidation or the implementation of other combined financial measures is expressly forbidden.

4.	Amounts paid for claims or encounters resulting from services determined to be medically unnecessary by the INSURER will not be considered in the contract’s experience.

5.	The INSURER shall provide the ADMINISTRATION every month with a Premium Disbursement Illustration. Said illustration shall present the distribution of the capitation, claim expenses by coverage, reserves, administrative expenses and premium distributions as referred and contained in the Actuarial Reports formats. Failure to comply with the requirements contained herein will be sufficient cause for the imposition against the INSURER of the penalty provided for in this contract.

6.	The determination by the INSURER as to the payment of the capitation fee and as to any other payments by virtue of this contract will be computed on an actuarially sound basis.

7.	The INSURER will provide to the ADMINISTRATION, on a monthly basis, the actuarial data, premium distribution, and reports as contained in the Actuarial Report formats. Failure to comply with the requirements contained herein will be sufficient cause for the imposition against the INSURER of the penalty provided for in this contract.

8.	The ADMINISTRATION and INSURER acknowledge that:

The Administration represents that, to the best of its knowledge, the services provided to enrollees under this Contract are those services established in the State Plan. The parties herein agree that in the event that INSURER provides any service that is not in the State Plan, the cost of such service shall not be included when determining capitation rates.

The ADMINISTRATION may build only the FFS rate schedule or an actuarially equivalent rate for services rendered by FQHC and RHCs, when applicable. The ADMINISTRATION may not include the FQHC/RHC encounter rate, cost-settlement, or prospective payment amounts. INSURER must pay FQHCs and RHCs no less than it pays non-FQHCs and non-RHCs.

ARTICLE XXII
PHARMACY BENEFITS MANAGEMENT (PBM)
1.	The ADMINISTRATION will monitor the Physical Health Program provided through the INSURER contracted in the Health Region/Area. This will be with sufficient specificity in order to provide for all Physical Health needs for all eligible beneficiaries residing within the municipalities comprising said area.

2.	The INSURER will abide with the ADMINISTRATION’s guidelines for expediting access of beneficiaries to the Physical health Program and pharmacy benefits covered under the Health Reform Program.

The ADMINISTRATION acknowledges that no modifications will be made to the PDL during the remaining contract period unless a previous cost impact analysis is conducted to evaluate any adverse, positive or cost-effective factors that could affect both parties’ interests which may impair contracted premiums rates. Notwithstanding any adverse and financial effect in a determination to address a modification, said determination by the ADMINISTRATION shall be subject to the identification, availability and approval of funds to subsidize the corresponding adjustment to be contemplated and as agreed with INSURER.

3.	Concurrently with the terms of this contract, the INSURER agrees to work with the ADMINISTRATION’s Pharmacy Benefit Manager(s) as selected by the ADMINISTRATION. This will include cooperating with the selected PBM to electronically send on a daily basis eligibility file, physician file updates facilitate claims processing in a period specified, working with the selected PBM to specify, develop and implement the flow of information, utilization review deposit funds for the payment of claims to the pharmacy network according to the payments cycle specified by the PBM and customer service protocols, as well as, to cease billing and collection of rebates from drug manufacturers.

4.	The ADMINISTRATION’s PBM, will provide the INSURER the services set forth in this Section as described hereto:

Item	Description
Claims Processing and Administrative Services	▪ Contracting and administration of the pharmacy network. The PBM will create a network of Participating Pharmacies, which will perform pharmacy services for Members at specified fees and discounts

▪ Bi-monthly claim payments summary reports for each payment cycle

▪ Notify each INSURER of the payment process, systems involved (NCPDP 2.0) and relevant time line.

▪ Processing and mailing of pharmacy checks and remittance reports

▪ Reconciliation of zero balance accounts

▪ Generate list of participating pharmacies

▪ Coordination of Benefits

▪ On-line access to current eligibility and claims history

▪ Plan set-up

▪ Develop policies and procedures for denials and rejections

▪ Process reasonable denials

Item	Description
▪ Maintenance of plan

▪    Adjudication of electronic claims. The PBM will adjudicate claims submitted by Participating Pharmacies to the PBM based on the participating pharmacy’s agreement with the PBM and including online edits for preauthorization requirements and other edits that may be deemed necessary for the accurate payment of claims

▪ Approval and rejection of claims consistent with plan design and concurrent Drug Utilization Review (DUR)

▪ Standard electronic eligibility

▪ Maintain call center

▪ Loading of INSURER providers in network and eligible members

▪ Develop remedies for addressing problems with pharmacies

Concurrent Fraud Investigations	▪ Develop process for INSURER to notify the PBM of fraud and abuse complaints made by their beneficiaries.

▪ Track and Investigate fraud and abuse allegations

▪ Report to ASES and INSURER on a quarterly basis any adjustment as result of the investigations pharmacy audit process.

Formulary Management Program	▪ Incorporate INSURER related issues, such as providing guidance into development of the Preferred Drug List (PDL), into the existing ADMINISTRATION’s Pharmacy and Therapeutic Committee.

Drug Utilization Review/Drug	▪ Incorporate DUR reports and evaluation reviews into the tasks of the P&T.

Utilization Evaluations	▪ Evaluate new therapeutic classes and determine if drugs need to be added to the official/formulary.

▪ Therapeutic intervention and switching

▪ Develop protocols, when necessary.

Reports	▪ Meet with INSURER to determine the reports that should be the sole responsibility of the PBM, those performed by the INSURER and those that should be duplicated in order to cross check.

▪ Provide access to MCO’s, to the Reporting System.

Optional Services	▪ Custom Management Reports

▪ Manual Claims Input

▪ Special Programming
6.	The INSURER will provide the following services set forth in this Section and the services described hereto:

Item	Description
Claims Processing and Administrative Services
▪    Assume cost of implementing and maintaining on-line connections- The INSURER will be responsible for all of its own costs of implementation, including but not limited to payment processes, utilization review and approval processes, connection and line charges, and other costs incurred to implement the payment arrangements for pharmacy claims.

▪ Maintain or improve ratio of paid claims to processed claims-Based on past performance, ADMINISTRATION will develop an acceptable ratio of paid claims to processed claims for which each

Item	Description
INSURER will be responsible for maintaining or improving.

▪ Review bi-monthly claim payments summary reports for each payment cycle and approve transfer of funds

▪ Review denials and rejections

▪    Maintain call center- INSURER will operate a customer call center to provide for preauthorization of drugs for drugs for which the INSURER retains risk, according to its policies and the approved formulary.

▪ Electronically submit a list of all INSURER providers in network and eligible members to PBM

Concurrent Fraud	▪ Develop tracking mechanisms for fraud and abuse issues

Investigations	▪ Forward fraud and abuse complaints from members to PBM

Formulary Management Program
▪    Select a member of the INSURER to serve on the existing PBM Pharmacy and Therapeutic Committee Administration in order to complete tasks such as providing guidance into development of the Preferred Drug List.

Drug Utilization Review/Drug	▪ Perform drug utilization review.

Utilization Evaluations	▪ Develop and distribute protocols, when necessary.

▪ Perform utilization management functions- The INSURER will perform utilization review that meets the minimum standards of ADMINISTRATION or that may be required by the Medicaid program.

▪ Perform disease management functions- The INSURER will perform disease management that meets the minimum standards of the ADMINISTRATION or that may be required by the Medicaid program.

Reports	▪ Meet with PBM to determine the reports that should be the sole responsibility of the PBM, those performed by the INSURER and those that should be duplicated in order to cross check.
7.	The INSURER will abide and comply with following payment process hereby established:
a)	To pay claims costs. On a semi-monthly payment cycle to be set forth by the PBM, the PBM will provide the INSURER with the proposed claims listing. The INSURER will promptly review the payment listing.

b)	Submit funds for claims payment to zero-balance account. The INSURER will provide funds, wire transfers or otherwise submit payment within two business days to a bank account established for the payment of the claims applicable to each INSURER.

c)	Other Savings: The INSURER, the ADMINISTRATION, and the PBM shall cooperate to identify additional savings opportunities, including special purchasing opportunities, changes in network fees, etc. Payment to the INSURER will be adjusted to provide the ADMINISTRATION for its share of the incremental net savings.

ARTICLE XXIII
BENEFITS
1.	The INSURER agrees to provide to the enrolled beneficiaries the benefits included in this contract. The benefits to be provided under the program are divided in three types of coverage: 1) the Basic Coverage that includes preventive, medical, hospital, surgical, diagnostic tests, clinical laboratory tests, x-rays, emergency room, ambulance, maternity and prescription drug services, 2) Dental Coverage based on the right to choose one of the participating dentists from the INSURER’s network and 3) the Special Coverage that includes benefits for catastrophic conditions, expensive procedures and specialized diagnostic tests.

2.	The INSURER may not modify, change, limit, reduce, or otherwise alter said benefits nor the agreed terms and conditions for their delivery without the express written consent of the ADMINISTRATION.

3.	The coverage for Medicare beneficiaries is established as follows:
(a)	Beneficiaries with Part A of Medicare — the INSURER will pay for all services not included in Part A of Medicare and included in the contract herein. The INSURER will not pay the applicable Part A deductibles and coinsurance.

(b)	Beneficiaries with Part A and Part B of Medicare- the INSURER will pay for prescription drugs prescribed by PCP and dental coverage. The INSURER will not cover the payment of the applicable Part A deductibles and coinsurance, but will cover the payment of the applicable Part B deductible and co-insurance.

(c)	Access to services contemplated herein will be through a selected HCO. Beneficiaries with Part A can select from the Medicare’s providers list, in which case the benefits under this contract would not be covered.
4.	The Medicare beneficiary can select a Part A provider from the Medicare Part A providers list, but has to select a HCO for Part B services for beneficiaries with Part B services or Part B equivalent services for beneficiaries without Part B of Medicare.
ARTICLE XXIV
THIRD PARTY LIABILITY
A beneficiary with a Medicaid coverage for services covered under Medicaid for which Medicare is liable for payment as the primary payer, the INSURER shall determine liability as a secondary payer (assuming there are no other third parties liable for payment for the services) as follows:
If the total amount of Medicare’s established liability for the services is:
1.	Equal to or greater that the negotiated contract rate between the INSURER and the provider for the services minus any Medicaid cost sharing requirements, the provider is not entitled to, and the INSURER shall not pay, any additional amounts for the services.

2.	Less than the negotiated contract rate between the INSURER and the provider for the services, minus any Medicaid cost sharing requirements, the provider is entitled to, and the INSURER shall pay an amount which is the lesser of:

(a)	The Medicaid cost sharing (deductibles and coinsurance) payment amount for which the Medicaid recipient is responsible under Medicare, or

(b)	An amount which represents the difference between (1) the negotiated contract rate between the INSURER and the provider for the service minus any Medicaid cost sharing requirements and (ii) the established Medicare liability for the services.
ARTICLE XXV
CONVERSION CLAUSE
1.	If during the term of this contract, the insurance coverage for a beneficiary terminates because the beneficiary ceases to be eligible and is disenrolled, such person has the right to receive a direct payment policy from INSURER without submitting evidence of eligibility. The direct payment policy will be issued by the INSURER without taking into consideration pre-existing conditions or waiting periods. The written request for a direct payment policy must be made, and the first premium submitted to INSURER on or before thirty-one (31) days after the date of disenrollment, bearing in mind that:
a)	The direct payment policy should be an option of such person, through any of the means which at that date INSURER has currently made available according to the age and benefits requested. It will be subject to the terms and conditions of the direct payment policy.

b)	The premium for the direct payment policy will be in accordance with the rate then in effect at INSURER, applicable to the form and benefits of the direct payment policy, in accordance with the risk category the person falls in at the moment, and the age reached on the effective date of the direct payment policy. The health condition at the moment of conversion will have no bearing in the eligibility nor will it be an acceptable base for the risk classification.

c)	The direct payment policy should also provide for coverage to any other individual, if these were considered eligible beneficiaries at the termination date of the health insurance under this contract. Under option by INSURER, a separate direct payment policy may be issued to cover the other individuals who formerly were eligible beneficiaries.

d)	The direct payment policy will be effective upon termination of coverage under the health insurance contracted.

e)	INSURER will not be obligated to issue a direct payment policy covering a person who has the right to receive similar services provided by any insurance coverage or under the Medicare Program of the Federal Social Security legislation, as subsequently amended, if such benefits, jointly provided under the direct payment policy, result in an excess of coverage (over insurance), according to the standards of the INSURER.
2.	When coverage under this contract terminates due to the expiration of its term, all persons formerly considered eligible beneficiaries, who have been insured for a period of three (3) years prior to the termination date, will be eligible for a INSURER direct payment policy, subject to the conditions and limitations stipulated in clause 1 of this section.

3.	Subject to the conditions and limitations stipulated in clause 1 of this section, the conversion privilege will be granted:
a)	to all eligible beneficiaries whose coverage under the health insurance contracted is terminated because they cease to be eligible beneficiaries and are disenrolled.

b)	to any eligible beneficiary whose coverage under the health insurance contracted ceases because he no longer qualifies as an eligible beneficiary, regardless of the fact that the principal subscriber and/or any other eligible beneficiary continues covered by said health insurance coverage under this contract.
4.	In case an eligible beneficiary under this contract suffers a loss covered by the direct payment policy, described in clause 1 of this section, during the period he/she would have qualified for a direct payment policy and before the said direct payment policy is in effect, the benefits which he/she would have a right to collect under such direct payment policy will be paid as a claim under the direct payment policy, subject to having requested the direct payment policy and the payment of the first premium.

5.	If any eligible beneficiary under this contract subsequently acquires the right to obtain a direct payment policy, under the terms and conditions of the INSURER’s policies without providing evidence of qualifications for such insurance, subject to the request and payment of the first premium during the period specified in the policy; and if this person is not notified of the existence of this right, at least fifteen (15) days prior to the expiration of such period, such person will be granted an additional period during which time he/she can claim his/her right, none of the above implying the continuation of a policy for a period longer than stipulated in said policy. The additional period will expire fifteen (15) days after the person is notified, but in no case will it be extended beyond sixty (60) days after the expiration date of the policy. Written notification handed to the person or mailed to the last known address of the person, as acknowledged by the policy holder, will be considered as notification, for the purposes of this paragraph. If an additional period is granted for the right of conversion as hereby provided, and if the written application for direct payment, enclosed with the first premium payment, is made during the additional period, the effective date of the direct payment policy will be the termination of the health insurance coverage under this contract.

6.	Subject to the other conditions expressed before, the eligible beneficiaries will have the right to conversion, up to one of the following dates:
a)	date of termination of his/her eligibility under this contract; or

b)	termination date of this contract; or

c)	date of amendment of this contract, if said amendment in any way eliminates the beneficiaries’ eligibility.
ARTICLE XXVI
TRANSACTIONS WITH THE INSURER
1.	All transactions between the ADMINISTRATION and the INSURER shall be handled according to the terms and conditions set forth in this contract.

2.	The INSURER shall appoint a person that shall be responsible for all transactions with the ADMINISTRATION.

3.	All eligibility transactions shall be coordinated on a daily basis.
ARTICLE XXVII
NON-CANCELLATION CLAUSE
The INSURER may not cancel this contract, or make modifications to it for any reason, or otherwise change, restrict or reduce the insurance or the benefits, except for non-payment of premiums.
ARTICLE XXVIII
APPLICABLE LAW
This contract, the submitted by the INSURER, this contract and/or any other document or provision incorporated to it by reference, shall be interpreted and construed according to the laws of the Commonwealth of Puerto Rico. If any controversy may arise regarding the interpretation or performance of this contract, the parties voluntary submit for its resolution to the jurisdiction of the Commonwealth of Puerto Rico, San Juan.
ARTICLE XXIX
EFFECTIVE DATE AND TERM
1.	This contract shall be in effect from November 1st, 2006 until June 30, 2008.

2.	This contract may not be assigned, transferred or pledged by the INSURER without the express written consent of the ADMINISTRATION.

3.	This contract may be extended by the ADMINISTRATION, upon acceptance by the INSURER, for any subsequent period of time if deemed in the best interest of the beneficiaries, the ADMINISTRATION, and the Government of Puerto Rico.

4.	If INSURER is found to be out of compliance with provisions of concerning affiliation with debarred or suspended individuals, the ADMINISTRATION may not renew or extend the duration of the existing contract with the INSURER, unless the Secretary (in consultation with the Inspector General of the DHHS) provides to the ADMINISTRATION and to Congress a written statement describing compelling reasons that exist for renewing or extending the contract.
ARTICLE XXX
CONFLICT OF INTEREST
Any officer, director, employee or agent of the ADMINISTRATION, the Government of the Commonwealth of Puerto Rico, its municipalities or corporations cannot be part of this contract or derive any economic benefit that may arise from its execution.
ARTICLE XXXI
INCOME TAXES
The INSURER certifies and guarantees that at the time of execution of this contract, 1) it is a corporation duly authorized to conduct business in Puerto Rico and that has filed income tax returns for the previous five (5) years; 2) that it complied with and paid unemployment insurance tax, disability insurance tax (Law 139), social security for drivers (“seguro social choferil”), if applicable); 3) filed

State Department reports, during the five (5) years preceding this contract and 4) that it does not owe any kind of taxes to the Commonwealth of Puerto Rico.
ARTICLE XXXII
ADVANCE DIRECTIVES
The INSURER agrees to enforce and require compliance by all applicable participating providers with 42 CFR 489.100 – 489.104, relating to maintaining written policies and procedures regarding advance directives as established under Law No.160 of November 17, 2001 “Ley de declaración previa de voluntad sobre tratamiento médico en caso de sufrir una condición de salud terminal o de estado vegetativo persistente.”
INSURER shall include in its contracts with participating providers the PCP’s acknowledges its obligation under Law No. 160 to inform and distribute written information to adult individuals concerning instructions on advance directives, any limitations on implementing advance directives due to creed or belief, the right to file complaints for non-compliance with these requirements, as well as the continuous duty to provide written information of any changes in Commonwealth law as it pertains to advance directives, not later than ninety (90) days after the effective date of such change.
ARTICLE XXXIII
OWNERSHIP AND THIRD PARTY TRANSACTIONS
The INSURER shall report ownership, control interest, and related information to the ADMINISTRATION, and upon request, to the Secretary of the Department of Health and Human Services, the Inspector General of the Department of Health and Human Services, and the Comptroller General of the United States, in accordance with the Federal Social Security Act.
INSURER must notify and disclose information to the ADMINISTRATION of any other special financial arrangements and business transactions existing between INSURER and a party of interest.
ARTICLE XXXIV
MODIFICATION OF CONTRACT
If the ADMINISTRATION finds that, because of amendments to Law 72 of September 7, 1993, or by reason of budget reductions, or subsequent Federal or local legislative changes that affect this contract, or because of any reasons deemed by the ADMINISTRATION to be in the best interest of the Government of Puerto Rico in carrying out the provisions of Law 72 of September 7, 1993, or in order to perform experiments and demonstration projects pursuant to legislative enactment, modification of this contract is necessary, the ADMINISTRATION may modify any of the requirements, terms and conditions, functions, part thereof or any other services to be performed by the INSURER. Prior to any such modification, the ADMINISTRATION shall afford the INSURER an opportunity to consult and participate in planning for adjustments which might be necessary and thereafter provide the INSURER written notice that the modification is to be made within ninety (90) days after a date specified in the notice. Said modifications will take place after consultation and cost evaluation, if applicable with the INSURER.

If there are changes that materially affect the INSURER as a result of approval of new laws or program modifications, the parties agree that they will evaluate the same to determine if changes in the premium paid need to be agreed to, subject however to availability of funds.
ARTICLE XXXV
TERMINATION OF AGREEMENT
FOR NON-COMPLIANCE
1.	In the event that there is non-compliance by the INSURER with any specific clause of this contract or has failed to meet applicable requirements of section 1932 and 1903 (m) of Social Security Act, the ADMINISTRATION will notify the INSURER in writing, indicating the non compliance. The INSURER will be granted the opportunity to present and discuss its position regarding the issue within fifteen (15) days from the date of the notification. After considering the allegations presented by the INSURER following adequate hearing and the opportunity to present all necessary evidence in support of its position, and the ADMINISTRATION formally determines that there is a non-compliance, at the discretion of the ADMINISTRATION, this contract may be cancelled by giving thirty (30) days prior written notice before the effective date of cancellation.

2.	If the INSURER were to be declared insolvent, files for bankruptcy or is placed under liquidation, the ADMINISTRATION shall have the option to cancel and immediately terminate this contract. In the event of this happening, the INSURER assures that the enrollee will not be liable for:
-for INSURER’s, debts, in the event of the entity’s insolvency.

-for the covered services provided to the enrollee, for which the Administration does not pay the INSURER or its contracted HCO’s and participating providers.

-for the covered services provided to the enrollee, for which the Administration, or the INSURER does not pay the individual or health care provider that furnishes the services under a contractual, referral, or other arrangement.

-liable for payments for covered services furnished under a contract, referral, or other arrangement, to the extent that those payments are in excess of the amount that the enrollee would owe if INSURER provided the services directly, and also INSURER must cover continuation of services to enrollees for duration of period for which payment has been made, as well as for inpatient admissions up until discharge, if applicable.

In the event that this contract is terminated, the INSURER shall promptly provide the ADMINISTRATION all necessary information for the reimbursement of any pending and outstanding Claims. The INSURER hereby recognizes that in the event of termination under this Article it shall be bound to provide reasonable cooperation to the ADMINISTRATION beyond the date of termination in order to properly effect the transition to the new INSURER taking over the region covered by this Contract. This obligation to reasonably cooperate shall survive the date of said effective termination provided, at the ADMINISTRATION’ discretion.

The INSURER agrees and recognizes that in the event there are no sufficient enough funds designated for the payment of premium, the ADMINISTRATION reserves the right to terminate this contract, effective ninety (90) days after prior written notification.

ARTICLE XXXVI
PHASE-OUT CLAUSE
1.	In the event that the contract is terminated, the INSURER will continue to provide services for a reasonable term to guarantee the continuance of services until the ADMINISTRATION has made adequate arrangements to continue the rendering of health care benefits to beneficiaries in the areas affected by the termination. The duration of such transition term will not exceed sixty (60) days. Adjustments in the PMPM during the transition term shall not be borne or agreed upon by the ADMINISTRATION, in the event of a termination based on default or breach of contract by the INSURER.

2.	Upon the expiration or termination of a contract, the INSURER is responsible to provide will provide the ADMINISTRATION all historical/utilization data of services rendered to beneficiaries in the area/region in formats specified/agreed with the ADMINISTRATION, the information and any reports as required by ADMINISTRATION.

3.	Any INSURER phasing out of a Health Region will guarantee payment for services rendered to beneficiaries under the previous contract. The ADMINISTRATION shall retain determined amount of premium payment of INSURER’s Health Region Contract to cover the amount owed.

4.	The INSURER acknowledges that it will collaborate with the ADMINISTRATION efforts in any health regions or geographic area in transition processes.

5.	If in the best interest of the beneficiaries or the Commonwealth of Puerto Rico the ADMINISTRATION terminates any new or demostrative project, the INSURER will assume responsibility for the geographic areas (municipalities/regions) managed by any health organization in accordance with the contracted premium.

6.	If in the best interest of the beneficiaries or the Commonwealth of Puerto Rico the ADMINISTRATION will develop and implement any new projects. In this instance, the INSURER will assist in the transition process after ninety (90) days of a written notification and payments of premiums will be adjusted accordingly.

7.	In the event the ADMINISTRATION determines to exercise the option to terminate this contract, on in the event the contract term expires without the parties reaching an agreement, or either, the INSURER determines not to continue its participation under the health plan, a two (2) months transition period will be guaranteed by the INSURER, which will commence after the effective date of termination, or contract expiration date or the non-renewal notification date to the ADMINISTRATION, as applicable with the corresponding payment by the ADMINISTRATION to INSURER of premiums for said transition period.

8.	In Area/Regions where transitions are occurring, it will be the responsibility of the departing INSURER to guarantee payment for all medical services previously authorized under the benefit coverage contracted with the INSURER, these services included, but is not limited to, in patient services, medications for 30 calendar days, or any other services authorized by PCP, HCO or INSURER.

ARTICLE XXXVII
THIRD PARTY DISCLAIMER
None of the obligations, covenants, duties, and responsibilities incurred or assumed under the present Contract, and the representations, by either: (i) the INSURER towards the ADMINISTRATION and any governmental agencies, or (ii) the ADMINISTRATION towards the INSURER, shall be deemed as the assumption by the INSURER or the ADMINISTRATION, as the case might be, of any legal liability or responsibility towards a third party in the event that a negligent or intentional injury, malpractice, damage or wrongdoing, or any harm whatsoever is incurred by or caused by the HCO’s, the HCO’s network of participating providers and/or the INSURER’s participating providers.
ARTICLE XXXVIII
PENALTIES AND SANCTIONS CLAUSES
1.	In the event that INSURER does not comply with any of its obligations related to this contract, that included, but is not limited, to the following acts or fails:
•	Fails substantially to provide medically necessary services that the INSURER is required to provide, under law or under this contract, to an enrollee covered under this contract.

•	Imposes on enrollees premiums or charges that are in excess of the premiums or charges permitted under this contract.

•	Acts to discriminate among enrollees on the basis of their health status or need for health care services.

•	Misrepresents or falsifies information that it furnishers to CMS or to the ADMINISTRATION.

•	Misrepresents or falsifies information that furnishes to an enrollee, potential enrollee, or health care provider.

•	Fails to comply with the requirements for physician incentive plans, as set forth (for Medicare) in 42 CFR 422.208 and 422.210.

•	Has distributed directly, or indirectly through any agent or independent contractor, marketing materials that have not been approved by the State or that contain false or materially misleading information.

•	Has violated any of the other applicable requirements of sections 1903(m) or 1932 of the Act and any implementing regulations.

•	Has violated any of the other applicable requirements of sections 1932 or 1905 (t)(3) of the Social Security Act and any implementing regulations.
The ADMINISTRATION may: (1) Retain one monthly premium payable for each month in default,: (2) Impose a monetary penalty between five hundred dollars ($500.00) to a maximum of one hundred thousand dollars ($100,000.00) for each violation; (3) Impose any other economic sanction or remedy establish by in any other law of Puerto Rico and (4) terminate or cancelled this contract.

2.	The ADMINISTRATION may impose the following intermediates sanctions:
•	Civil monetary penalties in the following specified amounts:
▪	A maximum of $25,000 for each determination of failure to provide services; misrepresentation or false statements to enrollees, potential enrollees or health care providers; failure to comply with physician incentive plan requirements; or marketing violations.

▪	A maximum of $100,000 for each determination of discrimination; or misrepresentation or false statements to CMS or the ADMINISTRATION.

▪	A maximum of $15,000 for each recipient the ADMINISTRATION determines was not enrolled because of a discriminatory practice (subject to the $100,000 overall limit above).

▪	A maximum of $25,000 or double the amount of the excess charges, (whichever is greater) for charging charges in excess of the amounts permitted under the Medicaid program. The ADMINISTRATION must deduct from the penalty the amount of overcharge and return it to the affected enrollee(s).
•	Appointment of temporary management for an INSURER as provided in 42 CFR 438.706.

•	Granting enrollees the right to terminate enrollment without cause and notifying the affected enrollees of their right to disenroll.

•	Suspension of all new enrollments, including default enrollment, after the effective date of the sanction.

•	Suspension of payment for recipients enrolled after the effective date of the sanction and until CMS or the ADMINISTRATION is satisfied that the reason for imposition for the sanction no longer exists and is not likely to recur.
3.	If the INSURER owes money to the ADMINISTRATION as a result of the imposition of penalties, failure of payment to providers, excess premiums paid or any other reason, the ADMINISTRATION may withhold such amount from any payments due related to the same contract or any other contracts between the parties.

4.	In addition to the penalties mention in Sections 1 and 2, the ADMINISTRATION may impose sanctions and civil monetary penalties in accordance with, 42CFR 438.706 (Special rules for temporary management), 42CFR 438.708 (Termination of an INSURER contract) and, 42CFR 438.730 (Sanction by CMS: Special rules for INSURER).
ARTICLE XXXIX
PROCEDURE FOR IMPOSITION OF ANY SANCTIONS
OR FOR THE TERMINATION OF THE CONTRACT
The INSURER will have the right to present and discuss its position regarding the ADMINISTRATION’S finding within fifthteen (15) days from the receipt of the notification. After such period expires, the Administration shall issue its decision regarding the sanctions which could be as follows: (i) letting the initial determination stand; (ii) modify the sanction; or (iii) eliminate the sanction if the INSURER has taken affirmative corrective actions. Upon notifying the INSURER of the final decision, if INSURER is in disagreement, INSURER shall have fifthteen (15) days to request a hearing before the ADMINISTRATION. Upon the expiration of the fifthteen (15) days without invoking a formal hearing, or after the celebration of a hearing, and issuance of findings and recommendations of the hearing examiner, the decision will then become final, subject to the appeal process provided in Law No. 72 of September 7, 1993, as amended.

If the violation for which the penalty is notified involves the failure of INSURER to comply with monetary obligations toward its providers of health services under the Contract, other than for causes explicitly contemplated in their contracts, then the ADMINISTRATION may, at its sole discretion, at the same time the notification is given, or any time thereafter, retain from any payments owed to INSURER the amount in dispute until the decision on such debt becomes final. If the violation is confirmed, the funds retained shall be withheld until INSURER makes the required payment to the claimant, or the funds are used to pay the debt.
The ADMINISTRATION may impose temporary management only if it finds that the INSURER has egregiously or repeatedly engaged in any practice that places in substantial risk the health of enrollees; or engages in behavior contrary to any requirements of sections 1903(m) and 1932 of Title XIX of the Social Security, or there is a need to assure the health and safety of enrollees during an orderly termination, reorganization of the INSURER, or while improvements are being made to correct violations. The ADMINISTRATION may not delay imposition of temporary management to provide a hearing before imposing this sanction. The temporary management may not be removed until the INSURER assures the ADMINISTRATION that the violations will not recur.
Notwithstanding the provisions set forth in this Article, the ADMINISTRATION reserves the right to recover damages.
ARTICLE XL
HOLD HARMLESS CLAUSE
1.	The INSURER warrants and agrees to indemnify and save harmless the ADMINISTRATION from and against any loss or expense by reason of any liability imposed by law upon the ADMINISTRATION and from and against claims against the ADMINISTRATION for damages because of bodily injuries, including death, at any time resulting there from, accidents sustained by any person or persons on account of damage to property arising out of or in consequence of the performance of this contract, whether such injuries to persons or damage to property are due or claimed to be due to any negligence of the INSURER, the INSURER’s participating providers, the HCO’s, the HCO’s network of participating providers, their agents, servants, or employees or of any other person.

2.	The INSURER warrants and agrees to purchase insurance coverage to include Contractual Liability Coverage incorporating the obligations herein assumed by the INSURER with limits of liability which shall not be less than one (1) million dollars, with said insurance coverage providing for the INSURER’s obligation and the insurance company of INSURER to defend and appear on behalf of the ADMINISTRATION in any and all claims or suits which may be brought against the ADMINISTRATION on account of the obligations herein assumed by the INSURER.
ARTICLE XLI
CENTERS FOR MEDICARE AND MEDICAID SERVICES CONTRACT
REQUIREMENTS
The ADMINISTRATION and INSURER agree and recognize that guidance and directives from the Centers for Medicare and Medicaid Services (CMS) are incorporated in contracts subject to its approval, such as the present one, and that they constitute binding obligations on the part of the INSURER.

INSURER agrees to comply with all applicable Federal and State Laws and regulations, including Title IV of the Civil Rights Act of 1964; Title IX of the Educations Amendments Act of 1972; the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; the American Disabilities Act; applicable standards, orders or requirements issued under section 306 of the Clean Air Act (42 USC 1857 (h)); § 508 of the Clean Water Act (33 USC 1368); Executive Order 11738; Environmental Protection Agency regulations (40 CFR part 15); Equal Employment Opportunity Act provisions; the Byrd Anti-lobbying Amendments, and mandatory standards and policies relating to energy efficiency which are contained in the State energy conservation plan issued in compliance with the Energy Policy and Conservation Act (Pub. L. 94-165.)
INSURER shall comply with reporting patent rights under any contract involving research, developmental, experimental or demonstration work with respect to any discovery or invention rights of the federal government and the recipient in any resulting invention which arises or is developed in the course of, or under such contract and of the Commonwealth’s requirements and regulations pertaining to copyrights and rights in data.
The ADMINISTRATION and INSURER agree to comply with the ADMINISTRATION’s newly adopted managed care rules and directives, as set forth under this Contract.
INSURER acknowledges that no federal funds under this contract have been used for lobbying activities.
ARTICLE XLII
FORCE MAJEURE
Whenever a period of time is herein prescribed for action to be taken by the INSURER, the INSURER shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, terrorism, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of the INSURER.
ARTICLE XLIII
FEDERAL GOVERNMENT APPROVAL
1.	Inasmuch as it is a requirement that the Centers for Medicare and Medicaid Services (CMS) approves this contract in order to authorize the use of federal funds to finance the health insurance contracted for federally qualified population the same may be subject to modifications in order to incorporate or modify the terms and conditions of this contract.

2.	Any provision of this contract which is in conflict with any Federal Laws, Federal Medicaid Statutes, Health Insurance Portability and Accountability Act, Federal Regulations, or CMS policy guidance as applicable, is hereby amended to conform to the provisions of those laws, regulations, and Federal policy. Such amendment of the contract will be effective on the effective date of the statutes or regulations necessitating it, and will be binding on the parties even though such amendment may not have been reduced to writing and formally agreed upon and executed by the parties.

ARTICLE XLIV
ACKNOWLEDGMENT AS TO AS INSURER
All responsibilities, obligations, assurances and representations, made, taken an assumed by the Insurer under this contract will be fully, solely, and entirely assumed by the Insurer. Notwithstanding, the Administration acknowledges that Triple-C will carry out the responsibilities as to the administration and operational management of the Health Insurance subject of this contract and that its officers are authorized to represent Triple-S, Inc., in matters related to be carried out.
ARTICLE XLV
ENTIRE AGREEMENT
The parties agree that they accept, consent and promise to abide by each and every one of the clauses contained in this contract and that the contract contains the entire agreement between the parties. In order to acknowledge so, they initial the margin of each of the pages and affix below their respective signatures, in San Juan, Puerto Rico.

/s/ Minerva Rivera	7/16/07

MINERVA RIVERA GONZÁLEZ, ESQ.	Date of Signature
Executive Director	(month/day/year)
Puerto Rico Health Insurance Administration

/s/ Socorro Rivas	7/13/07

SOCORRO RIVAS	Date of Signature
Chief Executive Director	(month/day/year)
Triple S, Inc.

/s/ Luis A. Marini	7/12/07

LUIS A. MARINI, DMD	Date of Signature
Chief Executive Officer	(month/day/year)
Triple-C, Inc.

PUERTO RICO HEALTH INSURANCE ADMINISTRATION
GOVERNMENT HEALTH INSURANCE PLAN (GHIP)
COVERAGE
     The proposed Health Insurance will have a wide coverage with minimal exclusions. There will not be exclusions or limitations for pre-existing conditions nor a waiting period when coverage is granted to the beneficiary. The beneficiary’s eligibility date will determine the contracted benefit coverage even if the required treatment or procedure has already been recommended previous to said date.
Table of Contents

PREVENTIVE SERVICES	94
DENTAL SERVICES	95
DIAGNOSTIC TEST SERVICES	95
AMBULATORY REHABILITATION SERVICES	95
MEDICAL AND SURGICAL SERVICES	96
AMBULANCE SERVICES	96
MATERNITY SERVICES	97
EMERGENCY ROOM SERVICES	97
HOSPITALIZATION SERVICES	98
MENTAL HEALTH SERVICES	99
MENTAL HEALTH HOSPITALIZATION	99
PHARMACY SERVICES	99
BASIC COVERAGE EXCLUSIONS	100
SPECIAL COVERAGE	102
SPECIAL COVERAGE EXCLUSIONS	104
MEDICARE COVERAGE	104
CO-PAYS & CO-INSURANCE	105

PREVENTIVE SERVICES

▪	Vaccines – Provided by the Puerto Rico Health Department (PRHD). The GHIP covers the administration of the vaccines according to the schedule established by PRHD.

▪	Healthy Child Care — An annual comprehensive evaluation (1) by a certified health professional. This annual evaluation, complements services for children and young adults provided to the periodicity scheme by “The American Academy of Pediatrics” and Title XIX (EPSDT).

▪	Eye exam.

▪	Hearing exam, including hearing screening for newborns previous to leaving nursery.

▪	Evaluation and nutritional screening.

▪	Laboratories and all exams and diagnostic tests according to age, sex and beneficiary’s health condition.

▪	Prostate and gynecological cancer screening according to accepted medical practice, including Papanicolaou, mammograms and P.S.A. tests when medically necessary and according to the beneficiary’s age.

▪	Puerto Rico’s public policy establishes the age of 40 as the starting point for mammograms and breast cancer screening.

▪	Sigmoidoscopy and colonoscopy for colon cancer detection in adults 50 years and over, classified in risk groups according to the accepted medical practices.

▪	Healthy child care for the first 2 years of life.

▪	Nutritional, oral and physical health education.

▪	Reproductive health counseling (family planning). The Health Care Organizations will insure access to contraceptive methods which will be provided (“at your disposal”) by the Health Department.

▪	Syringes for home medicine administration.

▪	Health Certificates that are covered under the Government Health Insurance Plan (Any other Health Certificates is excluded)

✓	Health Certificates that include VDRL and tuberculin (TB) tests. The certificate must posses the seal of the Health Department and will be provided by a credited Health Care Organization, up to $5.00.

✓	Any certification for the GHIP beneficiaries related to eligibility for the Medicaid Program (i.e. Medication History) will be provided to the beneficiary at no charge.

✓	Any deductibles applicable for necessary procedures and laboratory testing related to the emission of a Health Certificate will be the beneficiary’s responsibility.

▪	Annual physical exam and follow up to diabetic patients according to the diabetic patient treatment guide and Health Department protocols.

DENTAL SERVICES

▪	Preventive (children)

▪	Preventive (adults)

▪	Restorative

Covered dental services will be identified using the published codes of the American Dental Association (ADA) for procedures established by ASES.

▪	One comprehensive oral exam.

▪	One periodical exam every six months.

▪	One defined problem-limited oral exam.

▪	One full series of intra-oral radiographies, including bite, every three years.

▪	One initial periapical intra-oral radiography.

▪	Up to five additional periapical/intra-oral radiographies per year.

▪	One single film-bite radiography.

▪	One two-film bite radiography per year.

▪	One panoramic radiography every three years.

▪	One adult cleanse every six months.

▪	One child cleanse every six months.

▪	One topical fluoride application every six month for beneficiaries under 19 years.

▪	Fissure sealants for life for beneficiaries up to 14 years old inclusive. Includes decidual molars up to 8 years old when clinically necessary because of cavity tendencies.

▪	Amalgam restoration.

▪	Resin restorations.

▪	Root canal.

▪	Palliative treatment

▪	Oral surgery
DIAGNOSTIC TEST SERVICES

▪	Hi-tech Lab

▪	Clinical Laboratories

▪	X Rays

▪	Special Diagnostic Tests

▪	Clinical laboratories, including but not limited to, any laboratory order for disease diagnostic purposes even if the final diagnosis is an excluded condition or disease.

▪	X Rays

▪	Electrocardiograms

▪	Radiotherapy

▪	Pathology

▪	Arterial gases and pulmonary function test

▪	Electroencephalograms
AMBULATORY REHABILITATION SERVICES

▪	A minimum of 15 physical therapy treatments per beneficiary condition per year when indicated by an orthopedist or physiatrist.

▪	Occupational therapy, without limitations.

▪	Speech therapy, without limitations.

MEDICAL AND SURGICAL SERVICES

▪	Primary care provider visits, including primary care physicians and nursing services.

▪	Specialist treatment, once referred by the selected primary care physician.

▪	Sub-specialist treatment, once referred by the selected primary care physician.

▪	Physician home visits when medically necessary.

▪	Respiratory therapy, without limitations.

▪	Anesthesia services.

▪	Radiology services.

▪	Pathology services.

▪	Surgery.

▪	Ambulatory surgery facility use.

▪	Diagnostic services for cases that present learning disorder symptoms.

▪	Practical nurse services.

▪	Voluntary sterilization to men and women of appropriate age previously informed about medical procedure implications. The physician must evidence patient’s written consent.

▪	Public Health nursing services.

▪	Prosthetics: Includes supply of all body extremities including therapeutic ocular prosthetics, segmental instrument tray and spine fusion in scoliosis and vertebral surgery.

▪	Ostomy equipment for ambulatory level ostomized patients.

▪	Blood. Plasma and it’s derivates, without limitations, including authologal and irradiated blood: monoclonal factor IX with a certified hematologist previous authorization; intermediate purity concentrated ant hemophilic factor (Factor VIII); monoclonal type antihemophilic factor with a certified hematologist previous authorization; activated protrombine complex (Autoflex and Feibawith a certified hematologist previous authorization.

▪	Services to patients with chronic renal disease in the first two levels/ (Levels 3 to 5 are included in the Special Coverage.)
The following is a description of chronic renal disease stages1:
Level 1- GFR (Glomerular Filtration – ml/min. per 1.73m2 per corporal area surface) over 90, could be slight damage when protein is present in the urine.
Level 2- GFR between 60 and 89, a slight decrease in kidney function. When glomerular filtration decreases under <60 ml/min per 1.73m2 patient must be referred to nephrologist for proper management. This patient will become part of the Special Coverage.
AMBULANCE SERVICES

▪	Maritime, aerial and ground transportation will be covered in emergency cases[2] within the territorial limits of Puerto Rico. These services do not require pre-authorization or pre-certification.

[1]	Taken from the National Kidney Foundation, Kidney Disease Outcomes Quality Initiative

[2]	The definition of emergency includes transportation for patients that, due to their medical condition, cannot travel in other vehicles. This includes dialysis patients to receive treatment and other in similar circumstances, as determined by the insurer.

MATERNITY SERVICES

▪	Women will have the right to freely choose an OBGYN among the MCO’s Providers Network, subject to final coordination with said provider. Differential diagnostic interventions up to the confirmation of pregnancy diagnostic are not part of this coverage. Any procedure after confirmation of pregnancy diagnostic will be at the MCO’s risk.

▪	Pre-natal services

▪	Medical services, during and post-partum.

▪	Physician and nurse obstetrical services during normal delivery, cesarean and any other complication that may occur.

▪	Maternity or secondary to pregnancy to conditions hospitalization, when medically recommended. The selected Insurance Company has to make sure that at least a 48 hour hospitalization is given to the mother and the newborn in case of a vaginal delivery and a 96 hour hospitalization in case of a cesarean.

▪	Anesthesia.

▪	Incubator use, without limitations.

▪	Fetal monitoring services during hospitalization only.

▪	Nursery room routine care for newborns.

▪	Circumcision and dilatation services for newborn babies.

▪	Tertiary facilities newborn transport.

▪	Pediatrician assistance during cesarean or high risk delivery.
EMERGENCY ROOM SERVICES

▪	Emergency Room Visits

▪	Trauma

▪	Pre-authorization or pre-certification will not be required to access these services.

▪	Emergency room and operation room use.

▪	Medical attention.

▪	Routine and necessary services in emergency room.

▪	Respiratory therapy, without limitations.

▪	Specialist and sub-specialist treatment when required by the emergency room physician.

▪	Anesthesia.

▪	Surgical material.

▪	Laboratory tests.

▪	X Rays.

▪	Drugs, medicine and intravenous solutions to be used in the emergency room.

▪	Blood. Plasma and it’s derivates, without limitations, including authologal and irradiated blood: monoclonal factor IX with a certified hematologist previous authorization; intermediate purity concentrated ant hemophilic factor (Factor VIII); monoclonal type antihemophilic factor with a certified hematologist previous authorization; activated protrombine complex (Autoflex and Feibawith a certified hematologist previous authorization.

HOSPITALIZATION SERVICES

▪	Hospitalizations

▪	Nursery

▪	Semi — private room bed available 24 hours a day, every day of the year.

▪	Isolation room for medical reasons.

▪	Food, including specialized nutrition services.

▪	Regular nursing services.

▪	Specialized room use, such as, operation, surgical, recovery, treatment and maternity without limitations.

▪	Drugs, medicine and contrast agents, without limitations.

▪	Materials, such as, bandages, gaze, plaster or any other therapeutic or healing material.
▪	Therapeutic and maintenance care services, including the use of the necessary equipment to offer the service.

▪	Specialized diagnostic tests, such as, electrocardiograms, electroencephalograms, arterial gases and other specialized tests available at the hospital and are necessary during beneficiary’s hospitalization.

▪	Supply of oxygen, anesthetics and other gases including administration.

▪	Respiratory therapy, without limitations.

▪	Rehabilitation services while patient is hospitalized, including physical, occupational and speech therapy.

▪	Ambulatory surgery facility use.

▪	Blood. Plasma and it’s derivates, without limitations, including authologal and irradiated blood: monoclonal factor IX with a certified hematologist previous authorization; intermediate purity concentrated ant hemophilic factor (Factor VIII); monoclonal type antihemophilic factor with a certified hematologist previous authorization; activated protrombine complex (Autoflex and Feibawith a certified hematologist previous authorization.

MENTAL HEALTH SERVICES

▪	Evaluation, screening and treatment to individuals, couples, families and groups.

▪	Ambulatory services with psychiatrists, psychologists and social workers.

▪	Hospital or ambulatory services for substance and alcohol abuse.

▪	Intensive ambulatory services.

▪	Emergency and crisis intervention services 24 hours a day, seven days a week.

▪	Detox services for beneficiaries intoxicated with illegal substances, suicide attempts or accidental poisoning.

▪	Long lasting injected medicine clinics.

▪	Escort/professional assistance and ambulance services when needed.

▪	Prevention and secondary education services.

▪	Pharmacy coverage and access to medicine in a period not greater than 24 hours.

▪	Medically needed laboratories.

▪	Treatment for ADD diagnosed patients with or without hyperactivity. This includes but is not limited to, neurologist visits and tests related to this diagnosis’s treatment.

▪	Consulting and coordinating with other agencies.
MENTAL HEALTH HOSPITALIZATION

▪	Partial hospitalization services for cases referred by the diagnostic and primary treatment phase psychiatrist according to parity dispositions in Law 408 from October 2, 2000.

▪	Hospitalization for cases that present a mental pathology other than substance abuse when referred by the diagnostic and primary treatment phase psychiatrist according to parity dispositions in Law 408 from October 2, 2000.
PHARMACY SERVICES

▪	Co-pays for prescribed medicine

▪	Drugs included in the Preferred Drug List (PDL).

▪	Drugs included in Master Formulary are covered through the exceptions process.

BASIC COVERAGE EXCLUSIONS

▪	Services to non-eligible patients.

▪	Services for non-covered diseases or trauma.

▪	Services for automotive accidents covered by the Automotive Accident Compensation Administration (ACAA).

▪	Work accidents covered by the State Insurance Law (CFSE).

▪	Services covered by any other insurance or entity with primary responsibility (“third party liability”).

▪	Special nurse services for beneficiaries’ comfort when not medically necessary.

▪	Hospitalizations for ambulatory services.

▪	Patient hospitalization for diagnostic purposes solely.

▪	Expenses for personal comfort material or services, such as, telephone, television, admission kit, etc.

▪	Services rendered by close family relatives (fathers, sons, brothers, grandparents, grandchildren, spouse, etc.).

▪	Organ transplant.

▪	Laboratories that need to be processed outside Puerto Rico.

▪	Weight control treatment (obesity or weight gain) for esthetic reasons.

▪	Sports Medicine, Music Therapy and Natural Medicine.

▪	Tubeplasty, vasovasectomy and any other procedure to restore procreation ability.

▪	Cosmetic surgery or physical defects correction surgery.

▪	Services, diagnostic testing or treatment ordered or rendered by naturopaths, naturists, chiropractor, iridologist or osteopath.

▪	Mammoplasty or basic breast reconstruction for esthetic purposes only.

▪	Ambulatory use of fetal monitor.

▪	Services, treatments or hospitalizations as a result of a provoked abortion, non-therapeutic or its complications. The following are considered to be provoked abortions (code and description):

✓ 59840 – Induced abortion — dilatation and curettage.

✓ 59841 – Induced abortion — dilatation and expulsion.

✓ 59850 – Induced abortion — intra amniotic injection.

✓ 59851 - Induced abortion — intra amniotic injection.

✓ 59852 - Induced abortion — intra amniotic injection.

✓ 59855 – Induced abortion, by one or more vaginal suppositories (eg, prostaglandin) with or without cervical dilatation (eg, laminar), including hospital admission and visits, fetus birth and secundines.

✓ 59856 - Induced abortion, by one or more vaginal suppositories (eg, prostaglandin) with dilatation and curettage/or evacuation.

✓ 59857 - Induced abortion, by one or more vaginal suppositories (eg, prostaglandin) with hysterectomy (omitted medical expulsion).Any certification for the GHIP beneficiaries related to eligibility for the Medicaid Program (i.e. Medication History) will be provided to the beneficiary at no charge.

▪	Rebetron or any other medication prescribed for Hepatitis C treatment, of which treatment and drugs are excluded from mental and physical health coverage.

▪	Epidural anesthesia services.

▪	Polisomnograpphy study.

▪	Services that are neither reasonable nor necessary according to the accepted medical practice. Norms or services rendered in excess to the normally required for diagnosis, prevention, disease, reatment, injury or organ system dysfunction or pregnancy condition.

▪	Mental health services that are neither reasonable nor necessary according to the medical psychiatric practice accepted norms or services rendered in excess to the normally required for diagnosis, prevention, treatment of a mental health disease.

BASIC COVERAGE EXCLUSIONS

▪	Chronic pain treatment if it is determined that the pain has psychological or psychosomatic origin.

▪	Stop smoking treatment.

▪	Transportation expenses for non-emergency cases. Except when the patient life depends of the transportation. Determination related to this exception is an insurer responsibility.

▪	Educational tests, educational services.

▪	Peritoneal dialysis or hemodialysis services. (Covered under the special coverage.)

▪	New and/or experimental procedures that have not been approved by the Administration to be included in the basic coverage.

▪	Custody services, rest or convalescence once the disease is controlled or in terminal irreversible cases.

▪	Expenses for payments issued by the beneficiary to a participating provider without a contractual boundary with the provider to do so.

▪	Services ordered or rendered by non-participant providers, with the exception of real and verified emergency cases or previous authorization by the health care organization or the insurer.

▪	Neurological and cardiovascular surgery and related services. (Service covered under the special coverage).

▪	Services received outside the territorial limits of the Commonwealth of Puerto Rico.

▪	Expenses incurred for the treatment of conditions, resulting from procedures or benefits not covered under this program. Maintenance prescriptions and required laboratories for the continuity of a stable health condition, as well as any emergencies which could result alter the preferred procedure is covered.

▪	Judicially ordered evaluations for legal purposes.

▪	Psychological/ psychometric and psychiatric tests and evaluations to obtain employment, insurance or administrative/judicial procedure related.

▪	Travel expenses, even when ordered by the primary care physician are excluded.

▪	Eyeglasses, contact lenses and hearing aids.

▪	Acupuncture services.

▪	Rent or purchase of durable medical equipment (DME), wheelchair or any other transportation method for the handicapped, either manual or electric, and any expense for the reparation or alteration of said equipment, except when the patient’s life depends on this service. Determination related to this exception is the insurer’s responsibility.

▪	Sex change procedures.

▪	Treatment services for infertility and/or related to conception by artificial means.

SPECIAL COVERAGE
Benefits provided under this coverage are subject to pre-authorization by the contracted insurer. Beneficiaries will have the right to freely choose the providers of these services, among those in the insurer’s network, pending final coordination with said provider. Differential diagnostic interventions, up to final diagnostics verification are not part of the special coverage. Any procedure posterior to final diagnostic verification will be at the insurer’s risk.
Medications, laboratories, diagnostic tests, and other related procedures specified in this coverage that are necessary for the ambulatory treatment or convalescence care are part of this coverage and do not require pre-authorization of the primary care physician or the Health Care Organization. The Insurance Company must identify the patients included in this coverage for easy access to the contracted services. The Health Care Plan special coverage will be activated when any other special coverage under any other plan that the beneficiary may have reaches it’s limit for services covered under the plan’s coverage.
Benefits under this coverage are:

▪	Coronary and intensive care services, without limits.

▪	Maxillary surgery

▪	Neurosurgical and cardiovascular procedures, including pacemakers, valves and any other instrument or artificial devices.(Pre-authorization required).

▪	Peritoneal dialysis, hemodialysis and related services (Pre-authorization required).

▪	Pathological and clinical laboratories that are require to be sent outside Puerto Rico for processing (Pre-authorization required).

▪	Neonatal intensive care unit services, without limits.

▪	Radioisotope, chemotherapy, radiotherapy and cobalt treatments.

▪	The following procedures and diagnostic tests, when medically necessary (Pre-authorization required):

	✓	Computerized Tomography

	✓	Magnetic resonance test

	✓	Cardiac catheters

	✓	Holter test

	✓	Doppler test

	✓	Stress tests

	✓	Lithotripsy

	✓	Electromyography

	✓	SPECT test

	✓	OPG test

	✓	Impedance Plesthymography

	✓	Other neurological, cerebrovascular and cardiovascular procedures, invasive and noninvasive.

	✓	Nuclear tests

	✓	Diagnostic endoscopies

	✓	Genetic studies

▪	Up to 15 additional physical therapy treatments per beneficiary condition per year when indicated by an orthopedist or physiatrist after insurer pre-authorization.

▪	General anesthesia.

	✓	General anesthesia for dental treatment of special needs children.

▪	Hyperbaric Chamber

▪	Immunosuppressive medicine and laboratories required for maintenance treatment of post-surgical patients of any transplant that insure the stability of the beneficiary’s health, and emergencies that may occur after said surgery.

SPECIAL COVERAGE

▪	Treatment for the following conditions after confirmed laboratory results and established diagnostic:

	✓	HIV Positive factor and/or Acquired Immunodeficiency Syndrome (AIDS) – Ambulatory and hospitalization services are included. No referral or pre-authorization from the Health Care Organization or the primary care physician is required for beneficiary’s visits and treatment at the Health Department’s Regional Immunology Clinics.

	✓	Tuberculosis

	✓	Leprosy

	✓	Lupus

	✓	Cystic Fibrosis

	✓	Cancer

	✓	Hemophilia

	✓	Special needs children, including the prescribed conditions in the Special Needs Children Diagnostic Manual by the Health Department, Health Protection and Promotion auxiliary Secretary, Habilitation Division (“the manual”) which is part of this document, except:

° Asthma and diabetes, which are included in the “Disease Management Program”

° Mental Disorders; and

° Mental Retardation, behavioral manifestations will be managed by mental health providers within the Basic Coverage, with the exception of a catastrophic disease. The Insurance Company must seek the Administration’s authorization for any other special condition not included in the manual for which the primary care physician or medical group solicit special coverage activation. Said request must contain the total economical impact of the inclusion. The Administration will consult with the Health Department and issue a decision which will be binding between the parties.

▪	Scleroderma

▪	Multiple Sclerosis

▪	Services for treatment of conditions resulting from self-inflicted damage or as a result of a felony by a beneficiary or negligence.

▪	Chronic renal disease in levels three (3), four (4) and five (5). (Levels 1 and 2 are included in the Basic Coverage.)
The following is a description of chronic renal disease stages3:
Level 3 – GFR (Glomerular Filtration – ml/min. per 1.73m2 per corporal surface area) between 30 and 59, a moderate decrease in kidney function
Level 4 - GFR between 15 and 29, a severe decrease in kidney function
Level 5 – GFR under 15, renal failure that will probably dialysis or kidney transplant

▪	Required medicine for the ambulatory treatment of Tuberculosis and Leprosy, under the Special Coverage, are included. Required medicine for the ambulatory treatment or hospitalization for AIDS diagnosed beneficiaries or HIV positive beneficiaries are under the special coverage, with the exception of Protease inhibitors which will be provided by PASET.

[3]	Taken from the National Kidney Foundation, Kidney Disease Outcomes Quality Initiative

SPECIAL COVERAGE EXCLUSIONS

▪	Special coverage excludes all those exclusions and limitations under basic coverage that are not expressly included under the special coverage.
MEDICARE COVERAGE
For Part A or Parts A and B eligible beneficiaries, the following factors will be taken into account to determine the offered coverage:

▪	Part A eligible beneficiaries:

	✓	Offer regular GHIP coverage, excluding Part A benefits until they reach their limit. In other words, once Medicare Part A benefits reach its limit GHIPs coverage will be activated.

	✓	Part A deductible will not be included.

	✓	Regular coverage deductible payment will be in accordance to table for payment capacity provided to every GHIP beneficiary.

▪	Parts A and B eligible beneficiaries:

	✓	Offer regular pharmacy and dental GHIP coverage.

	✓	Part A deductible will not be included.

	✓	Part B deductible and co-pay will be included.

CO-PAYS & CO-INSURANCE

	Coverage Code
Service	010	011		012	013	ELA[4]
HOSPITAL
Admission	$0	$3		$5	$15	$50
Nursery	$0	$0		$0	$0	$0
EMERGENCY ROOM (ER)
Emergency Room (ER) Visit	$0	$1		$2	$5	$20
Trauma	$0	$0		$0	$0	$0
AMBULATORY VISITS TO
Primary Care Physician (PCP)	$0	$1		$2	$2	$3
Specialist	$0	$1		$2	$3	$7
Sub-Specialist	$0	$1		$2	$4	$10
Pre-natal services	$0	$0		$0	$0	$0
OTHER SERVICES
High-Tech Laboratories	$0	50	¢	$1	$2	0%
Clinical Laboratories	$0	50	¢	$1	$2	20%
X-Rays	$0	50	¢	$1	$2	20%
Special Diagnostic Tests	$0	$1		$1	$5	40%
Therapy – Physical	$0	$1		$1	$2	$5
Therapy – Occupational	$0	$1		$1	$1	$5
Vaccines	$0	$0		$0	$0	$2
Healthy Child Care	$0	$0		$0	$0	$0
DENTAL
Preventive (Child)	$0	$0		$0	$0	$0
Preventive (Adult)	$0	$1		$2	$3	$3
Restorative	$0	$1		$2	$3	$10
PHARMACY
Generic (except children under 2)	$0	50	¢	$1	$3	$5
Brand (except children under 2)						$10
Generic (Children under 2)	$0	$0		$0	$0	$5
Brand (Children under 2)						$10

[4]	Co-pays and Co-insurance under this column applies only to non-Medically indigent (above 200% poverty level as defined in the PR State Plan) employees of the Commonwealth of PR that, under the provisions of Law 72, elect the GHIP as their health plan. They are commonly referred to as: ELA-PURO.

Appendix B
TRIPLE S, INC.
Geographic Areas:
South West Health Area composed of the municipalities of Guánica, Yauco, Guayanilla, Adjuntas, Peñuelas, Ponce y Jayuya.
North Health Area composed of the municipalities of Vega Baja, Morovis, Ciales, Florida, Manatí, Barceloneta, Arecibo, Utuado, Hatillo, Camuy, Quebradilla y Lares.

Appendix C
TRIPLE S / TRIPLE C, INC.
HEALTH OPTIONS MANAGEMENT
The monthly premiums for all beneficiaries, including all those who are sixty-five (65) years and older who are Medicare beneficiaries Part A or Part A and B those who are sixty-five years and older who are not Medicare recipients is establish below on a per member per month (pmpm) rate; for the period of November 1st, 2006 to June 30, 2007.
Monthly Premiums Rates

Region or Area	Premiums Rates
South West	$72.00

North	$73.76
The aforementioned premium rate constitutes the interim rates for the period beginning July 1st 2007 to June 30, 2008. The final premium rates for this contract period will be negotiated and agreed upon by the parties during the ninety (90) days following contract signing. The interims rates shall be subject to an adjustment in the event there is a difference between the interim rate and the final agreed premium rate.